EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
SOUTHWESTERN ENERGY COMPANY,
as Parent,
MUSTANG ACQUISITION COMPANY, LLC,
as Merger Sub,
GEP HAYNESVILLE, LLC,
as the Company,
and
GEPH UNITHOLDER REP, LLC
solely in its capacity as the Unitholder Representative
Dated as of November 3, 2021

TABLE OF CONTENTS
i

v

LIST OF ANNEXES AND EXHIBITS
ANNEXES
Annex A-1    Leases
Annex A-2    Wells
Annex A-3    Fee Minerals
Annex A-4    Rights-of-Way
Annex A-5    Owned Real Property
Annex A-6    Wells-In-Progress
Annex A-7    Certain Excluded Assets
EXHIBITS
Exhibit A    Illustrative Calculation of Economic Effective Time Working Capital
Exhibit B    Form of Fourth Amended and Restated LLC Agreement of the Company
Exhibit C    Form of Company Closing Certificate
Exhibit D    Form of Registration Rights Agreement
Exhibit E    Form of Resignation Letter
Exhibit F    Form of Termination Agreement
Exhibit G    Form of Parent Closing Certificate
Exhibit H    Form of TSA
Exhibit I    Form of Joint Defense and Common Interest Agreement
Exhibit J    Form of Transition Services Agreement
Exhibit K    Form of Amendment to Cross-Unit Support and Development Agreement

SCHEDULES
Schedule PE    Permitted Encumbrances
Schedule WC    Working Capital
Schedule 1.1    Company Hedge Counterparty
Schedule 7.6    Consents; Preferential Rights
Schedule 7.7    Brokerage Arrangements
Schedule 7.8    Litigation
Schedule 7.9    Compliance with Laws
Schedule 7.10(a)     Historical Financial Statements
Schedule 7.11    Undisclosed Liabilities
Schedule 7.12(b)    Absence of Changes
Schedule 7.12(c)    Absence of Changes
Schedule 7.13    Taxes
Schedule 7.14(a)    Material Contracts
Schedule 7.14(b)    Contractual Obligations
Schedule 7.14(c)    Oral Contracts
Schedule 7.15     Affiliate Arrangements
Schedule 7.17(c)    Environmental Matters
Schedule 7.18    Insurance

Schedule 7.19    Imbalances
Schedule 7.20    Non-Consent Operations
Schedule 7.21    Current Commitments
Schedule 7.22    Suspense Funds
Schedule 7.23    Payout Balances
Schedule 7.24    Delivery of Hydrocarbons
Schedule 7.26    Leases - Non Operating
Schedule 7.28    Equipment
Schedule 7.30    Officers and Bank Accounts
Schedule 7.31(a)    Labor Matters
Schedule 7.32(a)    Employee Benefit Plans
Schedule 7.32(c)    Post-Employment Health or Life Insurance
Schedule 7.32(e)    Acceleration of Employee Benefit Plans
Schedule 7.34(a)    Posted Oil & Gas Asset Credit Support
Schedule 7.34(b)    Oil & Gas Asset Guarantee Liabilities
Schedule 7.37    Hedging
Schedule 7.39    Cybersecurity and Privacy
Schedule 7.41    Specified Matters
Schedule 7.42    Parent Common Stock Restrictive Legend
Schedule 8.4    Parent Third-Party Consents and Approvals
Schedule 9.1(a)    Interim Operations - Affirmative Covenants
Schedule 9.1(b)    Interim Operations - Negative Covenants
Schedule 9.1(b)(i)    Capital Budget
Schedule 9.7    Books and Records
Schedule 9.8    Continuing Employees
Schedule 9.10    Continuing Affiliate Arrangements
Schedule 9.11    Restrictive Legend
Schedule 9.26    Specified Guarantees

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2021 (the “Execution Date”), is by and among GEP Haynesville, LLC, a Delaware limited liability company (the “Company”), Southwestern Energy Company, a Delaware corporation (“Parent”), Mustang Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and GEPH Unitholder Rep, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Holders (as defined herein) (the “Unitholder Representative” and together with the Company, Parent and Merger Sub, the “Parties,” sometimes referred to individually herein as a “Party”).
WHEREAS, each of the managing member of Merger Sub and the Company Board (as defined herein), has (a) determined that this Agreement and the Merger (as defined herein) is advisable and fair to, and in the best interests of, Merger Sub or the Company, as the case may be, and its respective members and (b) approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby and thereby;
WHEREAS, the Parent Board (as defined herein) has (a) determined that this Agreement and the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders and (b) approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby and thereby;
WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, prior to or contemporaneously with the execution and delivery of this Agreement, certain officers of the Company have entered into non-competition agreements with Parent to become effective as of the Closing;
WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of GEPH Operating, LLC, a Delaware limited liability company (“GEPH Operating”), GEPH Properties, LLC, a Delaware limited liability company (“GEPH Properties”), GEPH Corporation, a Delaware corporation (“GEPH Corp”), and DGM Minerals, LLC, a Delaware limited liability company (“DGM”) (such equity interests of GEPH Operating, GEPH Properties, GEPH Corp and DGM, collectively, the “Subsidiary Interests”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.
“Accounting Firm” has the meaning set forth in Section 2.11(c).
“Accrued Taxes” means an amount (which amount shall not be less than zero) equal to the unpaid Taxes of each of the Target Group Members for any Pre-Economic Effective Time Tax Period; provided that the amount of such unpaid Taxes shall be computed (i) in accordance with the past practice of the Target Group Members in preparing their Tax Returns and (ii) without regard to deferred Tax assets and liabilities; provided, further, that (1) for the avoidance of doubt, the term “Accrued Taxes” shall include any payroll Liabilities for Taxes attributable to a Pre-Economic Effective Time Tax Period, the payment or deposit of which has been deferred pursuant to the CARES Act and (2) in the case of any Straddle Period, the amount of Taxes included in Accrued Taxes shall be calculated in accordance with Section 11.4.
“Adjusted Cash Consideration” means, (a) if the Adjustment Amount is a positive number, the Base Cash Consideration, plus the Adjustment Amount, (b) if the Adjustment Amount is a negative number, the Base Cash Consideration, minus the absolute value of the Adjustment Amount, and (c) if the Adjustment Amount is zero, the Base Cash Consideration.
“Adjusted Stock Consideration” means a number of shares of Parent Common Stock equal to (a) the Base Stock Consideration, minus (b) a number of shares of Parent Common Stock equal to (i) the sum of (x) subject to the terms of Section 4.1(d) and Section 4.1(j), the aggregate amount of all finally determined Title Defect Amounts pursuant to Section 4.1(g) or Section 4.1(i) (after application of all finally determined Title Benefit Amounts in accordance with Section 4.1(j)(iii)), plus (y) without duplication of any amounts included in the foregoing clause (x), the aggregate Allocated Value of all Transferred Applicable Full Value Title Defects, plus (z) subject to the terms of Section 5.6, the aggregate amount of all finally determined Environmental Defect Amounts, divided by (ii) the Reference Price.
“Adjustment Amount” means the resulting calculation (which may result in a positive (+) number or negative (–) number) of the amounts set forth in Section 2.9(b)(i) and Section 2.9(b)(ii).
“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.
“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person in question; provided that, notwithstanding the foregoing, (a) the Target Group Members shall be “Affiliates” of Parent as of immediately after Closing, and (b) the “Affiliates” of the Company and the other Target Group Members shall not include any other Person that is a portfolio company of, or a fund or account managed, advised or sub-advised by Blackstone Inc. or any affiliate thereof.
“Affiliate Arrangements” has the meaning set forth in Section 7.14(a).

“Aggregate Excluded Hedge Contract Termination Value” has the meaning set forth in Section 9.13(c).
“Agreement” has the meaning set forth in the Preamble.
“Allocated Value” has the meaning set forth in Section 4.1(c).
“Allocation” has the meaning set forth in Section 11.2.
“Allocation Dispute Resolution Period” has the meaning set forth in Section 11.2.
“Applicable Full Value Title Defect” means a Full Value Title Defect for which (i) an adjustment to the Adjusted Stock Consideration is permissible after application of the Title Deductible Amount and the Title Threshold Amount, and (ii) is not subject to dispute under Section 4.1(i).
“Arbitration Notice” has the meaning set forth in Section 12.1(d).
“Assets” means all of the assets and properties of the Target Group Members, including the Company Oil & Gas Assets, and “Asset” means any such assets or properties.
“Audited Financial Statements” means the Company’s audited consolidated balance sheet as of December 31, 2020 and related consolidated statement of operations, consolidated statement of members’ common equity and consolidated statement of cash flows for the fiscal year ended December 31, 2020, in each case, together with the notes thereto.
“Balance Sheet Date” has the meaning set forth in Section 7.10(a).
“Bank Accounts” has the meaning set forth in Section 7.30.
“Base Cash Consideration” means $1,325,000,000.
“Base Stock Consideration” means 99,337,748 shares of Parent Common Stock, which Base Stock Consideration has an aggregate value equal to $525,000,000 as of the Execution Date based on the Reference Price.
“Burdens” means any royalties (including landowner’s, overriding and non-participating royalty interests), net profit interests, production payments, or other similar burdens that are measured by or payable out of production from Hydrocarbons provided, that for purposes of establishing a Title Defect, “Burdens” shall not include any royalties (including landowner’s overriding and non-participating interests), net profits interests, production payments, or other similar burdens that are measured by or payable out of production of Hydrocarbons owed to Target Group and which will be acquired by Parent hereunder (which shall be collectively referred to as the “Seller Owned Burdens”).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136), as amended from time to time including by the American Rescue Plan Act of 2021, the rules and regulations promulgated thereunder and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and, 2020-65 and 2021-11), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).
“Cash Equivalents” means, collectively, the United States Department of Treasury bills and bonds, commercial paper, marketable securities, money market funds, United States savings bonds and other similar highly-liquid assets.
“Cash Shortfall Amount” means the amount, if any, by which the Preferred Redemption Amount exceeds the Adjusted Cash Consideration, as set forth in the Closing Statement.
“Casualty Loss” means any destruction by fire, blowout, storm or other casualty, or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain, of any of the Oil & Gas Assets or portion thereof or if proceedings for such purposes shall be pending or threatened, in each case, that occurs on or after the Execution Date and prior to the Closing Date.
“Casualty Value” has the meaning set forth in Section 6.1(c).
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Claim Deadline” has the meaning set forth in Section 4.1(a).
“Class A Common Unit” has the meaning set forth in the Company LLC Agreement.
“Class B Common Unit” has the meaning set forth in the Company LLC Agreement.
“Closing” has the meaning set forth in Section 2.4.
“Closing Cash Amount” means an amount equal to (a) the Adjusted Cash Consideration, minus (b) the Holdback Amount.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Excess Cash Amount” means the amount, if any, by which (a) the Closing Cash Amount, as set forth in the Closing Statement, exceeds (b) the Preferred Redemption Amount.
“Closing Statement” has the meaning set forth in Section 2.10.
“Closing Statement Escrow Account” has the meaning set forth in Section 2.8.

“Closing Stock Amount” means a number of shares of Parent Common Stock equal to (a) the Adjusted Stock Consideration, minus (b) the Defect Escrow Amount, if any, minus (c) a number of shares of Parent Common Stock equal to (i) the sum of the Cash Shortfall Amount, if any, and the Holdback Shortfall Amount, if any, divided by (ii) the Reference Price.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Units” means Class A Common Units and Class B Common Units.
“Company” has the meaning set forth in the Preamble.
“Company Alternative Transaction” has the meaning set forth in Section 9.23(a).
“Company Board” means the board of directors of the Company as established by the Company LLC Agreement.
“Company Contact” has the meaning set forth in Section 9.1(d).
“Company Fundamental Representations and Warranties” means those representations and warranties of the Company set forth in Section 7.1, Section 7.2(a), Section 7.2(b) (solely with respect to the Company LLC Agreement), Section 7.3, Section 7.4(a), Section 7.4(b), Section 7.4(c), Section 7.5(a), and Section 7.7.
“Company Hedge Counterparty” means each Person listed on Schedule 1.1.
“Company LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of GEP Haynesville, LLC, dated as of November 9, 2018, as amended by that certain Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of GEP Haynesville, LLC, dated as of August 1, 2021, and as further amended, restated, supplemented or otherwise modified from time to time.
“Company Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of August 10, 2017, and as amended, restated, supplemented or otherwise modified from time to time, among the Company, as the borrower, the several lenders from time to time thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Company Subsidiaries” means, collectively, GEPH Operating, GEPH Properties, GEPH Corp and DGM.
“Company Unit” means any Common Unit or Incentive Unit.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 12, 2021, by and between the Company and Parent.
“Consent” means any consent, approval, notice or authorization that is required to be obtained, made or complied with for or in connection with the Merger, including any deemed indirect sale, assignment or transfer of any Oil & Gas Asset, or any interest therein, by any Target Group Member as a result of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement and the Related Agreements, in each case, except for notices to co-owners, operators and buyers of production, or approvals from Governmental Authorities that are customarily delivered or obtained after consummation of a transaction.
“Consideration Fund” has the meaning set forth in Section 3.5(a).
“Contracts” means all of the Target Group’s right, title and interest in and to any and all contracts, agreements, mortgages, indentures, deeds of trust, leases (other than Leases), commitments, licenses, consensual obligations, arrangements, permits, concessions, promises, instruments or understandings, whether written or oral, excluding (in each case) (a) Licensed Seismic Data or (b) the Leases and any other instruments creating any interest in any real property.
“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any action or inactions taken (or not taken), or plans, procedures or practices adopted (and compliance therewith), in each case, in connection with or in respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Cure Deadline” has the meaning set forth in Section 4.1(e).
“D&O Provisions” has the meaning set forth in Section 9.6(a).
“Debt Commitment Letter” has the meaning set forth in Section 8.18.
“Debt Financing Sources” means the agents, arrangers and lenders that will provide, market or arrange the Financing (including any debt securities issued in lieu of any Financing), including the agents, arrangers and lenders party to the Financing Commitment Letter, any joinder agreements, credit agreements, indentures, underwriting agreements, purchase agreements or the other definitive documentation relating thereto entered into in connection therewith, together with their respective Affiliates.
“Defect Escrow Account” has the meaning set forth in Section 2.8.

“Defect Escrow Amount” means the aggregate number of shares of Parent Common Stock to be deposited with the Escrow Agent into the Defect Escrow Account at Closing pursuant to Section 4.1(e), Section 4.1(h)(i), Section 5.4(b), Section 5.4(c) and Section 5.5(a).
“Defensible Title” means such title to the Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1, that, as of the date of this Agreement and immediately prior to Closing, and subject to Permitted Encumbrances, is deducible of record or evidenced by unrecorded instruments or elections, in each case, to the extent made or delivered pursuant to joint operating agreements, pooling agreements, unitization agreements, farmout agreements, joint venture or participation agreements or other similar agreements, or orders of Governmental Authorities, and:
(a)    with respect to (i) the currently producing formation for each Well listed on Annex A-2, (ii) the Target Zone for each Well-In-Progress listed in Annex A-6, and (iii) the Target Zone for each Lease listed on Annex A-1, as applicable, entitles the Target Group to receive not less than (A) the Net Revenue Interest share set forth on Annex A-2 for such Well, (B) the Net Revenue Interest share set forth on Annex A-6 for such Well-In-Progress, or (C) the Net Revenue Interest share set forth on Annex A-1 for such Lease, as applicable, of all Hydrocarbons produced, saved and marketed from such Well, Well-In-Progress or Lease, as applicable, in each case, throughout the productive life of such Well, Well-In-Progress or Lease, and except for any (1) decreases caused by orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters, (2) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected (or were deemed to elect pursuant to applicable Law) not to consent (x) after the date of this Agreement, or (y) prior to the date of this Agreement, to the extent set forth on Schedule 7.23, (3) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, to the extent such underproduction or underdeliveries are reflected on Schedule 7.19, (4) operations where any Target Group Member may be a non-consenting co-owner (subject to the provisions set forth herein) or (5) as may be otherwise caused by the Parent Parties or any of their Affiliates;
(b)    with respect to (i) the currently producing formation for each Well listed on Annex A-2 or (ii) the Target Zone for each Well-In-Progress listed on Annex A-6, as applicable, obligates the Target Group to bear (or pay) no more than (A) the Working Interest share set forth on Annex A-2 for such Well or (B) the Working Interest share set forth on Annex A-6 for such Well-In-Progress, as applicable, of the costs and expenses for the maintenance and development of, and operations relating to such Well or Well-In-Progress, as applicable, in each case, throughout the productive life thereof, without at least a proportionate increase in Net Revenue Interest, and except, in each case, for any increases (1) caused by orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters, (2) caused by contribution requirements with respect to defaults or non-consent elections by co-owners under any applicable operating agreement or applicable Law, to the extent reflected on Schedule 7.23, (3) required to account for any overproduction from other working interest owners or past overdeliveries from pipelines, to the extent such overproduction or overdeliveries are reflected on Schedule 7.19, (4) caused by the ownership of additional Fee Minerals covering such Well (if owned in its currently producing formation) or Well-In-Progress (if owned in its applicable Target Zone), as applicable, or (5) as may be otherwise caused by the Parent Parties or any of their Affiliates;
(c)    with respect to the Target Zone for each Lease set forth on Annex A-1, entitles the Target Group to receive no fewer than the number of Net Acres shown on Annex A-1 for such Lease throughout the productive life thereof, except for any decrease caused by (i) orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters or (ii) as may be otherwise caused by the Parent Parties or any of their Affiliates;
(d)    with respect to the Target Zone for each Fee Mineral shown on Annex A-3, entitles the Target Group to not less than the Mineral Fee Net Acres shown on Annex A-3 for such Fee Mineral;
(e)    with respect to Leases within their primary term, such Leases will not expire prior to the expiration of such Lease’s primary term due to prescription or other Law (a “Prescription Defect”); and
(f)    is free and clear of all Liens.
“Dispute Notice” has the meaning set forth in Section 2.11(b).
“DLLCA” means the Delaware Limited Liability Company Act.
“Economic Effective Time” means 12:01 a.m., Houston, Texas time, on the earlier of (a) December 31, 2021, and (b) the Closing Date.
“Economic Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities, as measured and determined for the Economic Effective Time. A non-binding Economic Effective Time Working Capital calculation example is attached hereto as Exhibit A.
“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.
“Employee Benefit Plan” has the meaning set forth in Section 7.32(a).
“Environmental Arbitrator” has the meaning set forth in Section 5.5(b).
“Environmental Condition” means (x) any environmental condition affecting or relating to an individual Oil & Gas Asset that constitutes a current violation of an Environmental Law, or (y) the existence with respect to any Oil & Gas Asset of any environmental pollution or contamination where remedial or corrective action is presently required under Environmental Laws. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that pipe is temporarily not in use shall not form the basis of an Environmental Condition, (c) all Losses for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Oil &

Gas Assets that arise by contract, lease terms, Environmental Laws or requested by any Governmental Authority shall not form the basis of an Environmental Condition, (d) any condition, contamination or Loss related to NORM or asbestos shall not form the basis of any Environmental Condition, and (e) except with respect to personal property (i) that causes or has caused contamination of air, soil, subsurface, surface water or groundwater which is a current violation of Environmental Law, (ii) the use or condition of which is a current violation of Environmental Law, or (iii) for which remedial or corrective action is presently required under Environmental Laws, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Deductible Amount” means an amount equal to $32,375,000.
“Environmental Defect” means any Environmental Condition for which the Lowest Cost Response exceeds the Environmental Threshold Amount with respect to any Oil & Gas Asset; provided that the term “Environmental Defect” does not include any of the foregoing to the extent caused by or relating to NORM or asbestos, subsidence monitoring or remediation, plugging and abandonment obligations (except to the extent that the same results in a current violation of Environmental Law, or a remedial or corrective action is presently required under Environmental Laws) or any matter otherwise expressly disclosed in any Schedule.
“Environmental Defect Amount” means, with respect to an Environmental Defect, the Lowest Cost Response (net to the applicable Target Group Member’s interest); provided that the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or Losses included in another Environmental Defect Amount hereunder.
“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).
“Environmental Defect Property” has the meaning set forth in Section 5.3(b)(ii).
“Environmental Laws” means all applicable federal, state, and local Laws in effect as of the Execution Date relating to pollution or the protection of the environment or biological resources and all regulations implementing the foregoing, including those Laws relating to the storage, handling, and use of Hazardous Materials, and those Laws relating to the generation, processing, treatment, storage, transportation and disposal thereof. Notwithstanding anything in this Agreement to the contrary, the term “Environmental Laws” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be employed or adopted by other oil and gas well operators, in each case that are not required by any Governmental Authority, or (b) the provisions of the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, to the extent relating to matters other than pollution or the protection of the environment or biological resources or exposure to Hazardous Materials, or any other Law governing worker safety or workplace conditions (to the extent related to the exposure to Hazardous Materials).
“Environmental Liability” means all Losses (including remedial, removal, response, clean-up, investigation or monitoring costs), consulting fees, orphan share, prejudgment and post judgment interest, court costs, and other damages incurred or imposed in connection with, or resulting from or attributable to: (a) any actual release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials; or (c) to any other matter, condition or circumstance concerning Environmental Laws, Environmental Defects, Environmental Conditions, Environmental Permits or the violation thereof.
“Environmental Permit” means any Permit required by Environmental Laws.
“Environmental Threshold Amount” has the meaning set forth in Section 5.6(a).
“Equipment” means all of the Target Group’s right, title and interest in and to any wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Agent” means Computershare Trust Company N.A. or another nationally recognized financial institution reasonably acceptable to the Company.
“Escrow Agreement” has the meaning set forth in Section 2.8.
“Examination Period” has the meaning set forth in Section 4.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Stock” has the meaning set forth in Section 3.1(c).
“Execution Date” has the meaning set forth in the Preamble.
“Existing Hedge Contract” has the meaning set forth in Section 7.37.
“Extension Option” has the meaning set forth in Section 2.4.
“FCC” means the Federal Communications Commission, or any successor agency.
“FCC Approval” means the FCC’s approval of the upstream change of control of the Company required in connection with the Company’s ownership of FCC licenses: WQLC332, WQLC333, WQLC334, WQLC335, WQPA575, WQPK388, and WQWS745.
“Fee Minerals” means any and all Hydrocarbon and mineral fee interests owned by the Target Group, including those fee minerals set forth on Annex A3.
“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.
“Final Cash Amount” has the meaning set forth in Section 2.11(a).

“Final Stock Amount” has the meaning set forth in Section 2.11(a).
“Financial Statements” has the meaning set forth in Section 7.10(a).
“Financing Commitment Letter” has the meaning set forth in Section 8.18.
“Financing Information” means the financial and other pertinent information regarding the Target Group as shall exist and be reasonably requested by Parent for use in connection with any marketing of any Financing; provided that, the Company shall not be required to provide, and Parent shall be solely responsible for, (a) any financial statements other than the Financial Statements, (b) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (c) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes,” (d) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (e) subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act (and, in each case, any successor thereto), (f) compensation discussion and analysis or other information required by Item 402 of Regulation S-K under the Securities Act or information regarding executive compensation or related-party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A (and, in each case, any successor thereto) or (g) “segment” financial information.
“Fraud” means, with respect to any Person, an actual, intentional and knowing misrepresentation with respect to any statement in any representation or warranty set forth in Article 7 or Article 8 (as applicable and in each case as qualified by the Schedules to this Agreement) or in the certificate delivered pursuant to Section 2.12(a)(i) or Section 2.12(b)(i), in each case, on which the other Party to this Agreement relies to its detriment; provided, however, that, with respect to any Person, such actual, intentional and knowing misrepresentation shall only be deemed to exist if such Person (and, only if one or more of the individuals listed in the definition of “Knowledge”) has (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof, in the case of any representation or warranty set forth in Article 7 or Article 8 (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.12(a)(i) or Section 2.12(b)(i), that such representations and warranties were actually breached on the date hereof, in the case of any representation or warranty set forth in Article 7, or Article 8 (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.12(a)(i) or Section 2.12(b)(i), and (b) the actual and specific intent that the other Party rely on such misrepresentation.
“Full Value Title Defect” means a Title Defect with respect to which Parent’s asserted Title Defect Amount equals or exceeds one hundred percent (100%) of the Allocated Value of the applicable Title Defect Property.
“GAAP” means accounting principles generally accepted in the United States as in effect on the Execution Date.

“GeoSouthern Energy Corporation” means GeoSouthern Energy Corporation, a Texas Corporation.
“GeoSouthern Marks” has the meaning set forth in Section 9.27.
“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.
“Governmental Approval” means any consent, certification, approval, permit, exemption or variance of, to, by or with, any Governmental Authority pertaining to the consummation of the transactions contemplated by this Agreement.
“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, parish, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.
“Haynesville Formation” means the stratigraphic equivalent of the top of the Haynesville at 12,235 ft MD through to the stratigraphic equivalent of the top of the Smackover at 12,418 ft MD, as such intervals are generally shown in the SWEPI LTD PRTNRSHP; HARRIS 19 #1 wellbore (API: 17031243590000) located in De Soto Parish, Louisiana.
“Hazardous Materials” means any material, substance or waste, whether solid, liquid, or gaseous which is regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law due to its dangerous or deleterious properties or characteristics, but excluding naturally occurring radioactive materials and asbestos or asbestos-containing materials.
“Hedge Contract Gains” means, with respect to any Specified Hedge Contract, the amount that the Company is or would be entitled to receive from the applicable counterparty under the terms of such Specified Hedge Contract (giving effect to any offset or netting of amounts under (i) in the case of Section 9.13(d), all Specified Hedge Contracts other than Retained Specified Hedge Contracts, and (ii) in the case of Section 9.13(e), all Specified Hedge Contracts, but, in each case (i) and (ii), without offset or netting of amounts under any Existing Hedge Contracts) upon the termination thereof.

“Hedge Contract Losses” means, with respect to any Specified Hedge Contract, the amount that the Company is or would be obligated to pay to the applicable counterparty under the terms of such Specified Hedge Contract (giving effect to any offset or netting of amounts under (i) in the case of Section 9.13(d), all Specified Hedge Contracts other than Retained Specified Hedge Contracts, and (ii) in the case of Section 9.13(e), all Specified Hedge Contracts, but, in each case (i) and (ii), without offset or netting of amounts under any Existing Hedge Contracts) upon the termination thereof.
“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for the avoidance of doubt, any physically settled Contract, including index, fixed price or physical basis transactions) to which any Target Group Member is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.
“Hedge Termination Value” means, with respect to any Existing Hedge Contract or Specified Hedge Contract that, notwithstanding compliance with Section 9.13, cannot be novated to Parent (or its designated Affiliate) at Closing, the amount that the applicable Company Hedge Counterparty has agreed would be payable by it (expressed as a positive number) or would be owed to it (expressed as a negative number) if such Existing Hedge Contract or Specified Hedge Contract were to be terminated on the Closing Date, or, if such Existing Hedge Contract or Specified Hedge Contract is terminated, the amount that the applicable Company Hedge Counterparty has paid or has agreed is payable by it in connection with the termination (expressed as a positive number) or the amount that the applicable Company Hedge Counterparty has received or has agreed is owed to it in connection with the termination (expressed as a negative number).
“Hedge Transfer Fees” means any fees, costs, expenses or charges expressly payable or required to be paid under the terms of any Existing Hedge Contract or Specified Hedge Contract as a result of the novation of any such Existing Hedge Contract or Specified Hedge Contract from the Company to Parent (or its designated Affiliate).
“Historical Financial Statements” has the meaning set forth in Section 7.10(a).
“Holdback Amount” means $30,000,000; provided, however, that (i) if the Adjusted Cash Consideration, as set forth in the Closing Statement, is less than $1,195,000,000 but greater than the Preferred Redemption Amount, the Holdback Amount shall be an amount in cash equal to the Adjusted Cash Consideration (as set forth in the final Closing Statement), minus the Preferred Redemption Amount, and (ii) if the Adjusted Cash Consideration, as set forth in the Closing Statement, is less than or equal to the Preferred Redemption Amount, the Holdback Amount shall be $0.
“Holdback Shortfall Amount” means the amount, if any, by which $30,000,000 exceeds the Holdback Amount.
“Holders” means any holder of any Incentive Unit or Common Unit as of immediately prior to the Merger Effective Time, or where applicable, with respect to any provision of this Agreement that addresses any time prior to the Merger Effective Time, any predecessor in interest.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Oil & Gas Assets.
“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Target Group therein and the shares of production from the relevant Well to which the Target Group is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Target Group and the Hydrocarbons actually delivered on behalf of the Target Group at that point.
“Incentive Units” has the meaning set forth in the Company LLC Agreement.
“Income Taxes” means income, capital gain, franchise and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Indebtedness” means (without duplication): (a) all indebtedness of any Target Group Member for borrowed money or indebtedness issued or incurred by any Target Group Member in substitution or exchange for indebtedness for borrowed money; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by any Target Group Member or for which any Target Group Member may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any such indebtedness described in the other clauses of this definition; and (d) indebtedness evidenced by any note, bond, debenture or other debt security. For purposes of the determination of the Cash Adjustment Amount, “Indebtedness for borrowed money” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for borrowed money at or in connection with Closing.
“Independent Environmental Review” has the meaning set forth in Section 5.1.
“Independent Title Review” has the meaning set forth in Section 4.1(a).
“Initial Per Unit Stock Consideration” means, with respect to a particular Company Unit, the portion of the Closing Stock Amount set forth in the Closing Statement allocated to such Company Unit pursuant to the terms of the Company LLC Agreement and the Shareholder Letter as detailed in the Payment Schedule.
“Intellectual Property” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.
“Interest Reduction” has the meaning set forth in the definition of Permitted Encumbrances.
“Interim Financial Statements” has the meaning set forth in Section 7.10(a).
“IRS” means the Internal Revenue Service.
“Joint Defense and Common Interest Agreement” means the Joint Defense and Common Interest Agreement by and between GeoSouthern Energy Corporation, GEP Haynesville II, LLC, and the Company, substantially in the form attached hereto as Exhibit I.
“Jurassic Formation” means the stratigraphic equivalent located below the base of the Cotton Valley Sandstone Group (which is located at a measured depth of 10,464’ on the well log for the Joseph Bolan 27-3 well (Louisiana DNR Serial No. 241735; API Number 17081212320000) located in Section 27, Township 14 North, Range 11 West in Red River Parish Louisiana) but above the top of the Smackover Formation (which is located at a measured depth of 12,475’ on that same log), except that for any Oil & Gas Assets that are subject to a unit order of the Louisiana Commissioner of Conservation covering any or all portions of such zone, then the “Jurassic Formation” is limited solely to the depths covered by such unit order within such zone.
“Kirkland” has the meaning set forth in Section 14.12.
“Knowledge” means all facts actually known by those individuals specified in clause (a) or (b) below, as the case may be, in each case after making inquiry of such individual’s direct reports: (a) in the case of the Company, Margaret Molleston, Steve Hanks, Richard Borstmayer, Donald Hausen, Larry Gregory, Devin Dansby or Russell Buehrle, and (b) in the case of Parent, Clay Carrell, Carl Giesler Jr., Andy Huggins and Chris Lacy; provided, however, in the case of Russell Buehrle or Chris Lacy, such facts or information that is attorney-client privileged information shall not be subject to the definition of “Knowledge”.
“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.
“Leases” means all of the Target Group’s right, title and interest in and to all oil, gas and/or mineral leases (including all leasehold interests, sublease interests, farmout interests, Burdens and other types of mineral interests other than Fee Minerals), including those Leases set forth on Annex A-1, and including any rights to acquire any of the foregoing.

“Licensed Seismic Data” has the meaning set forth in Section 9.14.
“Lien” means any mortgage, deed of trust, lien, charge, security interest, pledge or other similar encumbrance, including any landowner or lessor’s lien to the extent it burdens any Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Leases set forth on Annex A-1, or Fee Minerals set forth on Annex A-3.
“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, payments, charges, indebtedness for borrowed money, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes, addresses or remedies an Environmental Condition or Environmental Defect, in the most cost-effective manner (taken as a whole, taking into consideration any direct expense, liabilities or Losses that are reasonably expected to arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws; provided that the Lowest Cost Response shall include remediation to the extent required by Environmental Law. The Lowest Cost Response shall not include: (a) the costs of Parent’s or any of its Affiliates’ employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets, or in connection with permit renewal/amendment activities); (c) overhead costs of Parent or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (e) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets in the ordinary course of business, and not as a result of the applicable Environmental Condition or Environmental Defect; or (f) the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present in or on the Oil & Gas Assets (unless such assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions is currently required by any Governmental Authority under Environmental Law).
“Majority Holders” has the meaning set forth in Section 3.7(d).
“Material Adverse Effect” means, (A) (x) with respect to the Company, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of the Target Group, taken as a whole, and (y) with respect to Parent, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (B) with respect to any Person, materially impairs the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby, prevents or materially delays or materially impairs the ability of such Person or its Subsidiaries to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement or the other transactions contemplated hereby, but shall not include any of the following, alone or in combination:
(i)    (A) any fact, circumstance, event, change, development, condition, occurrence or effect that is generally affecting the industries in which such Person and its Subsidiaries operate or the economy as a whole or (B) general economic, political, business or financial market conditions (including changes in oil and gas or other commodity, goods or service prices and any changes in credit, currency, financial, commodities, securities or banking markets), in each case, except to the extent such Person and its Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;
(ii)    any fact, circumstance, event, change, development, condition, occurrence or effect to the extent directly resulting from the announcement of the execution of this Agreement, the pendency of the transactions contemplated hereby or performance of this Agreement (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or any member of the Target Group); provided that the exception in this clause (ii) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 7.5 and, to the extent related thereto, the conditions in Section 12.2(a) or to references to “Material Adverse Effect” in the representations and warranties set forth in Section 8.4 and, to the extent related thereto, the condition in Section 12.3(a);
(iii)    solely with respect to Parent, fluctuations in the price or trading volume of the shares of Parent Common Stock; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to Parent;
(iv)    any downgrade in such Person’s credit rating; provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such downgrade has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;
(v)    any fact, circumstance, event, change, development, condition, occurrence or effect to the extent resulting from any changes in applicable Law, accounting standards or principles (including GAAP) (or any guidance relating thereto or the interpretation thereof), in each case, after the date hereof;
(vi)    any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(vii)    reclassification or recalculation of reserves in the ordinary course of business;
(viii)    natural declines in well performances in the ordinary course of business;
(ix)    any action taken (or omitted to be taken) by the Company or the Target Group, and the consequences thereof, at the written request of Parent, after the Execution Date (for the avoidance of doubt any action by, or omission of, the Company or the Target Group for which the Company or any other Target Group Member sought or requested, and Parent provided, consent shall not be deemed to be “at the written request” of Parent); or
(x)    any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any outbreak, continuation, escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over the applicable Person, providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the Execution Date, in each case, except to the extent such Persons and their respective Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates.
“Material Contract” has the meaning set forth in 7.14(a).
“Membership Interests” means, with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any Security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.
“Merger” has the meaning set forth in Section 2.2.
“Merger Effective Time” has the meaning set forth in Section 2.3.
“Merger Sub” has the meaning set forth in the Preamble.
“Middle-Bossier Formation” means the stratigraphic equivalent of the top of the Bossier Shale at 10,910 ft MD through to the stratigraphic equivalent of the top of the Base Middle Bossier at 11,854 ft MD, as such intervals are generally shown in the SWEPI LTD PRTNRSHP; HARRIS 19 #1 wellbore (API: 17031243590000) located in De Soto Parish, Louisiana.
“Mineral Fee Net Acres” means, as computed separately with respect to each Fee Mineral set forth on Annex A-3, (a) the gross number of acres in the lands covered by such Fee Mineral insofar as it relates to the applicable Target Zone for such Fee Mineral (as determined by the legal description of the premises or survey plat over the premises), multiplied by (b) after excluding any non-participating royalty interest, production payment, net profits, interest or any other reduction to the revenue share of a mineral owner, the mineral interest’s share (expressed as a percentage or decimal fraction) of the revenues attributable to all oil, gas and other Hydrocarbons that may be produced, saved and sold from or allocated to such Fee Mineral (limited to the applicable Target Zone), subject to any reservations, limitations or depth restrictions described on Annex A-3.
“MSA” means that certain Management Services Agreement, dated as of November 12, 2015, by and between the Company and GeoSouthern Energy Corporation, as amended, restated, supplemented or otherwise modified from time to time.
“Net Acres” means, as computed separately with respect to each Lease set forth on Annex A-1, as applicable: (i) the gross number of acres in the lands covered by such Lease insofar as it relates to the applicable Target Zone for such Lease (as determined by the legal description of the premises or survey plat over the premises), multiplied by (ii) the lessor’s undivided fee simple mineral interest (expressed as a percentage) in such Lease insofar as it relates to the applicable Target Zone for such Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of such Lease), multiplied by (iii) the Target Group’s undivided Working Interest in such Lease (insofar as it relates to the applicable Target Zone for such Lease); provided that if the items in clause (ii) and/or (iii) vary as to different areas or tracts of land covered by any such Lease, a separate calculation shall be done for each such tract or area as if it were a separate Lease.
“Net Revenue Interest” means (a) with respect to any Well set forth on Annex A-2 or Well-In-Progress set forth on Annex A-6, an interest (expressed as a percentage or decimal fraction), including all Seller Owned Burdens, in and to all oil, gas and other Hydrocarbons produced, saved, and sold (or, in the case of a Well-In-Progress, would be produced, saved and sold if such Well-In-Progress were drilled and completed), from or allocated to such Well (limited to the applicable currently producing formation for such Well) or Well-In-Progress (limited to the applicable Target Zone for such Well-In-Progress), subject to any reservations, limitations, or depth restrictions described on Annex A-1, Annex A-2, or Annex A-6, net of Burdens, and (b) with respect to any Lease set forth on Annex A-1, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons that may be produced, saved and sold from or allocated to such Lease (limited to the applicable Target Zone), subject to any reservations, limitations or depth restrictions described on Annex A-1, net of Burdens.
“Non-Operated Assets” means an undivided interest in the Oil & Gas Assets with respect to which the Target Group or their Affiliates is not the operator.
“NORM” means naturally occurring radioactive material.
“Notice” has the meaning set forth in Section 14.1(a).
“Novation Instruments” has the meaning set forth in Section 9.13(c).
“NYSE” means the New York Stock Exchange.
“Oil & Gas Assets” means, without duplication: (a) all Leases and Fee Minerals held by the Target Group, and all right, title and interest of the Target Group attributable or allocable thereby by virtue of any and all pooling, unitization, communitization and operating agreements (including the Leases set forth on Annex A-1 and the Fee Minerals set forth on Annex A-3); (b) all Wells of the Target Group (including the Wells set forth on Annex A-2 and the Wells-In-Progress set forth on Annex A-6); (c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Wells, Wells-In-Progress and Fee Minerals and the units created thereby (the “Units”) (the oil and gas assets as described in clauses (a), (b) and (c) respectively, collectively, the “Oil & Gas Interests”); (d) all of the Target Group’s right, title and interest in and to (i) all lands covered by or subject to the Oil & Gas Interests and all Seller Owned Burdens applicable to the Oil & Gas Interests and (ii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands; (e) all of the Target Group’s right, title and interest in and to all real and personal property (including any field offices) located in or upon such lands or used in connection with the exploration, development or operation of the Oil & Gas Interests, including the interests set forth on Annex A-5 (the “Owned Real Property”); (f) all Contracts related to the Oil & Gas Interests, including any rights of the Target Group under any joint operating agreement, joint exploration agreement, farmin and farmout agreements, area of mutual interest agreement or similar agreement; (g) all Equipment; (h) the Rights-of-Way; (i) the Existing Hedge Contracts and the Specified Hedge Contracts that in each case are novated from the Company to Parent at the Closing; and (j) the Hydrocarbons produced from the Oil & Gas Interests or allocated thereto from and after the Economic Effective Time; provided that the Oil & Gas Assets shall not include, and there is excepted, reserved and excluded from this Agreement, the assets listed on Annex A-7.
“Oil & Gas Interests” has the meaning set forth in the definition of Oil & Gas Assets.
“Parent” has the meaning set forth in the Preamble.
“Parent Capital Stock” has the meaning set forth in Section 8.11(a).
“Parent Common Stock” means shares of Parent’s common stock, par value $0.01 per share.
“Parent Fundamental Representations and Warranties” means those representations and warranties of Parent set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4(a), Section 8.8, Section 8.11 and Section 8.13.
“Parent Group” means, collectively, each of Parent and its Subsidiaries (including Merger Sub).
“Parent Options” has the meaning set forth in Section 8.11(a).
“Parent Preferred Stock” has the meaning set forth in Section 8.11(a).
“Parent PUs” has the meaning set forth in Section 8.11(a).
“Parent RSUs” has the meaning set forth in Section 8.11(a).
“Parent SEC Reports” has the meaning set forth in Section 8.14(a).
“Parent Stock Incentive Plan” has the meaning set forth in Section 8.11(a).

“Parent Stockholders” means the stockholders of Parent.
“Party” and “Parties” are each defined in the Preamble.
“Party Affiliate” has the meaning set forth in Section 14.10.
“Pass-Through Income Tax Matter” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to any Pass-Through Tax Return.
“Pass-Through Tax Return” means any Tax Return of any Target Group Member in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Holders or the Preferred Members, or any of their direct or indirect owners under applicable Law.
“Paying Agent” refers to Computershare Trust Company N.A. or another nationally recognized financial institution reasonably acceptable to the Company
“Paying Agent Agreement” has the meaning set forth in Section 3.5(a).
“Payment Schedule” has the meaning set forth in Section 3.3.
“PC Statement Closing Cash Amount” has the meaning set forth in Section 2.11(b).
“PC Statement Closing Stock Amount” has the meaning set forth in Section 2.11(b).
“Permit” means all of the Target Group’s right, title and interest in and to any license, authorization, lease, approval of lease assignment, notice, franchise, permit, designation, plan, certificate, approval, registration, conditions, or similar authorization necessary to own or operate the Oil & Gas Assets (in each case) from or with a Governmental Authority, other than the Leases.
“Permitted Encumbrances” means:
(a)    lessor’s royalties, non-participating royalties, overriding royalties, production payments, carried interests, reversionary interests and other Burdens or similar burdens upon, measured by, or payable out of production which do not individually or in the aggregate: (i) reduce the Target Group’s Net Revenue Interest as to any Lease, Well or Well-In-Progress, as applicable, to an amount below the amount shown on Annex A-1 for such Lease, Annex A-2 for such Well or on Annex A-6 for such Well-In-Progress, as applicable; (ii) increase the Target Group’s Working Interest as to any Well or Well-In-Progress, as applicable, to an amount above the amount shown on Annex A-2 for such Well or on Annex A-6 for such Well-In-Progress without at least a proportionate increase to the Target Group’s Net Revenue Interest for such Well or Well-In-Progress, as applicable; (iii) increase the Target Group’s Net Acres (due to an increased Working Interest) for any Lease set forth on Annex A-1 above the amount set forth on Annex A-1, or (iv) decrease the Target Group’s Mineral Fee Net Acres for any Fee Mineral set forth on Annex A-3 below the amount set forth in Annex A-3 (each, of (i), (ii), (iii) and (iv), an “Interest Reduction”);

(b)    the terms and conditions of the Material Contracts that have been provided to Parent, except to the extent of an Interest Reduction (including as a result of failing to meet any minimum drilling commitments in such Material Contract occurring prior to the Economic Effective Time);
(c)    preferential rights to purchase and required Third-Party consents to assignment and similar agreements, but with respect to any Consents or Preferential Purchase Rights, only to the extent set forth on the Schedules to this Agreement or that are not triggered by the transactions contemplated by this Agreement;
(d)    all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;
(e)    Liens for Taxes, assessments or other governmental charges which are not yet due and payable;
(f)    easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil & Gas Assets which do not operate to materially interfere with current operations on the Oil & Gas Assets;
(g)    rights of a common owner of any interest currently held by any Target Group Member and such common owner as tenants in common or through common ownership, in each case, except to the extent of an Interest Reduction;
(h)    Liens created under any lease, operating agreement or pooling order or similar agreement or by operation of Law relating to obligations not yet due or pursuant to which the Target Group is not in default, and materialmen’s, mechanics’, repairmen’s, or other similar liens or charges arising by Law or under a Contract that are not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(i)    the terms and provisions of Leases and instruments (including any “free gas” arrangements under the Leases) creating or evidencing ownership to such Oil & Gas Assets, as well as the terms and provisions of all assignments and conveyances of any of the Oil & Gas Assets to the Target Group, in each case, except to the extent of an Interest Reduction (including as a result of failing to meet any minimum drilling commitments in such Lease or other instrument occurring prior to the Execution Date);
(j) such Title Defects as Parent may have waived or (ii) except in connection with Section 7.35, Parent is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Parent on or before the end of the Examination Period;
(k)    all Liens that are released at or prior to Closing;
(l) except to the extent triggered on or prior to the Execution Date, conventional rights of reassignment obligating the Target Group to reassign its interest in any portion of the Leases to a Third Party, and where such conventional rights of reassignment arise under a Contract (excluding, however, reassignment obligations arising under a joint operating agreement (or similar agreement) upon the occurrence of payout) solely to the extent such conventional rights of reassignment are set forth on Schedule PE(1);
(m)    defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship proceedings, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization, unless Parent provides affirmative evidence of another Person’s competing or superior claim of title to the relevant Oil & Gas Asset;
(n)    the matters set forth on Schedule 7.8;
(o)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Oil & Gas Asset in any manner (excluding eminent domain or condemnation), (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase or recapture or to designate a purchaser of any of the Oil & Gas Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated, and (iv) to enforce any obligations or duties affecting the Oil & Gas Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, in each case, except to the extent of an Interest Reduction;
(p)    zoning and planning ordinances and municipal regulations, except to the extent of an Interest Reduction;
(q)    any matter specifically referenced on Annex A-1, Annex A-2, Annex A-3 or Annex A-6;
(r)    defects that have been fully cured by applicable Laws of limitation or prescription as evidenced by matters on the public record;
(s)    defects or depth severances that pertain to any formation other than the currently producing formation for any Well;
(t)    defects or depth severances that pertain to any formations other than the applicable Target Zone for any Well-In-Progress, Lease or Fee Mineral;
(u)    immaterial defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more, unless such failure has resulted in another Person’s superior claim of title to the relevant Lease or Fee Mineral;
(v)    defects arising from prior oil and gas leases, Liens, production payments or mortgages relating to lands covered by any Leases or Fee Minerals that are not released of record and that have expired on the face of such instrument on the record;

(w)    failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in any Target Group Member’s chain of title to such Oil & Gas Asset to the extent (i) such failure occurred more than five (5) years prior to the Execution Date and (ii) no Third Party has delivered a written claim with respect to such breach or violation thereof and such claim remains unresolved as of the Execution Date;
(x)    defects based solely on lack of information, including lack of information in the Target Group’s files, the lack of Third Party records, or the unavailability of information from Governmental Authorities; provided that this provision shall not extend to claims of Title Defects made as the result of the lack of evidence of payments in the Target Group’s records;
(y)    defects arising out of a lack of a survey or metes and bounds descriptions, unless (i) a survey or metes and bounds description is expressly required by Law, or (ii) the applicable legal description is not legally valid;
(z)    defects arising from any change in applicable Law after the Execution Date;
(aa)    to the extent arising prior to or on September 30, 2021, Imbalances, to the extent set forth on Schedule 7.19, and to the extent arising after September 30, 2021, Imbalances (whether or not such Imbalances are set forth on Schedule 7.19);
(bb)    defects that affect only which royalty owner has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment to the extent, and only to the extent that such disputed amounts have been held in suspense by the Target Group and are set forth on Schedule 7.22;
(cc)    defects resulting from a cessation of production, insufficient production, failure to produce in paying quantities or failure to conduct operations on any of the Oil & Gas Interests held by production, or lands pooled, communitized or unitized therewith to the extent such period of alleged cessation or insufficient production occurred more than seven (7) years prior to the Execution Date, unless the cessation of production, insufficient production, failure to produce in paying quantities or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;
(dd)    defects related to lack of pooling or unitization clauses in any Lease or instrument, unless Parent furnishes affirmative evidence that such lack of pooling authority causes a Unit to be improperly formed;
(ee)    defects based on a gap in the chain of title in the applicable state’s records as to state leases, or in the parish records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s chain or run sheet;

(ff)    encumbrances created under deeds of trust, mortgages and similar instrument’s by the lessor under a Lease covering the lessor’s or landowner’s surface and mineral interests in the land covered thereby that is not in default; provided that if such deed of trust, mortgage or similar instrument results in an encumbrance in an amount of Five Hundred Thousand and No /100 dollars ($500,000.00) or greater, then such encumbrance shall be a Permitted Encumbrance only if it is subordinated to the lessee’s interest in the applicable mineral estate;
(gg)    any license, option, or covenant of, or other contractual obligation with respect to, any Intellectual Property that does not secure Indebtedness;
(hh)    defects arising out of or relating to either (i) that certain Settlement Agreement dated effective October 28, 2006, by and among Sustainable Forests, L.L.C. et al. and Black Stone Minerals Company, LP, et al.; (ii) that certain Settlement and Compromise Agreement dated effective May 8, 2017 by and among BRP LLC and each of the Chesapeake Parties (as defined therein) (together with the agreement described in the foregoing clause (i), the “Settlements”), in each case, including any defects resulting from such Settlements being unrecorded; and
(ii)    the matters set forth on Schedule PE.
“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.
“Per Unit Stock Consideration” means the Initial Per Unit Stock Consideration, plus the number of shares of Parent Common Stock, if any, distributed pursuant to the Escrow Agreement as allocated to the Holders pursuant to the terms of the Company LLC Agreement and the Shareholder Letter as detailed in the Payment Schedule.
“Phase I Environmental Site Assessment” as defined by applicable ASTM standards.
“Phase II Environmental Site Assessment” as defined by applicable ASTM standards
“Post-Closing Statement” has the meaning set forth in Section 2.11(a).
“Pre-Closing Full Value Cure Deadline” means (i) 5:00 p.m. Central Time on December 26, 2021, or (ii) if Parent exercises the Extension Option, the date that is three (3) Business Days prior to the Closing.
“Pre-Economic Effective Time Tax Period” means any taxable period ending before the Economic Effective Time and the portion of any Straddle Period ending on the day prior to the day on which the Economic Effective Time occurs.
“Preferential Purchase Right” means preferential purchase rights, rights of first refusal or first offer, preemptive rights, subscription rights, participation rights, purchase options, call options, warrants, share purchase agreements or any similar rights that are applicable to the

Merger, the indirect sale, assignment or transfer of any Oil & Gas Asset or the consummation of the transactions contemplated by this Agreement and the Related Agreements.
“Preferred Member” has the meaning set forth in the Company LLC Agreement.
“Preferred Redemption” has the meaning set forth in Section 2.1(a).
“Preferred Redemption Amount” has the meaning set forth in Section 2.1(a).
“Preferred Units” has the meaning set forth in the Company LLC Agreement.
“Preliminary Closing Statement” has the meaning set forth in Section 2.10.
“Prescription Defect” has the meaning set forth in the definition of “Defensible Title.”
“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.
“Property Costs” means all operating and development expenses (other than Taxes) and capital expenditures incurred by the Target Group in the ordinary course of business attributable to the use, maintenance, operation and ownership of the Oil & Gas Assets and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, including (a) overhead costs charged to the Oil & Gas Assets by a Third Party operator under the applicable operating or unit agreement or pooling order, (b) general and administrative expenses (including corporate G&A) of the Target Group, (c) development costs and expenditures (including costs related to confirming title to, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking and operating wells on the Oil & Gas Assets), (d) costs incurred in connection with ordinary course leasing activities (but excluding any such costs incurred to correct, cure or remedy Title Defects), (e) costs associated with gathering, transporting, processing and marketing production and other Hydrocarbons from the Oil & Gas Assets and (f) any costs and expenses that customarily appear on a lease operating statement; provided, however, solely from and after the Economic Effective Time, “Property Costs” shall not include obligations and liabilities attributable to (i) personal injury or death, property damage, or violation of Law, (ii) the costs to correct, cure, or remedy any Title Defect or Environmental Defect, (iii) obligations with respect to any Imbalance associated with the Oil & Gas Assets, (iv) any interest costs, commitment fees (whether for unused borrowings, increasing the borrowing base under the Company Revolving Credit Facility or otherwise), letter of credit fees or other fees relating to Indebtedness for borrowed money, (v) any distributions paid or accrued in respect of the Preferred Units, (vi) any advisory services fees paid or payable to the Blackstone Inc. or any of its Affiliates or to any Holder or any of its Affiliates, (vii) any costs or expenses to cure any breach of, or inaccuracy in, any representation, warranty or covenant of the Company or any of its Affiliates, (viii) any Transaction Expenses or any other fees or expenses incurred by any Holder or any of its Affiliates in connection with the process of selling the Target Group or the negotiation, preparation or execution of this Agreement or the Related Agreements or the performance or consummation of the transactions contemplated hereby or thereby, (ix) Burdens, (x) general and administrative expenses (including corporate G&A) of the Target Group, other than an amount equal to $70,000 per day, or (xi) any claims for indemnification or reimbursement from any third party with respect to claims, matters or causes of action or damages of the types described in the preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.
“R&W Insurance Deposit” has the meaning set forth in Section 9.24(b).
“R&W Insurance Policy” has the meaning set forth in Section 9.24(a).
“RCF Payoff Amount” means the aggregate amount of cash required to be paid to fully satisfy all Indebtedness for borrowed money and other amounts outstanding under the Company Revolving Credit Facility as of immediately prior to the Closing.
“RCF Payoff Letter” means a customary payoff letter relating to the repayment of the RCF Payoff Amount, which shall provide for the release of all Liens over the properties and assets of the Company and its Subsidiaries securing obligations under the Company Revolving Credit Facility.
“Reference Price” means $5.285, which represents the volume weighted average sales price per share as traded on NYSE of the shares of Parent Common Stock calculated for the thirty (30) trading day period ending on the trading day that is the day before the Execution Date.
“Registration Rights Agreement” has the meaning set forth in Section 2.12(a)(ii).
“Related Agreements” means, collectively the Escrow Agreement, the Registration Rights Agreement, the Novation Instruments, the Paying Agent Agreement, the Shareholder Letter, the Transition Services Agreement, the TSA, the Joint Defense and Common Interest Agreement, the Termination Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
“Remaining Disputes” has the meaning set forth in Section 2.11(b).
“Required Financial Information” means: (i) the Financing Information; (ii) all other financial information of the Company and its Subsidiaries that would be necessary to allow the Debt Financing Sources to receive customary accountants’ comfort letters from the independent accountants of the Company and its Subsidiaries with respect to the financial statements and other financial information regarding the Company and its Subsidiaries included in the offering documentation for any offering of debt securities by Parent included in (or in lieu of) the Financing and including customary negative assurance and change period comfort; and (iii) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any Required Pro Forma Financial Information (it being understood that the Company and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements themselves).
“Required Funding Amounts” has the meaning set forth in Section 8.10.
“Required Pro Forma Financial Information” means pro forma financial statements or other pro forma information for the fiscal year ended December 31, 2020 and as of the nine-month period ended September 30, 2021, reflecting the consummation of the transactions contemplated hereby or as otherwise prepared in accordance with Article 11 of Regulation S-X or the pro forma financial statements.
“Resolution Period” has the meaning set forth in Section 2.11(b).
“Restricted Contact” is defined Section 9.1(g).
“Restricted Personnel” means Richard Borstmayer, Steve Hanks, Donald Hausen, Larry Gregory, Devin Dansby and Russell Buehrle.
“Retained Assets” means any rights, titles, interests, assets and properties that are originally included in the Oil & Gas Assets under the terms of this Agreement, but that are subsequently excluded from the Oil & Gas Assets or sale under this Agreement pursuant to Section 4.1(e)(ii).
“Retained Specified Hedge Contracts” means the portion of each Specified Hedge Contract that the Company designates as a Retained Specified Hedge Contract in accordance with Section 9.13(b) and Schedule 7.37.
“Review Period” has the meaning set forth in Section 2.11(b).
“Rights-of-Way” means all rights-of-way, surface fee rights, fee interests and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases, surface use agreements, subsurface easements, subsurface use agreements and other rights to, or interests in, real property and other similar real property interests held by the Target Group, to the extent and only to the extent used or held for use in connection with the ownership, operation or maintenance of the Oil & Gas Assets and, in each case, other than Permits, including those Rights-of-Way set forth on Annex A4.
“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Scheduled NRI” has the meaning set forth in Section 4.1(g)(v).
“SEC” means the Securities and Exchange Commission.
“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.
“Securities Act” has the meaning set forth in Section 7.42(a).

“Shareholder Letter” means that certain Letter Agreement dated as of November 3, 2021 by and among the Company, the Unitholder Representative, GeoSouthern Haynesville, LP, GSO GEPH Holdings LP and GSO Energy Partners-B LP.
“Solvent” means with respect to the Parent Group or the Target Group, as applicable, that, as of any date of determination, (a) the fair value of the assets of the Parent Group or the Target Group, as applicable, on a consolidated basis, as of such date, exceeds the sum of all liabilities of the Parent Group or the Target Group, as applicable, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of the Parent Group or the Target Group, as applicable, on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of the Parent Group or the Target Group, as applicable, on its existing debts (including contingent liabilities) as such debts become absolute and matured, and (c) the Parent Group or the Target Group, as applicable, on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or will be engaged following such date.
“Specified Guarantees” has the meaning set forth in Section 9.26.
“Specified Hedge Contract” has the meaning set forth in Section 7.37.
“Straddle Period” means any Tax period beginning before and ending after the Economic Effective Time.
“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, (a) any other Person that is Controlled (directly or indirectly) by such Person or (b) any corporation, partnership, limited liability company or other entity of which any shares of capital stock or other ownership interests are owned directly or indirectly by such Person.
“Subsidiary Interests” has the meaning set forth in the Recitals.
“Surviving Company” has the meaning set forth in Section 2.3.
“Suspense Funds” means all amounts controlled by the Target Group and its Affiliates that are held in suspense and are attributable to the Oil & Gas Assets (including any such amounts attributable to other Working Interest owners’ interest in such assets).
“SWN Production (Louisiana)” means SWN Production (Louisiana), LLC, a Texas limited liability company.
“Tail Policy” has the meaning set forth in Section 9.6(b).
“Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.
“Target Employee Benefit Plan” has the meaning set forth in Section 7.32(a).

“Target Group” means, collectively, the Company and the Company Subsidiaries, and following the Closing, each of their successors and permitted assigns.
“Target Group Field Employees” means each employee of the Target Group identified as a field employee on the Target Group Employee List.
“Target Group Employee List” has the meaning set forth in Section 7.31(a).
“Target Group Member” means any member of the Target Group.
“Target Indemnified Persons” has the meaning set forth in Section 9.6(a).
“Target Zone” means (a) the Haynesville Formation; (b) Middle-Bossier Formation; and (c) the Jurassic Formation.
“Tax” or “Taxes” means (i) all U.S. federal, state or local or non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Taxing Authority, including taxes (and levies, assessments, tariffs, duties, or other charges or surcharges in the nature of taxes) on or with respect to income, franchise, windfall, or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes or their charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (ii) any liability for amounts described in the foregoing clause (i) of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a result of transferee liability, by Law, Contract or otherwise. For the avoidance of doubt, Taxes includes taxes of any kind based upon the acquisition, operation or ownership of the Oil & Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom.
“Tax Contest” has the meaning set forth in Section 11.7.
“Tax Return” means any report, return, information return, statement, form, election, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Tax Sharing Agreement” means, with respect to any Person, any Tax allocation, indemnity, sharing or similar agreement to which such Person is a party or is otherwise subject; provided, however, that a Tax Sharing Agreement with respect to any Person does not include contracts entered into in the ordinary course of business of such Person the primary purpose of which is not Taxes, and does not include this Agreement.
“Taxing Authority” means the IRS or any other Governmental Authority that imposes, assesses, determines or collects any Taxes.
“Termination Agreement” has the meaning set forth in Section 2.12(a)(xiii).

“Termination Date” has the meaning set forth in Section 13.1(c).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Arbitrator” has the meaning set forth in Section 4.1(i)(ii).
“Title Benefit” means any right, circumstance, or condition existing as of immediately prior to Closing that operates to:
(a)    increase the Net Revenue Interest of the Target Group for any Well set forth on Annex A-2 (as to the currently producing formation) or for any Well-In-Progress set forth on Annex A-6 (as to the applicable Target Zone) above that shown on Annex A-2 for such Well or Annex A-6 for such Well-In-Progress, as applicable, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-2 or Annex A-6 for such Well or Well-In-Progress, as applicable;
(b)    increase the Net Revenue Interest of the Target Group in any Lease above that shown on Annex A-1 (as to the applicable Target Zone), as applicable (and, with respect to a Lease, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-1 for such Lease, as to the applicable Target Zone);
(c)    increase the Net Acres of the Target Group in any Lease or the Mineral Fee Net Acres of the Target Group in any Fee Mineral above that shown on Annex A-1 or Annex A-3 (as to the applicable Target Zone), as applicable (and, with respect to a Lease, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-1 for such Lease, as to the applicable Target Zone); or
(d)    decrease the Working Interest of the Target Group for any Well set forth on Annex A-2 (as to the currently producing formation) or for any Well-In-Progress set forth on Annex A-6 (as to the applicable Target Zone) below that shown on Annex A-2 for such Well or Annex A-6 for such Well-In-Progress, as applicable, without a proportionate or greater decrease in the Target Group’s Net Revenue Interest below that shown on Annex A-2 for such Well (as to the currently producing formation) or Annex A-6 for such Well-In-Progress (as to the applicable Target Zone), as applicable.
“Title Benefit Amount” has the meaning set forth in Section 4.1(h).
“Title Benefit Property” has the meaning set forth in Section 4.1(h).
“Title Deductible Amount” means an amount equal to $32,375,000.
“Title Defect” means any Lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter that, if not cured, causes the Target Group to have less than Defensible Title to a Well set forth on Annex A-2, a Well-In-Progress set forth on Annex A-6, a

Lease set forth on Annex A-1 or a Fee Mineral set forth on Annex A-3, as applicable, in each case, as of the Closing Date.
“Title Defect Amount” has the meaning set forth in Section 4.1(g).
“Title Defect Notice” has the meaning set forth in Section 4.1(a).
“Title Defect Property” has the meaning set forth in Section 4.1(d)(ii).
“Title Records” has the meaning set forth in Section 4.1(a).
“Title Threshold Amount” has the meaning set forth in Section 4.1(j).
“Transaction Expenses” means, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Kirkland), investment bankers or other representatives) incurred, paid, reimbursed or required to be paid or reimbursed by the Target Group in connection with the transactions contemplated by this Agreement and the Related Agreements, including all costs to cure (or attempt to cure) any Title Defect, Environmental Defect or Casualty Loss and all Lease extension payments made, and (b) except to the extent required to be paid pursuant to actions or arrangements entered into by, or at the direction of, Parent or its Affiliates (excluding the Company and its Affiliates prior to Closing), all “change of control,” retention or transaction bonus, termination, redundancy, severance or other similar payments, in each case, that are payable or reimbursable as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event, including, without limitation, a termination of employment, other than a termination of employment at or following Closing as a result of actions by Parent or its Affiliates), together with the employer portion of any payroll, social security or other Taxes required to be paid by the Target Group in connection with the payments described in this clause (b); provided that in no event shall Transaction Expenses include any fees, costs or expenses (i) initiated or otherwise incurred at the written request of Parent or any of its Affiliates or representatives and pursuant to which Parent has agreed in writing to be responsible for such expense, (ii) related to any financing activities in connection with the transactions contemplated hereby, or (iii) contemplated pursuant to Section 9.5 or elsewhere in this Agreement to be borne by Parent.
“Transaction Litigation” has the meaning set forth in Section 9.15.
“Transfer Agent” initially means Computershare Limited, Parent’s duly appointed transfer agent for the Stock Consideration.
“Transfer Taxes” means all transfer and similar Taxes arising in connection with the transactions contemplated by this Agreement, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees; provided that, for the avoidance of doubt, “Transfer Tax” shall not include any Income Taxes.
“Transferred Applicable Full Value Title Defect” means an Applicable Full Value Title Defect that (i) the Company has validly elected to convey to its designated Affiliate (other than a

Target Group Member) at Closing pursuant to Section 4.1(e)(ii), (ii) has not been waived by Parent pursuant to the last sentence of Section 4.1(e)(ii).
“Transition Services Agreement” means the Transition Services Agreement by and between the Company and GeoSouthern Energy Corporation, as the service provider, substantially in the form attached hereto as Exhibit J.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“TSA” means the Transition Services Agreement by and between GEP Haynesville II, LLC and SWN Production (Louisiana), as service provider, substantially in the form attached hereto as Exhibit H.
“Units” has the meaning set forth in the definition of Oil & Gas Assets.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff.
“Wells-In-Progress” means those un-completed or otherwise non-producing Wells being further described in Annex A-6.
“Wells” means all of Target Group’s right, title and interest in and to the oil, gas, CO2, water, injection and disposal wells (including saltwater disposal wells), used or held for use, whether producing, shut-in or abandoned, including those Wells set forth on Annex A-2.
“Working Capital Assets” shall mean the current assets of Target Group as of the Economic Effective Time (including cash and Cash Equivalents), each determined in accordance with GAAP and the methodologies set forth on Schedule WC, but excluding (a) any deferred Tax assets established to reflect differences in timing of book and Tax income and (b) any Hedge Contracts.
“Working Capital Liabilities” shall mean the current liabilities of the Target Group as of the Economic Effective Time, each determined in accordance with GAAP and the methodologies set forth on Schedule WC, including (a) Suspense Funds, (b) accrued but unused vacation and paid time off for employees of the Target Group, to the extent required under GAAP, (c) Accrued Taxes and (d) employee wages, salaries and other compensation accrued or earned for services performed but not yet paid, but excluding (i) deferred Tax liabilities established to reflect differences in timing of book and Tax income, (ii) Indebtedness for borrowed money, (iii) Transaction Expenses, (iv) any general or administrative costs, management costs, overhead costs, or similar amounts that are paid or payable to a Holder or any Affiliate of a Holder other than the Target Group, other than pursuant to the MSA (v) the amount of any liabilities for bonuses accrued under any Target Employee Benefit Plan (including, for the avoidance of doubt, any amounts related to the 2021 bonuses) and (vi) any liabilities related to the Hedge Contracts.
“Working Interest” means, with respect to any Lease, Well or Well-In-Progress (limited to the applicable currently producing formation for such Well or the Target Zone for such Lease or Well-In-Progress, as applicable), and subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2, Annex A-3 or Annex A-6, the percentage interest in and to such Lease, Well or Well-In-Progress, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, Well or Well-In-Progress, but without regard to the effect of any Burdens.
Section 1.2    Construction. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or the plural, and correlative forms of defined terms have corresponding meanings. All references herein to Articles, Sections, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached hereto are made a part of this Agreement for all purposes. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP and Council of Petroleum Accountants Society standards, in each case, as in effect on the Execution Date. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice”. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Parent and its representatives in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement and the Related Agreements. In this Agreement, (a) the term “real property” shall mean “immovable property” as that term is used in the Louisiana Civil Code; (b) the term “personal property” shall mean “movable property” as that term is used in the Louisiana Civil Code; (c) the term “easement” shall mean “servitude” as that term is used in the Louisiana Civil Code; (d) the term “building” shall also include “other constructions” as that term is used in the Louisiana Civil Code; (e) the term “tangible” shall mean “corporeal” as that term is used in the Louisiana Civil Code; (f) the term “intangible” shall mean “incorporeal” as that term is used in the Louisiana Civil Code; (g) the term “fee simple” shall mean “full ownership interest” as provided in Louisiana Civil Code Art. 477 unburdened by real rights in favor of others; and (h) the term “condemnation” shall include “expropriation” as that term is used in the Louisiana Civil Code.

ARTICLE 2
REDEMPTION OF PREFERRED UNITS; THE MERGER
Section 2.1    Preferred Redemption.
(a)    On the Closing Date, the Company will effect the redemption in full of each issued and outstanding Preferred Unit (the “Preferred Redemption”) for an aggregate amount in cash for all Preferred Units equal to $1,165,000,000 (the “Preferred Redemption Amount”), without interest, in accordance with the terms and subject to the conditions of the Company LLC Agreement, the Shareholder Letter, and this Agreement, including this Section 2.1, which Preferred Redemption shall be effective immediately prior to the Merger Effective Time, and, once the Preferred Redemption Amount has been paid, it shall not be subject to adjustment for any reason.
(b)    No later than the opening of business on the Closing Date, (A) Parent shall deposit the Preferred Redemption Amount with the Paying Agent and (B) the Company shall give the Paying Agent irrevocable instructions and authority to pay at the Closing the Preferred Redemption Amount to the Preferred Members as set forth in the Payment Schedule.
Section 2.2    The Merger. At the Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving company and as a wholly owned subsidiary of Parent. The Company, as the surviving limited liability company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.
Section 2.3    Merger Effective Time. Subject to the terms of this Agreement, the Parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Merger Effective Time”).
Section 2.4    Closing. The closing of the Merger (the “Closing”) will be effective at 12:01 a.m., Central Standard Time, and will take place electronically on the latest of (a) the third (3rd) Business Day after the conditions set forth in Article 12 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), (b) the fourth (4th) Business Day after the Claim Deadline or such earlier date as shall be designated in writing by Parent on at least three (3) Business Day’s written notice, and (c) on such other date as the Parties mutually agree in writing (the date on which the Closing actually occurs is the “Closing Date”); provided, however, that the Closing Date shall occur no earlier than December 31, 2021. Notwithstanding the foregoing and solely in the event that the Company has failed to cure a Title Defect that is subject to Section 4.1(e)(ii) (and Parent has not otherwise waived such Title Defect), on or before December 27, 2021, Parent shall be permitted a one-time election to extend the Closing Date to January 31, 2022 to the extent that any such Title

Defect would reasonably be expected to be curable during such extension period (the “Extension Option”), which option may be exercised by Parent by providing written notice thereof to the Company no later than 5:00 p.m. Central Time on December 27, 2021; provided that within one (1) Business Day following receipt of written notice of an Extension Option from Parent, the Company may elect to waive its rights to exclude all such Title Defect Properties pursuant to Section 4.1(e)(ii), in which event, the Closing shall be consummated pursuant to this Section 2.4 without regards to such Extension Option. Subject to the Extension Option, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement and cause a Closing to occur on December 31, 2021.
Section 2.5    Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 2.6    Organizational Documents of the Surviving Company. At the Merger Effective Time, (a) the certificate of formation of the Company as in effect immediately prior to the Merger Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving Company from and after the Merger Effective Time, until duly amended in accordance with applicable Law, and (b) the Company LLC Agreement shall be amended and restated at the Merger Effective Time to be in the form of Exhibit B and, as so amended and restated, such limited liability company agreement shall be the limited liability company agreement of the Surviving Company from and after the Merger Effective Time, until duly amended in accordance with the terms thereof and applicable Law.
Section 2.7    Directors and Officers of the Surviving Company. The directors of Merger Sub, as of immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement. The officers of Merger Sub at the Merger Effective Time shall, from and after the Merger Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement.
Section 2.8    Escrow. At the Closing, Parent shall deposit or cause to be deposited with the Escrow Agent in separate accounts established pursuant to the terms and conditions of an escrow agreement in substantially the customary form of the Escrow Agent, with such changes as shall be reasonably acceptable to Parent and the Unitholder Representative, to be entered into immediately prior to the Merger Effective Time by Parent, the Unitholder Representative and the Escrow Agent (the “Escrow Agreement”), (a) a number of shares of Parent Common Stock equal to the Defect Escrow Amount to be held solely for purposes of securing the adjustments as provided in Article 4 and Article 5 (the “Defect Escrow Account”), (b) an amount in cash equal to the Holdback Amount to be held solely for purposes of securing the adjustments as provided in Section 2.11 (the “Closing Statement Escrow Account”), and (c) a number of shares of Parent Common Stock equal to the Holdback Shortfall Amount, if any, divided by the Reference Price for deposit to the Closing Statement Escrow Account to be held solely for purposes of securing the adjustments as provided in Section 2.11. All fees, costs and expenses of the Escrow Agent shall be borne by Parent.
Section 2.9    Adjustment Amount.
(a)    As between Parent and the Holders for purposes of calculating the Adjustment Amount pursuant to this Section 2.9, except that all pre-Closing revenues and Property Costs from or attributable to any Retained Asset shall be for the account of the Holders pursuant to the adjustments set forth herein, (i) Parent shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Oil & Gas Assets from and after the Economic Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Oil & Gas Assets from and after the Economic Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Oil & Gas Assets which are incurred from and after the Economic Effective Time; and (ii) to the extent not received by the Target Group prior to the Closing Date and not otherwise taken into account for purposes of calculating the Adjustment Amount, the Holders shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Oil & Gas Assets prior to the Economic Effective Time (other than any amounts collected following the Closing with respect to any Proceeding existing at the Closing), and to all other income, proceeds, receipts, and credits earned with respect to the Oil & Gas Assets prior to the Economic Effective Time, and shall to the extent not paid by the Target Group prior to the Closing Date and not otherwise taken into account for purposes of calculating the Adjustment Amount, be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Oil & Gas Assets which are incurred prior to the Economic Effective Time. “Earned” and “incurred,” as used in this Section 2.9, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, subject to the other provisions of this Section 2.9. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures which were conducted by the Target Group on or about the Economic Effective Time. The Target Group shall utilize reasonable interpolative procedures consistent with industry practice and reasonably acceptable to Parent, to arrive at an allocation of production from or attributable to the Oil & Gas Assets when exact meter readings or gauging and strapping data are not available. The Company shall provide to Parent evidence of all meter readings and all gauging and strapping procedures conducted on or about the Economic Effective Time in connection with the Oil & Gas Assets, together with all data necessary to support any estimated allocation, for purposes of calculating the Adjustment Amount pursuant to Section 2.9(b). From and after the Closing Date and for a period of twelve (12)-months thereafter, (x) Parent shall cause the Surviving Company to fully disclose, account for and remit to the Holders any revenues received by the Surviving Company or any of its Affiliates after the Closing Date to which the Holders are entitled pursuant to this Section 2.9(a) in accordance with the Payment Schedule, on or before the 30th day following the Surviving Company’s or its Affiliates’ receipt of same, and to the extent Parent, the Surviving Company or any of its Subsidiaries pays or incurs any Property Costs allocable to the Holders pursuant to this Section 2.9(a) after the Closing Date, Parent shall notify the Unitholder Representative and the Holders shall reimburse the

Surviving Company on or before the 30th day after receipt of such notice and (y) the Unitholder Representative shall, on behalf of the Holders, fully disclose, account for and remit to the Surviving Company any revenues to which Parent is entitled pursuant to this Section 2.9(a), on or before the 30th day after any Holder or the Unitholder Representative’s receipt of same, and to the extent any Holder pays or incurs any Property Costs allocable to Parent pursuant to this Section 2.9(a), the Holders shall notify Parent and the Surviving Company shall reimburse the Holders on or before the 30th day after receipt of such notice; provided, however, that in the event that any revenue or Property Cost otherwise described in this sentence is included in the Closing Statement, or is included or proposed to be included in the Post-Closing Statement by any Party and subsequently paid, no payment under this sentence shall be made in respect of such item. Any party shall be entitled to net any amounts owed to it or any of its Subsidiaries hereunder from any payment due under the preceding sentence.
(b)    The Adjustment Amount shall, without duplication, be:
(i)    increased by the following amounts:
(A)    to the extent the proceeds thereof are not received by the Holders or any of their respective Affiliates (other than a Target Group Member), via distribution or otherwise, prior to the Closing, the aggregate amount of (x) proceeds from the sale prior to the Closing Date of Hydrocarbons produced from and attributable to the Oil & Gas Assets prior to the Economic Effective Time that are received by the Target Group (without distribution to the Holders) or Parent in each case from and after the Economic Effective Time and (y) other proceeds received by the Target Group or Parent in each case from and after the Economic Effective Time with respect to the Oil & Gas Assets to which the Holders would otherwise be entitled pursuant to Section 2.9(a), in each case, less any applicable Burdens;
(B)    to the extent the proceeds thereof are not received by the Holders or any of their respective Affiliates (other than a Target Group Member), via distribution or otherwise, prior to the Closing Date, an amount equal to the market value of all Hydrocarbons produced from and attributable to the Oil & Gas Assets in storage or existing in stock tanks, pipelines and/or plants, in each case that are, as of the Economic Effective Time, (x) upstream of the pipeline connection or (y) upstream of the sales meter, if any, and in either case the value of such Hydrocarbons shall be based upon the contract price in effect as of the Economic Effective Time (or if there is no contract price, then the market price in effect as of the Economic Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by

Parent or the Target Group (without distribution to the Holders) attributable to such sale), net of (A) amounts payable as Burdens, (B) marketing and transportation fees, and other post-production expenses charged by third parties, and (C) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons;
(C)    the aggregate amount of all Property Costs (including pre-payments) which are attributable to the Oil & Gas Assets during the period from and after the Economic Effective Time that (x) have been paid or economically borne by the Target Group prior to the Economic Effective Time or (y) have been paid by the Holders or their Affiliates (other than the Target Group Members) and not reimbursed by the Target Group before or after the Economic Effective Time, but in either case, excluding any Transaction Expenses;
(D)    the amount, if any, of Imbalances in favor of any Target Group Member as of the Economic Effective Time, multiplied by the price per MMBtu as of the Economic Effective Time as posted in S&P Global Platts Gas Daily as the Texas Gas Zone 1 GDA (IGBAO21) or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to the applicable Target Group Member as of the Economic Effective Time;
(E)    an amount equal to the Economic Effective Time Working Capital, to the extent such amount is a positive amount;
(F)    the amount of Indebtedness for borrowed money incurred pursuant to the Company Revolving Credit Facility in compliance with Section 9.1(b)(xiv) following the Economic Effective Time and prior to the Closing; and
any other amount otherwise agreed upon in writing by the Parties.
(ii)    decreased by the following amounts:
(A)    the aggregate amount of all proceeds actually received by the Holders or any of their respective Affiliates (other than the Target Group) on or after the Economic Effective Time from the sale of Hydrocarbons produced from and attributable to the Oil & Gas Assets that are (x) contained in stock tanks, pipelines and/or plants (including inventory) as of the Economic Effective Time for which an upward adjustment to the Adjustment Amount was made pursuant to Section 2.9(b)(i) or (y) produced from or allocable to the Oil & Gas

Assets from or after the Economic Effective Time, in each case, net of (A) amounts payable as Burdens, except to the extent included in any upward adjustment pursuant to Section 2.9(b)(i), (B) marketing and transportation fees, and other post-production expenses charged by third parties, and (C) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons;
(B)    the aggregate amount of all Property Costs which are attributable to the Oil & Gas Assets during the period prior to the Economic Effective Time and that (x) have been paid or economically borne by Parent, or (y) have been paid or economically borne by the Target Group following the Economic Effective Time;
(C)    the amount, if any, of Imbalances owing by any Target Group Member as of the Economic Effective Time, multiplied by the price per MMBtu as of the Economic Effective Time as posted in S&P Global Platts Gas Daily as the Texas Gas Zone 1 GDA (IGBAO21) or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the applicable Target Group Member as of the Economic Effective Time;
(D)    the amount of all Indebtedness for borrowed money as of immediately prior to the Closing, including the RCF Payoff Amount;
(E)    the amount of all Transaction Expenses paid or payable by the Target Group after the Economic Effective Time (except to the extent paid directly by the Holders and not reimbursed or reimbursable by any Target Group Member), whether at, prior to or following the Closing;
(F)    an amount equal to the absolute value of the Economic Effective Time Working Capital, to the extent such amount is a negative amount;
(G)    the amount of Transfer Taxes allocated to Holders pursuant to Section 11.5;
(H)    the amount of any cash distributions (and not any distribution paid in kind or otherwise accrued) paid in respect of the Preferred Units after the Economic Effective Time;

(I)    the amount or amounts as contemplated by Section 6.1; and
(J)    any other amount otherwise agreed upon in writing by the Parties.
(c)    For the avoidance of doubt, if the Adjustment Amount is a positive (+) number, then the Adjusted Cash Consideration shall be increased and if the Adjustment Amount is a negative (–) number, then the Adjusted Cash Consideration shall be decreased. The Closing Cash Amount and the Closing Stock Amount shall be subject to adjustment after the Closing pursuant to Section 2.11. For the avoidance of doubt, no item that is included in the Adjustment Amount pursuant to Section 2.9 or that is included in the determination of the Adjusted Stock Consideration, in any such case, that would otherwise be taken into account in the determination of the calculation of Economic Effective Time Working Capital shall be taken into account in the determination of the calculation of Economic Effective Time Working Capital, and all adjustments to the Adjusted Cash Consideration pursuant to Section 2.9 shall be without duplication of any duplicative remedy under this Agreement, including pursuant to any other adjustments set forth in Section 2.9 and the determination of the calculation of Economic Effective Time Working Capital therein. Once all adjustments have been made to the Adjusted Stock Consideration, if the calculated number thereof includes a fractional share, such number shall be rounded up to the next whole share.
Section 2.10    Closing Statement. At least six (6) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth in reasonable detail the Company’s good faith calculation of the (a) the RCF Payoff Amount, (b) the Adjustment Amount (including the components thereof), (c) the Adjusted Cash Consideration, (d) the Adjusted Stock Consideration, (e)  the Closing Cash Amount, (f) the Closing Stock Amount, (g) the Initial Per Unit Stock Consideration, and (h) the Defect Escrow Amount (the “Preliminary Closing Statement”). Concurrently with the delivery of the Preliminary Closing Statement, the Company shall deliver to Parent reasonable documentation in the possession of the Company or any of its Affiliates to support the items for which adjustments are proposed or made in the Closing Statement delivered by the Company and a brief explanation of any such adjustments and the reasons therefor. Within two (2) Business Days after its receipt of the Preliminary Closing Statement, Parent may submit to the Company in writing any good faith objections or proposed changes thereto (the “Notice of Disagreement”) and the Company shall consider all such objections and proposed changes in good faith. The Company shall thereafter deliver to Parent an updated Preliminary Closing Statement no later than one (1) Business Day prior to the Closing Date that includes all proposed changes accepted by the Company, along with applicable remedies elected for Title Defects pursuant to Article 4. The Preliminary Closing Statement, with such changes agreed to by the Company and Parent, or, absent such agreement, delivered by the Company prior to the day that is the Business Day prior to the Closing (the “Closing Statement”), will be the calculation of such amounts at the Closing. For the avoidance of doubt, if Parent exercises the Extension Option, then any previously issued Preliminary Closing Statement shall be null and void, and the Company shall deliver a new Preliminary Closing Statement in the manner set forth herein based on the new Closing Date.

Section 2.11    Post-Closing Adjustment.
(a)    No sooner than ninety (90) days after the Closing Date, but no later than one hundred twenty (120) days after the Closing Date, Parent shall deliver to the Unitholder Representative a statement (the “Post-Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of (i) the Adjustment Amount, including each component thereof, (ii) the resulting calculation of the Closing Cash Amount, (iii) the Adjusted Stock Consideration, including each component thereof, and (iv) the resulting calculation of the Closing Stock Amount. For the avoidance of doubt, the Defect Escrow Amount and the Holdback Amount shall not be subject to post-Closing adjustment pursuant to this Section 2.11. Concurrently with the delivery of the Post-Closing Statement, Parent shall deliver to the Unitholder Representative reasonable documentation in the possession of Parent or any of its Affiliates to support the items for which adjustments are proposed or made in the Post-Closing Statement delivered by Parent, and a brief explanation of any such adjustments and the reasons therefor. In the event Parent does not deliver the Post-Closing Statement in accordance with this Section 2.11, the Company’s pre-Closing estimates of the Adjustment Amount, the Adjusted Cash Consideration, the Closing Cash Amount and the Closing Stock Amount, in each case as set forth in the Closing Statement, shall control unless the Unitholder Representative delivers to Parent a Post-Closing Statement, reasonable documentation in the possession of the Unitholder Representative or any of its Affiliates to support the items for which adjustments are proposed or made in the Post-Closing Statement delivered by the Unitholder Representative, and a brief explanation of any such adjustments and the reasons therefor within ten (10) Business Days after such one hundred twentieth (120th) day, in which case the Parties shall proceed in accordance with Section 2.11(b) except that the rights of the Unitholder Representative and Parent shall be reversed. The Closing Cash Amount as finally determined in accordance with the terms of this Section 2.11 is referred to herein as the “Final Cash Amount”, and the Closing Stock Amount as finally determined in accordance with the terms of this Section 2.11 is referred to herein as the “Final Stock Amount.”
(b)    The Unitholder Representative shall have forty-five (45) days after Unitholder Representative’s receipt of the Post-Closing Statement (the “Review Period”) within which to review Parent’s calculation of the Adjustment Amount, the Adjusted Cash Consideration, the Closing Cash Amount and the Closing Stock Amount (or any component of any of the foregoing as set forth in the Post-Closing Statement). If the Unitholder Representative disputes any component of the Adjustment Amount, the proposed Closing Cash Amount set forth in the Post-Closing Statement delivered pursuant to Section 2.11(a) (the “PC Statement Closing Cash Amount”), or the proposed Closing Stock Amount set forth in the Post-Closing Statement delivered pursuant to Section 2.11(a) (the “PC Statement Closing Stock Amount”), the Unitholder Representative shall notify Parent in writing of its objection to such amount prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components (to the extent possible), together with reasonable documentation in the possession of the Unitholder Representative supporting such disputed components (a “Dispute Notice”). The PC Statement Closing Cash Amount and the PC Statement Closing Stock Amount shall become final, conclusive and binding on the Parties, and be considered the Final Cash Amount and the Final Stock Amount, respectively, for all purposes of this Agreement, unless the Unitholder Representative delivers to Parent a Dispute Notice prior to the expiration of the Review Period. If the Unitholder Representative timely delivers a Dispute Notice, (i) any amounts in the Adjustment Amount, the PC Statement Closing Cash Amount or the PC Statement Closing Stock

Amount not objected to by the Unitholder Representative in the Dispute Notice shall be final, conclusive and binding on the Parties, and (ii) Parent and the Unitholder Representative shall, within fifteen (15) days following Parent’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice and any such mutual resolution shall be final, conclusive and binding on the Parties.
(c)    If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute (the “Remaining Disputes”), then each of Parent and the Unitholder Representative shall submit all such Remaining Disputes to the Houston, Texas office of KPMG US LLP (or such other nationally recognized accounting firm the Parties may mutually select), for resolution; provided, that if KPMG US LLP has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the Parties for KPMG US LLP to arbitrate such disputes, the Houston, Texas, office of the American Arbitration Association shall select a nationally recognized accounting firm not materially affiliated with the Unitholder Representative or any of its Affiliates or Parent to arbitrate such disputes. The appointed accounting firm shall be the “Accounting Firm”, and within five (5) Business Days after appointment of the Accounting Firm the Parties shall deliver to the Accounting Firm and each other their written position with respect to such Remaining Disputes. The Accounting Firm, once appointed, shall have no ex parte communications with the Parties concerning the Remaining Disputes. The Accounting Firm shall determine, based solely on the submissions by the Unitholder Representative and Parent, and not by independent review, only the Remaining Disputes and shall choose either the Unitholder Representative’s position or Parent’s position with respect to each matter addressed in a Dispute Notice, in each case, in accordance with this Agreement. The Accounting Firm may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Firm make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Firm, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes shall be set forth in a written statement by the Accounting Firm delivered simultaneously to the Unitholder Representative and Parent and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Parent and the Unitholder Representative shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including, by providing the information, data and work papers used by each Party to prepare and/or calculate the Adjustment Amount, the Final Cash Amount or the Final Stock Amount, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable. The fees, costs and expenses of the Accounting Firm pursuant to this Section 2.11(b) shall be borne one half by the Unitholder Representative, on the one hand, and one half by Parent, on the other hand. The fees and disbursements of Parent’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Post-Closing Statement or any Dispute Notice shall be borne by Parent and the fees and disbursements of the Unitholder Representative’s independent auditors and other costs and expenses incurred in connection with the Post-Closing Statement or any Dispute Notice shall be borne by the Unitholder Representative.

(d)    From and after the Closing Date until the Final Cash Amount and the Final Stock Amount are finally determined pursuant to this Section 2.11, (i) the Unitholder Representative, its Affiliates and its and their respective auditors, accountants, counsel and other representatives shall be permitted reasonable access to the Target Group and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Unitholder Representative (including the information, data and work papers used by Parent and/or the Target Group’s auditors or accountants to prepare and calculate such amounts) in each case solely for purposes of exercising the Unitholder Representative’s rights under this Section 2.11, and (ii) the Unitholder Representative shall provide, or cause to be provided, to Parent, its Affiliates and its and their respective auditors, accountants, counsel and other representatives reasonable access to the personnel, books and records of the Unitholder Representative’s Affiliates and any other documents or information in the possession of the Unitholder Representative’s Affiliates reasonably requested by Parent (including the information, data and work papers used by the Unitholder Representative’s Affiliates’ and/or the Target Group’s auditors or accountants to prepare and calculate the Closing Statement) in each case solely for purposes of exercising Parent’s rights under this Section 2.11.
(e)    Within five (5) Business Days following finalization of the Final Cash Amount and the Final Stock Amount, whether through the post-closing agreement of Parent and the Unitholder Representative or by the Accounting Firm, Parent and the Unitholder Representative shall execute and deliver a joint written instruction to the Escrow Agent to release the shares of Parent Common Stock, if any, and the funds from the Closing Statement Escrow Account as set forth in this Section 2.11(e). Upon the depletion of the Parent Common Stock, if any, and cash in the Closing Statement Escrow Account, Parent shall not be entitled to any further payment with respect to the Closing Cash Amount and the Final Cash Amount, and Parent acknowledges that its sole source of recovery and exclusive remedy with respect to any claims arising out of or relating to the Closing Cash Amount and the Final Cash Amount will be, and will not exceed, the Parent Common Stock, if any, and cash in the Closing Statement Escrow Account; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to offset any amount that would otherwise be owed to Parent but for this sentence against any amounts that would otherwise be payable by Parent to the Holders under Section 2.9.
(i)    If no shares of Parent Common Stock were deposited into the Closing Statement Escrow Account pursuant to Section 2.12(b)(iii) and the Final Cash Amount exceeds the Closing Cash Amount set forth in the Closing Statement, then there shall be released from the Closing Statement Escrow Account (x) to the Holders (allocated in accordance with the pro rata allocations set forth in the Payment Schedule) an aggregate amount of cash equal to the amount, if any, by which the Final Cash Amount exceeds the Closing Cash Amount and (y) to Parent, the aggregate amount of cash, if any, remaining in the Closing Statement Escrow Account.
(ii)    If any shares of Parent Common Stock were deposited into the Closing Statement Escrow Account pursuant to Section 2.12(b)(iii) and the Final Cash Amount exceeds the Closing Cash Amount set forth in the Closing Statement, then there shall be released from the Closing Statement Escrow Account (x) to the Holders (allocated in accordance with the pro rata allocations set forth in the Payment Schedule) an aggregate amount of cash and shares of Parent Common Stock (valued at the Reference Price) equal to the amount, if any, by which the Final Cash Amount exceeds the Closing Cash Amount; provided that all of such shares of Parent Common Stock shall be distributed before any such cash is distributed, and (y) to Parent, the aggregate amount of cash and shares of Parent Common Stock, if any, remaining in the Closing Statement Escrow Account.
(iii)    If the Final Cash Amount does not exceed the Closing Cash Amount set forth in the Closing Statement, all cash and shares of Parent Common Stock held in the Closing Statement Escrow Account shall be released to Parent.
(f)    In the event that the Closing Stock Amount set forth in the Closing Statement exceeds the Final Stock Amount by an amount that is greater than the number of shares of Parent Common Stock in the Defect Escrow Account, the Unitholder Representative shall, or shall cause the Holders to, deliver to Parent an aggregate number of shares of Parent Common Stock equal to the number of shares, if any, by which (i)(x) the Closing Stock Amount set forth in the Closing Statement, minus (y) the Final Stock Amount, exceeds (ii) the number of shares of Parent Common Stock in the Defect Escrow Account. By accepting the Initial Per Unit Stock Consideration, each Holder agrees to deliver to Parent such Holder’s pro rata share (in accordance with the pro rata allocations set forth in the Payment Schedule) of any such shares of Parent Common Stock required to be delivered to Parent pursuant to this Section 2.11(f).
Section 2.12    Deliveries at Closing.
(a)    At the Closing, the Company shall deliver or cause to be delivered to Parent the following:
(i)    a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit C, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;
(ii)    if required pursuant to Section 9.13, counterparts of the Novation Instrument with respect to each Existing Hedge Contract and Specified Hedge Contract, duly executed by the Company;
(iii)    on behalf of each Holder and each Preferred Member, either (A) an executed certificate from such Holder or Preferred Member, as applicable, which satisfies the requirements set forth in Treasury Regulations Sections 1.1445-2 and 1.1446(f)-2(b)(2), attesting that such Holder or Preferred Member, as applicable (or its regarded owner, if such Holder or such Preferred Member, as applicable, is an entity disregarded as separate from its owner) is not a “foreign person” for U.S. federal income Tax purposes, or (B) a duly executed W-9 of such Holder or such Preferred Member, as applicable;
(iv)    the Registration Rights Agreement in the form of Exhibit D (the “Registration Rights Agreement”), duly executed by each Holder specifically contemplated in the Registration Rights Agreement;
(v)    resignations of, and releases from, each of the individuals who serves as an officer, director or manager of a Target Group Member, in each case, in the form of Exhibit E;

(vi)    the Closing Statement;
(vii)    all consents, bank signatory cards or other approvals necessary in order to (i) permit any Persons specified by Parent in writing to the Company not later than ten Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (ii) remove the authority or approval of all signatories thereto (unless Parent directs the Company to allow any of such signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;
(viii)    duly executed, acknowledged and recordable releases of (A) all Liens that encumber the Company Units or the Subsidiary Interests, except for Liens arising under the Company LLC Agreement and transfer restrictions arising under applicable securities laws, and (B) of all other Liens securing Indebtedness for borrowed money by the Company or any Target Group Member that encumber the Oil & Gas Assets, except, in the case of clause (B), for Permitted Encumbrances;
(ix)    a signature page to the Escrow Agreement duly executed by each of the Company and the Unitholder Representative;
(x)    signature pages to the Transition Services Agreement duly executed by each of the Company and GeoSouthern Energy Corporation;
(xi)    a signature page to the TSA duly executed by GEP Haynesville II, LLC;
(xii)    a signature page to the Joint Defense and Common Interest Agreement duly executed by each of the Company and GEP Haynesville II, LLC; and
(xiii)    a Termination Agreement with respect to all Affiliate Arrangements (other than those set forth on Schedule 9.10), substantially in the form attached hereto as Exhibit F (the “Termination Agreement”).
(b)    At the Closing, Parent shall:
(i)    deliver to the Company a duly executed certificate from an officer of Parent in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;
(ii)    direct the Paying Agent to deliver in accordance with the Payment Schedule, (A) on behalf of the Company, the Preferred Redemption Amount as provided in Section 2.1 to the Preferred Members by wire transfer of immediately funds, (B) the Closing Stock Amount as set forth in the Closing Statement to the Holders, and (C) the Closing Excess Cash Amount, if any, to the Holders;
(iii)    deliver to the Escrow Agent (x) a number of shares of Parent Common Stock equal to the Defect Escrow Amount, divided by the Reference Price for deposit to the Defect Escrow Account, (y) a number of shares of Parent Common Stock equal to the Holdback Shortfall Amount, if any, divided by the Reference Price, for deposit to the Closing Statement Escrow Account, and (z) cash equal to the Holdback Amount for deposit to the Closing Statement Escrow Account;
(iv)    deliver on behalf of the Target Group, an aggregate amount equal to the RCF Payoff Amount in accordance with the RCF Payoff Letter, by wire transfer of immediately available funds;
(v)    deliver to the Company evidence reasonably satisfactory to the Company that Parent shall have (A) filed a supplemental listing application with the NYSE with respect to the issuance of the Per Unit Stock Consideration and (B) the shares of Parent Common Stock have been approved and authorized for listing on the NYSE;
(vi)    if required pursuant to Section 9.13, deliver to the Company counterparts of the Novation Instrument with respect to each Existing Hedge Contract and Specified Hedge Contract, duly executed by Parent;
(vii)    deliver to the Company an acknowledgement duly executed by the Transfer Agent stating (1) the Transfer Agent has been instructed by Parent to create a book entry account for each Holder that is receiving Parent Common Stock at Closing of the Merger and credit such Holder’s account with the number of shares of Parent Common Stock equal to the portion of the Closing Stock Amount (as set forth in the Closing Statement) to which such Holder is entitled pursuant to the Payment Schedule, and (2) Parent has issued the shares of Parent Common Stock equal to the Closing Stock Amount as set forth in the Closing Statement to the Holders in accordance with the Payment Schedule;
(viii)    deliver to the Company the Registration Rights Agreement, duly executed by Parent;
(ix)    deliver to the Company, evidence, in form and substance satisfactory to the Company, that the R&W Insurance Policy has been bound;
(x)    deliver to Unitholder Representative a signature page to the TSA duly executed by SWN Production (Louisiana); and
(xi)    deliver to the Company duly executed signature page from Parent of the Escrow Agreement.
ARTICLE 3
CONVERSION OF COMPANY UNITS
Section 3.1    Conversion of Company Units.
(a)    At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any securities of the Company or Merger Sub, each Company Unit issued and outstanding immediately prior to the Merger Effective Time (excluding any Company Units to be cancelled pursuant to Section 3.1(c))

shall be automatically cancelled and extinguished and converted into the right to receive (and the Paying Agent shall pay each Holder in accordance with Section 3.5), in each case in accordance with the Payment Schedule: (i) the Initial Per Unit Stock Consideration, (ii) the per Company Unit amount of any cash or shares of Parent Common Stock released to the Holders from the Defect Escrow Account or the Closing Statement Escrow Account from time to time in accordance with the terms of this Agreement and pursuant to the terms of the Escrow Agreement and (iii) the Closing Excess Cash Amount, if any, which shall be paid when and as provided for in this Agreement, as applicable.
(b)    Notwithstanding anything to the contrary herein and without limiting any other provisions of this Agreement, if, at any time on or after the date of this Agreement and prior to the Closing, Parent makes any (i) stock dividend or stock distribution on the Parent Common Stock in shares of Parent Common Stock, (ii) subdivision or split of any Parent Common Stock, (iii) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or (iv) issuance of any Securities by reclassification of Parent Common Stock, then the Reference Price and the number of shares of Parent Common Stock to be issued to the Holders pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action; provided that this Section 3.1(b) shall in no event be construed to permit Parent or its Affiliates to take any action with respect to the Parent Common Stock that is prohibited by the terms of this Agreement. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification.
(c)    At the Merger Effective Time, all Company Units that are owned by the Company or any of its Subsidiaries immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the Company or any of its Subsidiaries, be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor (the “Excluded Stock”).
(d)    At the Merger Effective Time, the holders of Company Units shall cease to have any rights with respect thereto other than the right to receive the consideration pursuant to Section 3.1(a) and thereafter any additional amounts when, as and if provided under the Escrow Agreement or this Agreement, as applicable, in each such case without any interest thereon, for each such Company Unit.
(e)    The issued and outstanding membership interests of Merger Sub shall be converted into and become all of the issued and outstanding membership interests of the Surviving Company.
Section 3.2    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.3    Payment Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and correct schedule (the “Payment Schedule”) showing for each Holder or Preferred Member, as applicable: (a) the number and class of Company Units held by such Holder as of the date thereof; (b) a binding allocation, in accordance with this Article 3 and the Company LLC Agreement, of the portion of the Closing Stock Amount payable to each Holder at Closing; (c) the portion of the Defect Escrow Amount to be deposited with the Escrow Agent on behalf of each Holder in respect of such Holder’s Company Units; (d) the number of Preferred Units held by such Preferred Member as of the date thereof and the portion of the Preferred Redemption Amount payable to such Preferred Member in accordance with Section 2.1, together with wire instructions for the delivery of such portion of the Preferred Redemption Amount to each Preferred Member; and (e) a binding allocation, in accordance with this Article 3 and the Company LLC Agreement, of the portion of the Closing Excess Cash Amount, if any, payable to each Holder at Closing, together with wire instructions for the delivery of such portion of the Closing Excess Cash Amount to each Holder.
Section 3.4    Company Revolving Credit Facility. The Company shall obtain and provide to Parent a fully executed copy of the RCF Payoff Letter at least one (1) Business Day prior to Closing.
Section 3.5    Exchange Procedures.
(a)    Prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying Agent”) that is reasonably acceptable to the Company to act as paying agent for the Merger and to deliver payment of the consideration described in Section 3.1. Prior to the Closing, Parent shall enter into a Paying Agent agreement (the “Paying Agent Agreement”) with the Paying Agent in form and substance reasonably acceptable to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement. Prior to the Merger Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the account and benefit of the Holders and the Preferred Members, as applicable, (i) an amount of cash sufficient to fund the Preferred Redemption Amount in accordance with Section 2.1, (ii) the Closing Stock Amount as set forth in the Closing Statement, and (iii) an amount of cash sufficient to fund the Closing Excess Cash Amount, if any, (collectively, the “Consideration Fund”). The Paying Agent shall cause (x) the Preferred Redemption Amount to be held for the benefit of the Preferred Members and applied promptly to making the payments pursuant to Section 2.1, (y) the Closing Stock Amount to be held for the benefit of the Holders and applied promptly to making the payments pursuant to this Article 3, and (z) the Closing Excess Cash Amount, if any, to be held for the benefit of the Holders and applied promptly to making the payments pursuant to this Article 3, in each case, except as expressly provided for in this Agreement.
(b)    At Closing, Parent shall cause the Paying Agent to deliver to each Holder the consideration described in Section 3.1(a). No interest will be paid to Holders in connection with, or accrued on, the consideration described in Section 3.1(a) or any additional amounts paid pursuant to the Escrow Agreement or this Agreement.
(c)    At and after the Merger Effective Time, there shall be no transfers on the unit transfer books of the Company of the Company Units that were outstanding immediately prior to the Merger Effective Time.

(d)    Any portion of the Closing Stock Amount that remains unclaimed by the Holders one (1) year after the Merger Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Company. For the avoidance of doubt, this Section 3.5(d) shall not apply to any funds held in the Defect Escrow Account. Any Holder who has not theretofore complied with this Article 3 with respect to any Company Units shall thereafter look only to Parent for payment of their claim for consideration in respect thereof.
(e)    Notwithstanding the foregoing, neither the Paying Agent, Parent, the Surviving Company nor any party hereto shall be liable to any Person in respect of cash or shares from the Consideration Fund, the Defect Escrow Account or the Closing Statement Escrow Account, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)    No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued in exchange for Company Units in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each Holder of Company Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Units held by such Holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the Reference Price and (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1(a).
Section 3.6    Withholding Rights. The Paying Agent, the Escrow Agent, Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from consideration otherwise payable to a Holder or other amounts payable pursuant to this Agreement or the Escrow Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code or any other provision of applicable Tax Law; provided, that except with respect to any withholding of Taxes that would result from the failure of the Company to deliver any of the certificates set forth in Section 2.12(a)(iii), Parent shall use, or shall cause the Paying Agent, the Escrow Agent, Merger Sub or the Surviving Company (as applicable) to use reasonable best efforts to, (a) provide written notice to the Unitholder Representative no later than ten (10) Business Days prior to the Closing Date (or in the case of withholding of Taxes that results from a change in Law enacted after the date hereof, as soon as reasonably practicable following such enactment), indicating in reasonable detail any intention to deduct or withhold any amounts pursuant to this Section 3.6, the amount to be deducted or withheld, and the basis therefore and (b) cooperate in good faith with the Company and the Unitholder Representative to minimize the amount of any applicable withholding or deduction to the extent permitted by applicable Law. To the extent that such amounts are so deducted or withheld and properly paid to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
Section 3.7    Unitholder Representative.

(a)    By approval of this Agreement, each Holder irrevocably appoints the Unitholder Representative as such Holder’s representative, agent, proxy and attorney-in-fact, with full power of substitution to act on behalf of the Holders including the full power and authority to act on the Holders’ behalf to, including, but not limited to, (i) consummate the transactions contemplated under this Agreement (including the adjustments under the Escrow Agreement) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments under the Escrow Agreement) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; and (iii) execute and deliver any consent, amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Holders), and such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Unitholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Holder. All decisions, actions, consents and instructions by the Unitholder Representative shall be binding upon all of the Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent shall not have the right to object to, and shall cause its Affiliates not to, dissent from, protest or otherwise contest the authority of the Unitholder Representative. Each of Parent, the Escrow Agent and the Paying Agent shall be entitled to rely on any decision, action, consent or instruction of the Unitholder Representative as being the decision, action, consent or instruction of each and every Holder, and each of Parent, the Escrow Agent and the Paying Agent are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By their approval of this Agreement, each Holder shall be deemed to have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Unitholder Representative for any action or inaction taken or not taken by the Unitholder Representative in connection with such Person’s capacity as Unitholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute intentional and knowing fraud.
(b)    All acts of the Unitholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Holders and not of the Unitholder Representative individually. The Unitholder Representative shall not be liable to the Company, Parent, Merger Sub or any other Person in its capacity as the Unitholder Representative, for any liability of a Holder.
(c)    The Holders agree to indemnify the Unitholder Representative, on a pro rata basis as provided in the Escrow Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Unitholder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Unitholder Representative’s duties hereunder or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Holder shall be liable for any of the foregoing to the extent they arise out of the Unitholder Representative’s commission of intentional and knowing fraud; provided, further, that a Holder’s aggregate indemnification obligations pursuant to this Section 3.7(c) shall not exceed an amount equal to the aggregate consideration actually receivable by such Holder pursuant to the terms of this Agreement and the Escrow Agreement.
(d)    The Unitholder Representative may resign at any time, and may be removed for any reason or no reason by the written consent of the holders of a majority of the Common Units outstanding immediately prior to the Merger Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Unitholder Representative, a new Unitholder Representative shall be appointed by the written consent of the Majority Holders. A copy of such written consent appointing such new Unitholder Representative shall be sent to Parent and, after the Merger Effective Time, to the Surviving Company, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Merger Effective Time, the Surviving Company.
ARTICLE 4
TITLE MATTERS
Section 4.1    Independent Title Review
(a)    Parent Independent Examination. Subject to the other provisions of this Section 4.1, Parent shall have the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central Time on December 22, 2021 (such time, the “Claim Deadline”) to conduct, or cause its representatives to conduct, land and title work on the Oil & Gas Assets, independently on its own behalf and account (“Independent Title Review”), and shall, by delivery of a Notice to the Company that complies with Section 4.1(d) on or before the Claim Deadline (a “Title Defect Notice”), assert the existence of alleged Title Defects with respect to the Oil & Gas Interests. Except with respect to Section 7.36, no claims for Title Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Defects, but for which Parent has not delivered a Title Defect Notice to the Company prior to the Claim Deadline, shall be deemed to have been waived by Parent for all purposes. Promptly after execution of this Agreement, and subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 9.1(f), the Company shall deliver to Parent, or provide Parent with reasonable online access to, electronic copies of records regarding title to the Assets that are (x) in the possession of any Target Group Member, (y) currently maintained in electronic format by any Target Group Member and (z) customarily provided during an examination period to perform title due diligence or otherwise reasonably requested by Parent to substantiate the Target Group’s Net Acres, Net Revenue Interest and Working Interest in the Oil & Gas Assets, which such records may include abstracts and title opinions, land agreements and files, division order paydecks and any other underlying materials (collectively, the “Title Records”); provided that with respect to any such records for which an electronic copy thereof is not available to the Target Group, the Company shall provide Parent and its Representatives with access to the physical copies of records as promptly as practicable. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 9.1(f), during the Examination Period, the Company shall give, upon twenty four (24) hours’ advance notice, Parent and its representatives (accompanied by the Company or its representatives, at the Company’s sole discretion) reasonable access during normal business hours to the Target Group’s facilities, properties, Title Records and other books and records in connection with Parent’s Independent Title Review. To give the

Company an opportunity to commence reviewing and curing alleged Title Defects asserted by Parent, Parent shall use commercially reasonable efforts to give the Company, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Title Defects discovered by Parent during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline; provided that Parent’s right to assert a Title Defect shall not be prejudiced by any failure to provide such notice. The fees, costs, and expenses incurred by Parent in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Parent.
(b)    During the Examination Period, Parent shall maintain at its sole expense and with insurers reasonably satisfactory to the Company, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of Parent under Section 9.1(f). Coverage under all insurance required to be carried by Parent hereunder will (i) be primary insurance, (ii) list each of the Company and the Target Group as additional insureds, (iii) waive subrogation against each of the Company and the Target Group and (iv) provide for five (5) days’ prior notice to the Company in the event of cancellation or modification of the policy or reduction in coverage. Upon request by the Company, Parent shall provide evidence of such insurance to the Company prior to gaining such access.
(c)    Allocated Value. The “Allocated Value” means (i) for each Well listed on Annex A-2, the dollar value set forth on Annex A-2 for such Well, (ii) for each Well-In-Progress listed on Annex A-6, the dollar value set forth on Annex A-6 for such Well-In-Progress, (iii) for each Fee Mineral listed on Annex A-3, the dollar value set forth on Annex A-3 for such Fee Mineral, and (iv) for each Lease set forth on Annex A-1, the dollar value set forth on Annex A-1 for such Lease. The Company has accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts and for the purposes described in Section 5.3(b)(iii), but otherwise make no representation or warranty as to the accuracy of such values.
(d)    Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:
(i)    a description in reasonable detail of the alleged Title Defect;
(ii)    the Lease, Well, Well-In-Progress or Fee Mineral (and associated Oil & Gas Interests) affected (the “Title Defect Property”);
(iii)    the Allocated Value of the Title Defect Property subject to the alleged Title Defect;
(iv)    if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a Lease, Well or Well-In-Progress, the alleged actual Net Revenue Interest for such Lease, Well or Well-In-Progress;
(v)    if the alleged Title Defect involves an excess of Working Interest with respect to a Well or Well-In-Progress, the alleged actual Working Interest for such Well or Well-In-Progress;

(vi)    if the alleged Title Defect involves an increase in Net Acres (due to an increased Working Interest) for any Lease, the alleged actual Net Acres in such Lease;
(vii)    if the alleged Title Defect involves a shortfall in Net Acres for a Lease or the Mineral Fee Net Acres for a Fee Mineral, the alleged actual Net Acres or Mineral Fee Net Acres in such Lease or Fee Mineral, as applicable;
(viii)    if the alleged Title Defect is a Lien, Parent’s best estimate of the cost to remove such Lien;
(ix)    supporting documents, to the extent available, reasonably necessary for the Company (as well as any experienced title attorney or examiner hired by the Company) to verify the existence of the alleged Title Defect; and
(x)    Parent’s good faith estimate of the Title Defect Amount and the computations and information upon which Parent’s Title Defect assertion is based.
Notwithstanding the foregoing, Parent’s failure to strictly comply with the requirements set forth in this Section 4.1(d) shall not cause such Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect Notice is reasonably sufficient to provide the Company with notice of the existence and general nature of the Title Defect.
(e)    Cure of and Remedies for Title Defects Prior to Closing. Prior to the Closing, other than for any Transferred Applicable Full Value Title Defect, the Company shall have the right, but not the obligation, in its sole discretion, to attempt to cure (or to cause the Target Group to attempt cure), at the Company’s sole cost (which cost shall constitute a Transaction Expense), any asserted Title Defect during the period until the date that is ninety (90) days following the Closing Date (the “Cure Deadline”) by giving written notice to Parent of its election to cure prior to the Closing Date.
(i)    If the Company elects to cure and actually cures (subject to Parent’s reasonable satisfaction) the Title Defect prior to the Closing, then no adjustment to the Adjusted Stock Consideration will be made for such Title Defect. If the Company elects not to cure (or attempt to cure) a Title Defect either prior to or after Closing, and the Title Defect is not otherwise subject to a dispute, then at Closing, the Adjusted Stock Consideration shall include the applicable Title Defect Amount, subject to the Title Threshold Amount and the Title Deductible Amount.
(ii)    The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cure any Applicable Full Value Title Defect prior to the Pre-Closing Full Value Cure Deadline. If the Company has not cured any Applicable Full Value Title Defect as of the Pre-Closing Full Value Cure Deadline, then, subject to the Title Deductible Amount having been exceeded, the Company may elect, upon written notice to Parent on the Pre-Closing Full Value Cure Deadline, to convey to the Company’s designated Affiliate (other than a Target Group Member) at Closing either (A) the Title Defect Property to which such Applicable Full Value Title Defect applies or (B) if such Title Defect Property is a Well or a Well In Progress, in each case, the drilling and spacing unit in which such Title Defect Property is located along with all other Oil & Gas Assets located within such drilling and spacing unit and, in each case, upon such conveyance, such Title Defect Property shall be considered a Retained Asset for all purposes under this Agreement and shall be deemed deleted from all respective Annexes and Schedules, and a number of shares of Parent Common Stock equal to the Allocated Value of such Title Defect Property, divided by the Reference Price, shall be included as a reduction to the Adjusted Stock Consideration. Notwithstanding the foregoing, if the Company provides such written notice to Parent, then, at any time prior to the Closing, Parent shall have the right to waive such Full Value Title Defect, in which case (1) the Company shall not convey such Title Defect Property under this Section 4.1(e)(ii) and the Company’s election shall be null and void and of no effect, (2) such Title Defect Property shall not be considered a Retained Asset for any purpose hereunder (including for purposes of a downward adjustment to the Adjusted Stock Consideration or the determination of the Adjustment Amount) and (3) the Preliminary Closing Statement shall be adjusted accordingly (to the extent applicable).
(f)    Cure of and Remedies for Title Defects After Closing. Other than any Transferred Applicable Full Value Title Defect, if the Company elects to cure but fails to cure (to Parent’s reasonable satisfaction) the Title Defect prior to the Closing, then (i) taking into account the Title Deductible Amount, a number of shares of Parent Common Stock equal to the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, divided by the Reference Price, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.8, and (ii) the Unitholder Representative shall have the right to continue to attempt to cure such Title Defect; provided, however, that (A) if the Unitholder Representative fails to cure such Title Defect to Parent’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release to Parent from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price, in accordance with the Payment Schedule, or (B) if the Unitholder Representative cures such Title Defect to Parent’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release to the Holders in accordance with the Payment Schedule and as provided in the Escrow Agreement from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price.
(g)    Title Defect Amount. If the Company and the Unitholder Representative elect not to cure any such Title Defect or the Company or the Unitholder Representative is unable to cure any such Title Defect prior to the Cure Deadline as provided above, then the amount of each such Title Defect (the “Title Defect Amount”) shall be determined as follows:
(i)    if Parent and the Company (or, following the Closing, the Unitholder Representative) agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to remove such Lien;

(iii)    if the Title Defect is a deed of trust, mortgage or similar instrument resulting in an encumbrance that is not subordinated to the lessee’s interest in the applicable mineral estate in an amount of Five Hundred Thousand and No /100 dollars ($500,000.00)or greater, then the Title Defect Amount shall be no more than the amount necessary to remove such encumbrance;
(iv)    if the Title Defect represents a negative discrepancy between (A) the actual Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for a Lease or Fee Mineral and (B) the Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for such Lease or Fee Mineral as set forth on Annex A-1 or Annex A-3, as applicable, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease or Fee Mineral multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for such Lease or Fee Mineral as set forth in on Annex A-1 or Annex A-3, as applicable;
(v)    if the Title Defect represents a negative discrepancy between (A) the actual Net Revenue Interest for a Well (as to the currently producing formation), a Lease (as to the applicable Target Zone), or a Well-In-Progress (as to the applicable Target Zone), and (B) the Net Revenue Interest set forth on Annex A-1 for such Lease, Annex A-2 for such Well, or Annex A-6 for such Well-In-Progress, as applicable, (the “Scheduled NRI”), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease, Well or Well-In-Progress, as applicable, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI for such Lease, Well or Well-In-Progress, as applicable;
(vi)    if the Title Defect is a Prescription Defect, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease multiplied by (y) a fraction (1) the numerator of which is the length of time until such Lease will expire due to prescription or other Law and (2) the denominator of which is the remaining primary term under such Lease;
(vii)    if the Title Defect represents an obligation, encumbrance upon or other defect in title of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, as applicable, and such other reasonable factors as are necessary to make a proper evaluation;
(viii)    notwithstanding anything to the contrary in this Article 4, the sum of all Title Defect Amounts with respect to any particular Title Defect Property shall not exceed the Allocated Value of such Title Defect Property;

(ix)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount hereunder; and
(x)    the Title Defect Amount with respect to any Transferred Applicable Full Value Title Defect shall be Parent’s asserted Title Defect Amount with respect thereto.
(h)    Title Benefits. If Parent discovers any Title Benefit on or before the expiration of the Claim Deadline, Parent shall, as soon as practicable but in any case prior to 5:00 p.m. Central Time on the Claim Deadline, deliver a Notice to the Company or, after the Closing, to the Unitholder Representative, which shall include (i) a description of the Title Benefit, (ii) the affected Lease, Fee Mineral, Well or Well-In-Progress (the “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, (iv) the amount by which Parent reasonably believes the Allocated Value of each such Title Benefit Property is increased by such Title Benefit, and the computations and information upon which Parent’s Title Benefit discovery is based and (v) supporting documents reasonably necessary for the Company (as well as any experienced title attorney or examiner hired by the Company) or, after the Closing, the Unitholder Representative, to verify the existence of the alleged Title Benefit. The Company shall have the right, but not the obligation, to deliver to Parent a similar Notice on or before the expiration of the Examination Period with respect to each Title Benefit discovered by the Company. With respect to each Title Benefit Property reported hereunder (or which Parent should have reported hereunder), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Amounts pursuant to Section 4.1(g).
(i)    Dispute.
(i)    The Company (or, with respect to post-Closing curative work, the Unitholder Representative) and Parent shall attempt to agree on (x) the existence and Title Defect Amount for all Title Defects prior to Closing (or, with respect to the Unitholder Representative’s post-Closing curative work, on or before the Cure Deadline) and (y) the existence and Title Benefit Amounts for all Title Benefits on or before the Closing. Any dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of the Company (or the Unitholder Representative, as the case may be) and Parent in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 4.1(i). If Parent and the Company cannot agree upon the existence of a Title Defect (or cure thereof) or any Title Defect Amount on or before the Closing Date, taking into account the Title Deductible Amount, a number of shares of Parent Common Stock equal to the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, divided by the Reference Price, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.8 pending final resolution of such dispute in accordance with this Section 4.1(i). Without limiting the Company’s continuing right to assert Title Benefits until the Closing, and Parent’s continuing right to dispute Title Benefits or Title Benefit Amounts if the Company and Parent cannot agree on the existence of any Title Benefits or the applicable Title Benefit

Amount for Title Benefits asserted on or before the Closing Date, the adjustments to the Adjusted Stock Consideration with respect to Title Defects shall be offset by an amount equal to the Title Benefit Amount applicable for such Title Benefit Property as determined in good faith by the Company, provided, however, in performing such adjustment to the Adjusted Stock Consideration, the aggregate Title Benefit Amounts shall not exceed the aggregate Title Defect Amounts. Notwithstanding the foregoing, with respect to any such disagreement between Parent and the Company as to the existence of a Title Defect (or cure thereof) or Title Benefit, a Title Defect Amount, or a Title Benefit Amount, that is not resolved following good faith efforts between the Parties do so, then the Company may submit such dispute to arbitration at any time prior to the Closing Date. Such arbitration shall be conducted in accordance with Section 4.1(i)(ii), except that to the extent a decision is rendered by the Title Arbitrator prior to the Closing Date, such decision shall be reflected in the calculation of the Adjusted Stock Consideration and the use of the Defect Escrow Account (and the services of the Escrow Agent) with respect thereto shall not apply.
(ii)    In the event that any dispute required to be resolved under this Section 4.1(i), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in Louisiana, who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Parent and the Company (or, after the Closing, the Unitholder Representative), or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.1(i). The Title Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Title Arbitrator, and, absent manifest error, shall (x) prior to Closing, be final and binding upon the Parties and enforceable against the Parties, or (y) following Closing, be final and binding upon Parent and the Unitholder Representative and each Holder, in each case, in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this Section 4.1(i) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, (A) the Title Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including landmen, other title attorneys, and petroleum engineers, and (B) the Title Arbitrator shall choose either the Company’s (or, after the Closing, the Unitholder Representative’s) position or Parent’s position with respect to each matter addressed in a Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure thereof) or Title Benefit and the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne one half by the Company (or, after the Closing, the Unitholder Representative, as the case may be) on the one hand, and one half by Parent, on the other hand. Within two (2) Business Days following the final decision of the Title Arbitrator, the Company (or, after the Closing, the Unitholder Representative) and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount (or portion thereof) so determined to be owed to either Parent or the Holders in accordance with the Payment Schedule with respect to the applicable dispute divided by the Reference Price, in accordance with such decision.
(j)    Limitations on Title Defects. Notwithstanding anything in this Agreement to the contrary:
(i)    Parent shall not have any right to assert, or recover for hereunder (and the Adjusted Stock Consideration shall not include), any individual Title Defect with a Title Defect Amount less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Title Threshold Amount”);
(ii)    the Adjusted Stock Consideration shall not include any Title Defects unless and until the sum of each individual Title Defect Amount (calculated separately for each Title Defect Property affected by such Title Defect, subject to the proviso set forth in Section 4.1(j)(i) above) in excess of the Title Threshold Amount exceeds the Title Deductible Amount, after which time the Adjusted Stock Consideration shall include only amounts in excess of the Title Deductible Amount;
(iii)    in applying the Title Deductible Amount, the Parties shall apply the Title Defect Amounts for all Title Defects in the order that they are asserted by Parent; provided that no Title Defect Amounts associated with any Transferred Applicable Full Value Title Defects shall be applied against the Title Deductible Amount; and
(iv)    the aggregate Title Benefit Amounts shall only be applied as an offset to the aggregate, finally determined Title Defect Amounts that individually exceed the Title Threshold Amount and shall in no event increase the Final Merger Consideration.
Section 4.2    Exclusive Rights and Obligations. THIS ARTICLE 4, ARTICLE 6, ARTICLE 7 AND SECTION 9.1(a) AND SECTION 9.1(b) SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF THE TARGET GROUP, INCLUDING THE OIL & GAS ASSETS (BUT, FOR THE AVOIDANCE OF DOUBT, EXCLUDING OWNERSHIP OF ANY EQUITY INTEREST IN OR CAPITALIZATION OF ANY TARGET GROUP MEMBER). THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY COMPANY WITH RESPECT TO THE TARGET GROUP’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS ARTICLE 4 AND ARTICLE 7 AND REPRESENT PARENT’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY THE TARGET GROUP, OF ANY KIND OR

NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE HEREBY WAIVED AND DISCLAIMED IN THEIR ENTIRETY.
ARTICLE 5
ENVIRONMENTAL MATTERS
Section 5.1    Examination Period. Subject to the other provisions of this Article 5, Parent shall have the right during the Examination Period to conduct, or cause its representatives to conduct, environmental due diligence on the Oil & Gas Assets on its own behalf and account pursuant to Section 5.2 (“Independent Environmental Review”). The fees, costs, and expenses incurred by Parent in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Parent.
Section 5.2    Access to Oil & Gas Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 9.1(f), the Company shall provide Parent and its representatives access to the Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1, to conduct an environmental assessment and access to and the right to copy, at Parent’s sole expense, the records and other material environmental reports in the possession of the Target Group for the purpose of conducting a confirmatory review of such Oil & Gas Assets, but only to the extent (a) that the Target Group may do so without violating applicable Laws, (b) the Target Group has authority to grant such access without breaching any obligations to any Third Party or obligation of confidentiality binding on any Target Group Member or the Oil & Gas Assets, as applicable, and (c) such access would not require waiver of attorney-client privilege or attorney work product. The Company shall use commercially reasonable efforts to obtain permission for Parent to gain access to Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1 that, in each case, are operated by Third Parties and the records and files of such Third Parties to inspect the condition of such properties, such Oil & Gas Assets, records and files. Such access by Parent shall be limited to the normal business hours of the Target Group or any Third-Party operator of an Oil & Gas Asset, as applicable, and Parent’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of the Target Group and any applicable Third-Party operator. Except as requested and required under any Law to be disclosed, Parent and Parent’s representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Parent’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Parent’s diligence. Notwithstanding anything herein to the contrary, prior to the Closing, Parent shall only be entitled to conduct a visual site inspection and Phase I Environmental Site Assessment of such Oil & Gas Assets. For avoidance of doubt, prior to the Closing, Parent shall not, without prior approval from the Company, be permitted to conduct testing or sampling with respect to any Oil & Gas Asset, including invasive or intrusive surface or subsurface sampling or testing (commonly known as a Phase II Environmental Site Assessment) of the Oil & Gas Assets, provided that, solely with respect to the Oil & Gas Assets operated by the Target Group, if (i) any Phase I Environmental Site Assessment conducted by Parent’s environmental consultant recommends or reflects a reasonable basis for Parent to conduct a Phase II Environmental Site Assessment to evaluate any findings from the Phase I Environmental Site Assessment, and (ii) the Company rejects Parent’s request to conduct such Phase II Environmental Site Assessment, then the Adjusted Stock Consideration shall be adjusted downward by the aggregate of the following: (1) if the Environmental Defect Amount of the affected Oil & Gas Assets can be ascertained with reasonable certainty without a Phase II Environmental Site Assessment, then the Environmental Defect Amount of any such Oil & Gas Assets; and (2) if the Environmental Defect Amount of the affected Oil & Gas Assets cannot be ascertained with reasonable certainty without a Phase II Environmental Site Assessment, then the Allocated Value of any such Oil & Gas Assets, pursuant to the determination of the Adjusted Stock Consideration.
Section 5.3    Notice of Environmental Defects.
(a)    Subject to the other provisions of this Article 5, Parent shall have the right, but not the obligation, in its sole discretion, by delivery of a Notice to the Company that complies with Section 5.3(b), on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Oil & Gas Assets.
(b)    In order to be valid for purposes of this Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing and must include:
(i)    a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement;
(ii)    the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);
(iii)    the Allocated Value of each Environmental Defect Property;
(iv)    Parent’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate the amount; and
(v)    all documents and information available to Parent proving the existence of the Environmental Defect and reasonably necessary for the Company (as well as any attorney, consultant or examiner hired by the Company) to review the existence of the alleged Environmental Defect and calculate the Environmental Defect Amount.
Notwithstanding the foregoing, Parent’s failure to strictly comply with the requirements set forth in this Section 5.3(b) shall not by itself cause such Environmental Defect Notice to be invalid or any Environmental Defect to be waived to the extent the Environmental Defect Notice is reasonably sufficient to provide the Company with notice of the existence and general nature of the Environmental Defect.
(c)    No claims for Environmental Defects may be submitted pursuant to this Article 5 after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which Parent has not delivered an Environmental Defect Notice to the Company prior to the Claim Deadline, shall be deemed to have been waived by Parent for all purposes. To give the Company an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Parent, Parent shall use commercially reasonable efforts to give the Company, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by Parent during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices shall not constitute Environmental Defect Notices for purposes of this Agreement unless they comply with the terms of Section 5.3(b)); provided that Parent’s right to assert an Environmental Defect shall not be prejudiced by any failure to provide such preliminary notice.
Section 5.4    Cure of and Remedies for Environmental Defects.
(a)    The Company shall have the right, but not the obligation, to attempt, at the Company’s sole cost (which shall constitute a Transaction Expense), to elect to cure any Environmental Defect asserted by Parent in accordance with the Lowest Cost Response at any time prior to the Closing. If the Company elects to cure and actually cures an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no adjustment to the Adjusted Stock Consideration will be made for such Environmental Defect, and Parent will be deemed to have waived such Environmental Defect for all purposes. If the Company elects not to cure (or attempt to cure) an Environmental Defect either prior to or after Closing, and the Environmental Defect or the Environmental Defect Amount is not otherwise subject to a dispute, then at Closing, the Adjusted Stock Consideration shall include the applicable Environmental Defect Amount, subject to the Environmental Threshold Amount and the Environmental Deductible Amount.
(b)    If the Company elects to cure but fails to cure an Environmental Defect prior to the Closing, then (i) subject to the Environmental Threshold Amount and the Environmental Deductible Amount, a number of shares of Parent Common Stock equal to (x) the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect or (y) such other amount as may be agreed upon in writing by the Company and Parent to be the reasonable estimate of the cost of curing such Environmental Defect in accordance with the Lowest Cost Response, in either case, divided by the Reference Price, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.8, and (ii) the Unitholder Representative shall have the right to continue to attempt to cure such Environmental Defect; provided, however, that (A) if the Unitholder Representative fails to cure such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release to Parent from the Defect Escrow Account a number of shares of Parent Common Stock equal to the escrowed Environmental Defect Amount or such other agreed amount attributable to such Environmental Defect, in either such case, divided by the Reference Price, in accordance with the Payment Schedule, or (B) if the Unitholder Representative cures such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account such escrowed shares (or portion thereof) of Parent Common Stock attributable to such Environmental Defect to the Holders in accordance with the Payment Schedule and as provided in the Escrow Agreement.
(c)    Notwithstanding anything to the contrary herein, with respect to any disputed Environmental Defects or disputed Environmental Defect Amounts as of the Closing

Date, taking into account the Environmental Deductible Amount, a number of shares of Parent Common Stock equal to the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect, divided by the Reference Price, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.8 until such defect is finally resolved in accordance with Section 5.5. Subject to the foregoing, from and after the Closing, Parent and the Company shall be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy any Environmental Defect (net to the Oil & Gas Assets) and all Losses (net to the Oil & Gas Assets) with respect thereto.
Section 5.5    Dispute.
(a)    The Company and Parent shall attempt to agree on the existence and Environmental Defect Amount for all Environmental Defects prior to Closing. If, with respect to any of the Oil & Gas Assets, Parent and the Company cannot agree upon the existence of an Environmental Defect (or cure thereof) or any Environmental Defect Amount on or before the Closing Date, (i) taking into account the Environmental Deductible Amount, a number of shares of Parent Common Stock equal to the Environmental Defect Amount set forth in the Environmental Defect Notice for Environmental Defect, divided by the Reference Price, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.8 and (ii) such dispute shall be exclusively and finally resolved by arbitration under this Section 5.5. Notwithstanding the foregoing, with respect to any such disagreement between Parent and the Company that is not resolved following good faith efforts between the Parties do so, then the Company may submit such dispute to arbitration at any time prior to the Closing Date. Such arbitration shall be conducted in accordance with Section 5.5(b), except that to the extent a decision is rendered by the Environmental Arbitrator prior to the Closing Date, (x) such decision shall be reflected in the calculation of the Adjusted Stock Consideration and (y) the use of the Defect Escrow Account (and the services of the Escrow Agent) with respect thereto shall not apply.
(b)    Any such dispute shall be resolved by a nationally recognized environmental consultant with at least ten (10) years’ experience in oil and gas environmental matters, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Parent and the Company (or, after the Closing, the Unitholder Representative), or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.5. The Environmental Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Environmental Arbitrator, and, absent manifest error, shall (x) prior to Closing, be final and binding upon the Parties and enforceable against the Parties, or (y) following Closing, be final and binding upon Parent and the Unitholder Representative and each Holder, in each case, in any court of competent jurisdiction, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the terms set forth in this Section 5.5 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, (a) the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including other environmental consultants and petroleum engineers, and (b) the Environmental Arbitrator shall choose either the Unitholder Representative’s position or Parent’s position with respect to each matter addressed in an Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Any decision rendered by the Environmental Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative and the Holders) and will be enforceable against any of the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders) in any court of competent jurisdiction. Each of the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders) shall bear its own legal fees and other costs of presenting its case. Within two (2) Business Days following the decision of the Environmental Arbitrator, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Environmental Defect Amount (or portion thereof) so determined to be owed to Parent or the Holders with respect to the applicable dispute, divided by the Reference Price, in accordance with such decision and the Payment Schedule. The costs and expenses of the Environmental Arbitrator shall be borne one half by Unitholder Representative, on the one hand, and one half by Parent, on the other hand.
Section 5.6    Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:
(a)    Parent shall not have any right to assert, or recover for hereunder (and the Adjusted Stock Consideration shall not include), any individual Environmental Defect with an Environmental Defect Amount less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Environmental Threshold Amount”);
(b)    Parent shall not have any right to assert, or recover for hereunder for any alleged Environmental Defect that affects any Oil & Gas Asset operated by Parent or its Affiliate as of the Execution Date;
(c)    the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 5.6(a), each Environmental Defect shall include only an individual event or occurrence and there shall be no aggregation of events, occurrences or Environmental Conditions; and
(d)    there shall be no adjustment to the Adjusted Stock Consideration for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount exceeds the Environmental Deductible Amount, after which time Parent shall be entitled to adjustments to the Adjusted Stock Consideration only for amounts in excess of the Environmental Deductible Amount.
Section 5.7    Exclusive Rights and Obligations. THE RIGHTS AND REMEDIES GRANTED TO PARENT IN THIS ARTICLE 5 ARE THE EXCLUSIVE RIGHTS AND REMEDIES RELATED TO ANY ENVIRONMENTAL DEFECT, OR LOSSES RELATED THERETO, RELATING TO ANY ASSET OR PROPERTY OF THE TARGET GROUP, INCLUDING THE OIL & GAS ASSETS. PARENT EXPRESSLY WAIVES, AND RELEASES THE COMPANY AND ITS AFFILIATES, AND ALL OF THEIR RESPECTIVE DIRECT AND INDIRECT EQUITY HOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST THE COMPANY REGARDING ENVIRONMENTAL DEFECTS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER TEXAS LAW.
ARTICLE 6
CASUALTY & CONDEMNATION; CONSENTS
Section 6.1    Casualty and Condemnation.
(a)    If after the Execution Date and prior to the Closing, any part of the Assets shall be subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses is Twenty Seven Million and No /100 dollars ($27,000,000.00) or less, this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss and Parent shall accept as compensation all sums paid to the Company by Third Parties by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and the Company shall assign, transfer and set over unto Parent all of the rights, title and interest of the Holders or their Affiliates (other than the Company) in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such Casualty Loss.
(b)    If, after the Execution Date but prior to the Closing, any portion of the Assets is subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses exceeds Twenty Seven Million and No /100 dollars ($27,000,000.00), the Parties shall proceed with the transactions contemplated by this Agreement and (x) if applicable, the Company may cause the Asset affected by such excess portion of the Casualty Loss to be repaired or restored to Parent’s reasonable satisfaction, at the Company’s sole cost (which cost shall constitute a Transaction Expense), as promptly as reasonably practicable but in any event prior to the Closing Date and (y) if such Casualty Loss is not repaired or restored to Parent’s reasonable satisfaction prior to the Closing (or if the Casualty Loss is otherwise caused by condemnation or right of eminent domain), the Adjustment Amount shall be decreased by the Casualty Value of such excess portion of the Casualty Loss (taking into account the Company’s efforts prior to Closing to repair or restore such Casualty Loss). In either case, in the event any sums are paid by Third Parties by reason of such

Casualty Loss pursuant to any policy or agreement of insurance or indemnity, then (i) Unitholder Representative shall be entitled to any such sums up to the amount of any decrease to the Adjustment Amount in respect of such Casualty Loss, and (ii) Parent shall be entitled to any such sums remaining thereafter.
(c)    The term “Casualty Value” shall mean (i) as to Assets taken in condemnation or under right of eminent domain, the Allocated Value of such Assets, and (ii) as to any Assets destroyed or otherwise impaired by casualty, the amount of the costs and expenses associated with repairing or restoring the Assets affected by such casualty without reduction for any sums paid pursuant to any policy or agreement of insurance or indemnity, and, in the case of clause (ii), such Casualty Value shall be determined before the Closing by Parent and the Company in good faith, or if Parent and the Company are not able to agree on such amount, by an independent firm with experience involving the performance of services of the type necessary to repair or restore the Assets affected by such Casualty Loss reasonably acceptable to the Company and Parent.
(d)    As promptly as practicable, but in no event later than the earlier of (i) three (3) Business Days after the Company receives notice of a Casualty Loss or (ii) Closing, the Company shall inform Parent of the occurrence of any Casualty Loss.
Section 6.2    Consents.
(a)    With respect to each Consent set forth in Schedule 7.6, if any, the Company shall, within ten (10) Business Days of the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If Parent or the Company discovers any Consent following the Execution Date that is not set forth in Schedule 7.6, the Company, within five (5) Business Days of the date the Company becomes aware of such Consent, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. The Company shall provide Parent with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 6.2 promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same.
(b)    After the Execution Date and prior to the Closing, the Company shall use commercially reasonable efforts, but excluding (i) making any expenditures or payments or (ii) granting any accommodation (financial or otherwise) to any Third Party, to obtain consent, in form and substance reasonably satisfactory to Parent, from any party to a Lease or Contract with a Target Group Member to the extent that such consent is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreement, and the transactions contemplated herein or therein. In addition to the foregoing, Parent agrees to provide such assurances as to financial capability, resources and creditworthiness as may be required by any Third Party whose consent is sought in connection with the transactions contemplated by this Agreement and the Related Agreements. Neither the Company nor any Target Group Member shall have any liability to Parent or its Affiliates or any other Person arising out of or relating to the failure of the Company or any other applicable Target Group Member to obtain any consent prior to the Closing.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), the Company (on behalf of itself and the Company Subsidiaries) hereby represents and warrants to Parent as of the Execution Date and as of the Closing Date as follows:
Section 7.1    Organization. Each Target Group Member (other than GEPH Corp.) is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. GEPH Corp. is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each Target Group Member has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. Each Target Group Member is duly qualified or licensed to do business and in good standing (or equivalent) in each jurisdiction where the character of its business or the nature of its properties, rights, or assets makes such qualification or licensing necessary except where the failure to be so qualified or be licensed would not have a Material Adverse Effect.
Section 7.2    Authority; Governing Documents.
(a)    The Company has all requisite power and authority to execute and deliver this Agreement and each Related Agreement to which it is or will become a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each Related Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company and no approval by any holder of Company Units, Preferred Units or any other Security of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.
(b)    The Company has made available to Parent complete and accurate copies of the Governing Documents of each of the Target Group Members. No Target Group Member is in breach of any material provision of any of its Governing Documents.
(c)    The Company has made available all board minutes and authorizing resolutions and written consents of each of the Target Group Members since January 1, 2018 that are not otherwise related to the transactions contemplated hereby or any sale of the Company (whether to Parent or any other Person).
Section 7.3    Enforceability. This Agreement and each Related Agreement to which the Target Group Members are or will be a party has been duly and validly executed and delivered by the applicable Target Group Member and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid, and binding agreement of the applicable Target Group Member, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy. Prior to the Execution Date, the Company has made available to Parent a complete and accurate copy of the Shareholder Letter. The execution, delivery and performance of the Shareholder Letter has been duly authorized by each party thereto. The Shareholder Letter has been duly and validly executed and delivered by each party thereto, and constitutes a legal, valid, and binding agreement of each party thereto, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy. No party to the Shareholder Letter has waived any of its rights or obligations thereunder, and there has been no amendment to or modification of the Shareholder Letter.
Section 7.4    Capitalization.
(a)    The authorized Membership Interests of the Company consist of (i) 591,666.67 Class A Common Units, (ii) 229,918.00 Class B Common Units, (iii) 890,813.80 Preferred Units and (iv) 1,000 Incentive Units. As of the Execution Date, there are issued and outstanding (A) 591,666.67 Class A Common Units, (B) 229,918.00 Class B Common Units, (C) 890,813.80 Preferred Units and (D) 1,000 Incentive Units. GSO GEPH Holdings LP and GSO Energy Partners-B LP collectively own 100% of the Preferred Units. None of the issued and outstanding Company Units or Preferred Units are certificated. All outstanding Membership Interests of the Company are duly authorized and validly issued. Except for the Company Units and the Preferred Units, there are no outstanding (i) Membership Interests or other voting Securities of, or any other interest in, the Company, (ii) Securities of the Company or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(b)    The authorized Membership Interests of each of the Company Subsidiaries, collectively, consist solely of the Subsidiary Interests. All outstanding Membership Interests of each of the Company Subsidiaries are duly authorized and validly issued. Except for the Subsidiary Interests, there are no outstanding (i) Membership Interests or other Securities of the Company Subsidiaries, (ii) Securities of the Company Subsidiaries or any other Person convertible into or exchangeable or exercisable for Membership Interests or other Securities of, or any other interest in, the Company Subsidiaries, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company Subsidiaries are a party or by which they are bound obligating the Company Subsidiaries to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company Subsidiaries (or Securities convertible into or exchangeable or exercisable for Membership Interests or other Securities of, or any other interest in, the Company Subsidiaries) or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(c)    No Membership Interests of any Target Group Member have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, drag along rights, tag along rights, subscription rights, rights of first refusal or other similar rights except as set forth in the Governing Documents of the Target Group. At the Closing, there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of any Membership Interests of any Target Group Member. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of any Target Group Member. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Membership Interests of any Target Group Member may vote.
(d)    Other than the Company Subsidiaries, the Company does not own any Securities or interests in, or have any investments in, any Person, and the Company does not have any other Subsidiaries. There are no obligations, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. The Company is the direct owner and beneficial owner of the Subsidiary Interests, free and clear of all Liens, except for Liens (i) arising under federal and state securities Laws, (ii) arising pursuant to the Governing Documents of each Company Subsidiary, or (iii) arising pursuant to the terms of the Company Revolving Credit Facility, or (iv) imposed by Parent or any of their its Affiliates.
(e)    All of the Membership Interests of the Target Group Members were issued in compliance with applicable Laws.
Section 7.5    No Violation or Breach. Neither the execution and delivery by the Company of this Agreement or any Related Agreements to which it is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by the Target Group Members will (with or without notice or lapse of time), (a) violate or conflict with any provision of the Governing Documents of any Target Group Member, (b) subject to the filings, notices, waiting periods or approvals contemplated by Section 7.6, violate or conflict with any Laws applicable to any Target Group Member or any of their respective Assets, (c) subject to obtaining the consents and approvals set forth in Schedule 7.5, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a material default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (other than any Permitted Encumbrance) upon any of the assets of any Target Group Member pursuant to any provisions of any Contract of any kind to which any Target Group Member is now a party or by which it or any of its assets may be bound, or (d) result in the creation of any Lien (other than any Permitted Encumbrance) upon any of the properties or assets of any Target Group Member, except, in the case of the foregoing clauses (b), (c) and (d) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 7.6    Consents; Preferential Rights. Except for (a) FCC Approval, (b) any filings, authorizations or approvals as may be required under the HSR Act and (c) as set forth on Schedule 7.6, no material Consent, Preferential Purchase Right, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party, by the Target Group Members or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby.
Section 7.7    Brokerage Arrangements. Except as set forth on Schedule 7.7, neither the Company nor any of its Affiliates has entered into (directly or indirectly) any Contract with any Person that would require the payment by the Target Group or Parent of a commission, brokerage, or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.
Section 7.8    Litigation. Except as set forth on Schedule 7.8, as of the Execution Date, (a) there is no material Proceeding pending, or to the Company’s Knowledge, threatened in writing against the Target Group or to the Company’s Knowledge, any Target Group Member’s directors, officers or employees (in their capacity as such) (other than frivolous claims or demands for which no Proceeding is currently pending) and (b) the Target Group is not subject to any order, injunction, judgment or decree of a Governmental Authority. No Target Group Member is subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements.
Section 7.9    Compliance with Laws. Except as set forth on Schedule 7.9, the Target Group is and since January 1, 2018 has been in compliance in all material respects with all applicable Laws. Since January 1, 2018, no Target Group Member has received any written notice of a material violation of any Law (excluding compliance with Tax Laws and Environmental Laws, which is addressed in Section 7.13 and Section 7.17, respectively) with respect to the Oil & Gas Assets that remains unresolved as of the Execution Date.
Section 7.10    Financial Statements; Books and Records.
(a)    Schedule 7.10(a) sets forth copies of (collectively, the “Historical Financial Statements”) (i) the Company’s audited consolidated balance sheets as of December 31, 2020, December 31, 2019, and December 31, 2018, and related consolidated statements of operations, statements of changes in equity and condensed consolidated statements of cash flows for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, in each case, together with the notes thereto, and (ii) the Company’s unaudited condensed consolidated balance sheet as of September 30, 2021 (the “Balance Sheet Date”), and related condensed statement of operations, condensed statement of changes in equity and condensed statements of cash flows for the (9) nine-month periods ended (x) September 30, 2020 together with the notes thereto, and (y) September 30, 2021 (collectively, the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”).

(b)    Except as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements, to the absence of normal and recurring year-end adjustments, the Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof, the consolidated cash flows of the Company and its Subsidiaries and the consolidated operating results of the Company and its Subsidiaries for the periods covered thereby, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be indicated in the notes thereto).
(c)    The Financial Statements were derived from the books and records of the Target Group, which books and records are accurate and complete in all material respects.
Section 7.11    Undisclosed Liabilities. Except as set forth on Schedule 7.11, the Target Group Members have no Losses that would be required to be set forth in a balance sheet prepared in accordance with GAAP except:
(a)    Losses to the extent reflected in the Financial Statements or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP);
(b)    other Losses that have been incurred in the ordinary course of business consistent with past practice; or
(c)    Losses expressly provided for under this Agreement or the Related Agreements or that have been incurred in connection with the transactions contemplated by this Agreement and are included in Transaction Expenses.
Section 7.12    No Material Adverse Effect; Absence of Changes.
(a)    Since the Balance Sheet Date, no Material Adverse Effect on the Company has occurred.
(b)    Except as set forth on Schedule 7.12, since the Balance Sheet Date, each Target Group Member has conducted its business in the ordinary course consistent with past practices, and other than in the ordinary course of business, no Target Group Member has:
(i)    made any material change in any method of accounting or accounting policies;
(ii)    materially amended, terminated or adopted any Target Employee Benefit Plan;
(iii)    amended any Material Contract (other than ordinary course, amendments to operating agreements, or extensions or renewals of any Material Contracts in the ordinary course of business);

(iv)    effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff or location closure, in each of the above cases, that triggered notice requirements under the WARN Act or as a COVID-19 Measure;
(v)    instituted or settled any material claim or lawsuit;
(vi)    declared, set aside or paid any distributions in respect of its equity securities, or split, combined or reclassified any of its equity securities or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchased, redeemed or otherwise acquired, directly or indirectly, any of its equity securities; provided, however, that prior to the Economic Effective Time, the Company shall be entitled to make cash distributions to the Holders from available cash on hand (after making provision for the amount of any cash reserves that is reasonably necessary or appropriate to (i) provide for the proper conduct of the business of the Target Group (including reserves for future capital expenditures and for anticipated future credit needs of the Target Group), and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Target Group is a party or by which it is bound or its assets are subject);
(vii)    sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets of the Company or any of its Subsidiaries, except (A) idled assets, (B) dispositions of Intellectual Property, inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice, and (C) the sale of Hydrocarbons in the ordinary course of business;
(viii)    engaged in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Schedule 9.1(b)(xi)) and except to the extent disclosed in the notes to the Audited Financial Statements, or entered into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates (other than any Subsidiary of the Company) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliate of any such Person);
(ix)    repurchased, redeemed, repaid or otherwise acquired or retired any bonds, debentures, notes or other material Indebtedness or other liability other than repayments of Indebtedness or other liabilities at stated maturity, or any repayments made under the Company Revolving Credit Facility in the ordinary course;
(x)    accelerated, delayed or postponed payment of any liabilities related to the business of the Target Group or the Oil & Gas Assets that individually or in the aggregate are in excess of Three Hundred Thousand and No / 100 Dollars ($300,000.00); or
(xi)    entered into any contract or similar agreement to do any of the foregoing.

(c)    Except as set forth on Schedule 7.12(c) and with respect to Section 9.1(b)(v), since the Balance Sheet Date, no Target Group Member has taken any action which, if such action (or the failure to take any action) would have occurred after the Execution Date, would be prohibited by, or require the consent of Parent pursuant to, Section 9.1(a) or Section 9.1(b).
Section 7.13    Taxes. Except as set forth on Schedule 7.13:
(a)    All Target Group Members have timely filed with the appropriate Taxing Authorities, or have caused to be timely filed on their behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects and no Target Group Member is currently the beneficiary of any extension of time within which to file any Tax Return;
(b)    All material Taxes due and payable by the Target Group Members, whether or not shown to be due on any Tax Return, have been timely paid in full;
(c)    All material Taxes that any Target Group Member is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority, and the Target Group Members have substantially complied with the reporting requirements related thereto;
(d)    At all times since its formation, the Company has been properly treated as a partnership for U.S. federal income Tax purposes, and the Company has not elected to be taxed as a corporation for any U.S. federal or applicable state or local income Tax purposes;
(e)    At all times since their formation, (i) GEPH Corp has been properly treated as a corporation for U.S. federal income tax purposes and (ii) each other member of the Target Group has been properly treated as a partnership or an entity disregarded as separate from the Company for U.S. federal income Tax purposes, and no such entity has elected to be taxed as a corporation for any U.S. federal or applicable state or local income Tax purposes;
(f)    At all times since its formation, (i) GEPH Corp has held legal title to all of its assets on behalf of the Company; (ii) GEPH Corp has no assets or liabilities not beneficially owned by the Company; and (iii) GEPH Corp has not reported any item of income or loss on any Tax Return.
(g)    At all times since GEPH Corp’s formation, (i) the fact that GEPH Corp is acting as agent for the Company with respect to any asset ever owned by GEPH Corp has been documented in a written agreement in effect at the time each such asset was acquired; (ii) GEPH Corp has not functioned as a principal with respect to any asset ever owned by GEPH Corp for any purpose; (iii) GEPH Corp has not been held out as principal in any dealings with third parties relating to any asset ever owned by GEPH Corp; (iv) GEPH Corp has never had an interest in any item of income, deduction, gain, loss or credit with respect to any asset ever owned by GEPH Corp; and (v) GEPH Corp has transmitted all revenue received for any source whatsoever to the Company or held such revenue on behalf of the Company.

(h)    No deficiency with respect to Taxes has been proposed, asserted or assessed against any Target Group Member;
(i)    There is no audit, claim or assessment pending, asserted, proposed, or threatened in writing against any Target Group Member by any Taxing Authority in respect of any Tax or Tax Return of any Target Group Member, and no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, claim or assessment;
(j)    No Target Group Member (i) is or has been a member of a group filing an affiliated, consolidated, combined unitary or similar Tax Return (except for those for which the Company was the common parent) or (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or foreign law) or as a transferee or successor under any provision of applicable Law;
(k)    No Target Group Member shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Economic Effective Times as a result of any (i) change in method of Tax accounting prior to the Closing Date, (ii) use of an improper method of accounting prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) executed on or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing, (v) prepaid amount received on or prior to the Closing Date, or (vi) the recapture of any Tax credit that arose prior to the Closing;
(l)    No Target Group Member is a party to, is bound by or has any obligation under any Tax Sharing Agreement;
(m)    No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or foreign Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or related to any Target Group Member;
(n)    No Target Group Member is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations section 1.6011-4(b)(2);
(o)    There are no Liens with respect to Taxes (except for any Permitted Encumbrances) upon any of the assets or properties of any Target Group Member;
(p)    No claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Target Group Member that it is or may be subject to taxation by that jurisdiction in the last five (5) years, and no Target Group Member has engaged in a trade or business or had a permanent establishment in any country other than the country in which it is organized as a resident;
(q)    There is not currently in effect any agreement, consent or waiver to extend any statute of limitations filed by or on behalf of any Target Group Member with respect to any Tax Return of any Target Group Member or in respect of any Taxes payable by any Target Group Member (other than automatic extensions and extensions obtained in the ordinary course of business), and no power of attorney has been granted with respect to any matter related to Taxes payable by any Target Group Member that is currently in force;
(r)    No Target Group Member deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act;
(s)    The unpaid Taxes of the Target Group Members (i) did not, as of the Balance Sheet Date, exceed the amount of any reserves or accruals specifically identified for liabilities for Taxes (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the appropriate Financial Statement and (ii) do not exceed the amount of those reserves or accruals as adjusted for the passage of time through the Economic Effective Time in accordance with the past custom practice of the Target Group Members in filing their respective Tax Returns and in accordance with applicable Law; and
(t)    Since the Balance Sheet Date, none of the Target Group Members has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.
Section 7.14    Contracts.
(a)    Other than any Target Employee Benefit Plan or as disclosed in the notes to the Audited Financial Statements, Schedule 7.14(a) sets forth the following Contracts to which any Target Group Member is a party or by which any Target Group Member is bound (each, a “Material Contract”):
(i)    any Contract for the (A) sale, purchase, exchange or other disposition (including calls or options) of Hydrocarbons or (B) gathering, treatment, transportation, processing or storage (including any Contracts that provides for a dedication or volume commitments) of Hydrocarbons, in each case, which cannot be terminated by the applicable Target Group Member party thereto on not greater than ninety (90) days’ notice;
(ii)    the Company Revolving Credit Facility and any Contract (A) evidencing Indebtedness for borrowed money binding on any member of the Target Group or the Oil & Gas Assets after the Closing or (B) granting any Liens over any material asset of the Target Group (other than the Contracts provided for in clause (vi) below);
(iii)    any Contract guaranteeing any obligation of another Person (excluding any guarantees by one Target Group Member of the obligations of another Target Group Member);
(iv)    any Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts the applicable Target Group Member from competing in any jurisdiction, including any Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future, (B) includes non-competition restrictions or other similar restrictions on doing business that are applicable to any Target Group Member or (C) otherwise purports to limit or prohibit the freedom of the

Target Group (or, after the Closing, that purports to so limit or restrict Parent or any of its Affiliates) to, or the manner in which, or the locations in which, the Target Group may, (1) conduct business as presently conducted, (2) engage or compete in any activity or line of business in any area, (3) obtain products or services from any Person or (4) set prices and terms for the provision, sale, lease or license of its products, services or technologies;
(v)    any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by or on behalf of the applicable Target Group Member of more than Five Hundred Thousand and No/100 dollars ($500,000.00) during the current or any subsequent fiscal year or One Million and No/100 dollars ($1,000,000.00) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by the applicable Target Group Member party thereto on not greater than ninety (90) days’ notice, but expressly excluding customary joint operating agreements; provided that for master service agreements, the applicable monetary threshold for purposes of this Section 7.14(a)(v) shall be aggregate payments by or on behalf of the applicable Target Group Member of more than One Million and No/100 dollars ($1,000,000.00) during the twelve (12) months prior to the Execution Date;
(vi)    any participation agreement, joint development agreement, area of mutual interest agreement, exploration agreement, data license agreement, acreage dedication agreement, farmout/farmin agreement, exchange agreement or similar material Contract containing existing operating obligations of the Target Group;
(vii)    any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;
(viii)    any Contract for which the primary purpose is to provide for the indemnification of another Person;
(ix)    any Contract that would obligate Parent or any Target Group Member to drill additional wells or conduct other material development operations after the Closing (excluding general obligations of the Target Group under any Lease to conduct reasonable development operations on the lands subject to such Lease in accordance with applicable Law);
(x)    any Contract that is a seismic or other geophysical acquisition agreement or license;
(xi)    any Hedge Contract;
(xii)    any Contract which contains a “take-or-pay” clause or any similar obligation;
(xiii)    any Contract which contains any “earn out” or other contingent payment obligations with respect to a prior or pending acquisition or sale of any business, assets or properties, or remaining indemnity or similar obligations under any acquisition or sale agreement, that could reasonably be expected to result in future payments by or to the

Company or any of its Subsidiaries in excess of Seven Hundred Fifty Thousand and No/100 dollars ($750,000.00);
(xiv)    any Contract to acquire all or a substantial portion of the business, property or assets of any other Person for an amount of cash (or value of non-cash consideration), in excess of Seven Hundred Fifty Thousand and No/100 dollars ($750,000.00);
(xv)    any Contract that relates to the acquisition or disposition of any material Oil & Gas Asset, with respect to which the Target Group has any material outstanding rights or obligations (excluding any indemnity obligations owed to or from the Target Group that customarily survive the closing of such transactions and for which no claim is currently pending);
(xvi)    any Contract which expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Membership Interests or Securities, as the case may be;
(xvii)    any Contract which is between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliates of any such Person), on the other hand, except for employment, consulting, individual engagement, confidentiality, invention assignment, non-competition agreements or similar agreements entered into in the ordinary course of business;
(xviii)    any Contract which is a charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, settlement, settlement agreement, consent agreement or similar agreement with any Governmental Authority involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;
(xix)    any Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Target Group Member of any operating business or the capital stock of any other Person; or
(xx)    any stockholders, investors rights, registration rights or similar Contract.
(b)    Each Material Contract constitutes a legal, valid and binding obligation of the applicable Target Group Member, on the one hand, and, to the Company’s Knowledge, against each other party thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Except as set forth in Schedule 7.14(b), as of the Execution Date, there exist no material defaults or breaches under, and, with the passage of time, the giving of notice, or both, there would not exist any material defaults or breaches under, any Material Contract by any Target Group Member or to the Company’s

Knowledge by any other Person that is a party to any Material Contract, in each case, that would allow for the termination of such Material Contract or subject the Target Group to any material Losses. No written notice of default or breach has been received or delivered by any Target Group Member under any such Material Contract. No Target Group Member has waived any of its material rights or material benefits under any Material Contract. No written notice to terminate a Material Contract (in whole or in part) has been delivered to or delivered by any Third Party with respect to any such Material Contract nor has any such termination been threatened in writing. To the extent a Material Contract requires any Target Group Member to acquire oil and gas leases and/or fee minerals to maintain any “acreage trade balance” under such Material Contract, as of the Execution Date, such Target Group Member is not under any obligation to acquire oil and gas leases or fee minerals to replace any oil and gas leases or fee minerals previously traded in accordance with such Material Contract.
(c)    Except as set for on Schedule 7.14(c), there are no material oral Contracts with respect to the Oil & Gas Assets that are still in force and effect or that were in effect at any time from the Execution Date to the Closing.
(d)    Complete and accurate copies of each Material Contract have been made available to Parent on or prior to the Execution Date.
Section 7.15    Affiliate Arrangements. Except for the Target Group’s Governing Documents, any Target Employee Benefit Plan, as disclosed in the notes to the Audited Financial Statements and as set forth on Schedule 7.15, there are no Contracts between (a) any Target Group Member or any of its directors, managers, officers, employees or consultants, or any members of their immediate families, on the one hand, and (b) the Company or any of its Affiliates (which, for the avoidance of doubt, does not include the Target Group Members for purposes of this Section 7.15) or any of their respective directors, managers, officers or, employees or consultants, or any members of their immediate families, on the other hand. Neither the Company nor any of its Affiliates (which, for the avoidance of doubt, does not include the Target Group Members for purposes of this Section 7.15) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families (x) owns any interest in any of the Oil & Gas Assets, directly or indirectly, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Target Group Member, (y) licenses Intellectual Property (either to or from any Target Group Member), or (z) is indebted to or, in the past three years, has borrowed money from or lent money to, any Target Group Member (any of the contracts or arrangements described in this Section 7.15, collectively, “Affiliate Arrangements”).
Section 7.16    Permits. The Target Group possesses all material Permits (other than Environmental Permits, which are addressed in Section 7.17) required (a) to own and operate the Oil & Gas Assets and (b) to otherwise conduct the business of the Target Group, in each case, as currently conducted. The Target Group is and to the Company’s Knowledge any applicable Third-Party operators are in compliance in all material respects with all Permits (other than Environmental Permits, which are addressed in Section 7.17), and each of the material Permits is in full force and effect. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, and the execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Oil & Gas Assets as historically conducted. There are no Proceedings that might result in any modification, revocation, termination or suspension of any Permit or which would require any corrective or remedial action by the Company or any Target Group Member.
Section 7.17    Environmental Matters.
(a)    (i) The Target Group is not subject to any Proceedings under any Environmental Law; (ii) no Target Group Member has (A) received any written notice from any Person alleging a material violation of any Environmental Laws or material release of Hazardous Materials with respect to the Target Group or any Oil & Gas Assets or (B) entered into any agreement with, or is subject to, any order, decree, plea, diversion agreement, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that materially interferes with, requires a material and adverse change in or materially restricts the future operation of, or that requires environmental remediation with respect to, the Oil & Gas Assets, in either case of (A) and (B) the subject of which is unresolved; (iii) the Target Group is and for the last three (3) years has been in material compliance with all Environmental Laws, which compliance includes the possession of and compliance with any Environmental Permits required for the operation of its business; (iv) the Target Group has not released any Hazardous Materials so as to (A) materially interfere with or prevent compliance in all material respects by the Target Group with any Environmental Law or the terms of any Environmental Permit issued pursuant thereto, (B) give rise to any material liabilities of the Target Group pursuant to any Environmental Laws, or (C) otherwise give rise to or result in any material Environmental Liability of the Target Group to any Person, and (v) Target Group has made available to Parent all material Phase I or Phase II environmental site assessments and similar reports and studies in its possession and prepared in the last three (3) years relating to the Target Group’s operation.
(b)    The Target Group is in possession of all Environmental Permits that are materially required for the ownership, operation or use of the Oil & Gas Assets or performance of the Material Contracts as currently conducted. No such Environmental Permits will be terminated or revoked upon the consummation of the transactions contemplated hereby. The ownership, operation and use of the Oil & Gas Assets and the performance of the Material Contracts are and for the last three (3) years have been in material compliance with the terms of such Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, suspension, modification or limitation of any such Environmental Permits.
(c)    Schedule 7.17(c) sets forth (i) a list of all remediation activities with respect to any of the Oil & Gas Assets operated by the Target Group and, to the Company’s Knowledge, any of the Non-Operated Assets, in each case that are currently ongoing and (ii) a true, correct and complete list of all remediation activities with respect to any of the Oil & Gas Assets operated by the Target Group and, to the Company’s Knowledge, any of the Non-Operated Assets, in each case that (i) have resulted in costs for the Target Group in excess of One Million and No/100 dollars ($1,000,000.00) (net to the applicable Target Group Member’s interest) and (ii) have been conducted in the last three (3) years prior to the Execution Date.

Section 7.18    Insurance. As of the Execution Date, the Company, on behalf of the Target Group, has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 7.18, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Except as set forth on Schedule 7.18, no claim relating to the Target Group or the Oil & Gas Assets is outstanding under any of the policies set forth on Schedule 7.18, and no carrier of any such policy has asserted any denial of coverage. No Target Group Member has received written notice of cancellation or, to the Company’s Knowledge, any threatened cancellation of any such insurance policies or premium increase or alteration of coverage with respect to any such insurance policies.
Section 7.19    Imbalances. Schedule 7.19 sets forth all material Imbalances associated with the Oil & Gas Assets as of the date set forth thereon.
Section 7.20    Non-Consent Operations. Except as set forth on Schedule 7.20, or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in the Annexes to this Agreement or Schedule 7.23, no operations are being conducted or have been conducted with respect to the Wells set forth on Annex A-2 and the Wells-In-Progress set forth on Annex A-6 as to which a Target Group Member has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Target Group has not yet recovered its full participation.
Section 7.21    Current Commitments. Schedule 7.21 sets forth, as of the Execution Date, all AFEs issued to or received by any Target Group Member in writing or which the Target Group has generated that (a) with respect to the Oil & Gas Assets, relate to drilling, reworking or conducting another material operation with respect to a Well or Well-In-Progress, (b) are in excess of One Million and No/100 dollars ($1,000,000.00), net to the Target Group’s interest in the Oil & Gas Asset, and (c) are not expired and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
Section 7.22    Suspense Funds. Schedule 7.22 lists all Suspense Funds as of the date set forth thereon. Except as withheld in the ordinary course of business, (a) all proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets are being received by the Target Group in a timely manner and are not being held in suspense, (b) except as set forth on Schedule 7.8, with respect to operations conducted prior to the Execution Date, no amounts payable to any Target Group Member are owed or held in suspense by Third Parties that are Working Interest owners in pooled or unitized units, and (c) the Target Group Members have complied with all escheat or unclaimed property Laws with respect to funds received in connection with ownership of the Assets.
Section 7.23    Payout Balances. Schedule 7.23 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Annex A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), along with the Working Interest and Net Revenue Interest percentage of the applicable Target Group Member of such payout balance (including, in each case, to the extent any such payout balance is due to carried mineral interest owners being subject to a carry to payout) with such list being true and correct in all material respects, assuming the accuracy of the information provided by Third Parties.

Section 7.24    Delivery of Hydrocarbons. No Target Group Member is obligated by virtue of a take or pay payment, advance payment, production payment or other similar payment or commitment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such applicable Target Group Member’s aggregate interest in the Oil & Gas Assets at some future time without receiving payment therefor at or after the time of delivery. Except as is disclosed in Schedule 7.19 or Schedule 7.24, as of the respective dates shown thereon, (a) no Target Group Member has received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Oil & Gas Assets, nor (b) has any Target Group Member received any material payments for production which are subject to refund or recoupment out of future production.
Section 7.25    Royalties and Working Interest Payments. Except for the Suspense Funds and any royalty settlements occurring in the ordinary course of business, the Target Group has properly and timely paid, or caused to be paid, all material royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets in accordance with the applicable Leases and applicable Laws, in each case, to the extent and only to the extent related to periods in which the Target Group owned such Oil & Gas Assets prior to the Execution Date and for which the Target Group was liable to pay.
Section 7.26    Leases and Fee Minerals.
(a)    During the six (6) month period prior to the Execution Date, no Target Group Member has received from any other party to a Lease any written notice from a lessor alleging a continuing or uncured material default on the part of any Target Group Member with respect to such Lease or seeking to terminate such Lease and no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give any Target Group Member or, to the Company’s Knowledge, any other party to any Lease, the right to terminate or modify any Lease. No Target Group Member is, and to the Company’s knowledge no other party to any Lease is, in breach of the terms, provisions or conditions of the Leases. No party to any Lease or Right-of-Way or any successor to the interest of such party has filed or, to the Company’s Knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease or Right-of-Way. There are no express unfulfilled drilling obligations under any of the Leases (excluding any drilling obligation necessary to extend such Lease beyond its primary term).
(b)    None of the Leases or Fee Minerals that are operated by a Target Group Member or an Affiliate of a Target Group Member and, to the Company’s Knowledge with respect to the Leases and Fee Minerals that are Non-Operated Assets, in either case are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof (other than ordinary course drilling obligations required to perpetuate a Lease beyond its primary term).
(c)    Schedule 7.26(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 7.27    Wells.
(a)    There is no Well in respect of which any Target Group Member has received any order or written notice from any Governmental Authority requiring that such Well be currently plugged and abandoned and for which such plugging and abandonment requirements have not been completed.
(b)    There is no Well operated by the Target Group or any Affiliate of the Target Group or, to the Company’s Knowledge, by a Third Party, in either case that have been drilled and completed in a manner that is not within the limits permitted by all applicable Leases, Contracts and Permits with a Governmental Authority.
(c)    There are no Oil & Gas Assets that (i) any Target Group Member is currently obligated by Law to plug, dismantle and/or abandon that have not already been plugged, dismantled and/or abandoned in accordance with all applicable Laws, Contracts and Leases or (ii) have been plugged, dismantled or abandoned by any Target Group Member, or to the Company’s Knowledge, by any Third Party operator, in a manner that does not comply in all respects with applicable Law.
(d)    No well is subject to penalties on allowables after the Execution Date because of overproduction.
Section 7.28    Equipment. Except as set forth on Schedule 7.28 or as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Equipment is in an operable state of repair adequate to maintain normal operations as currently operated and used by the Target Group, in all material respects, ordinary wear and tear excepted, and the Target Group Members collectively have all Rightsof-Way, in each case, that are necessary to access, own and operate the Equipment as currently accessed, owned and operated by the Target Group. The Equipment constitutes, in all material respects, all of the personal property necessary (a) to conduct the business of the Target Group as presently conducted in the ordinary course of business and (b) for the ownership and operation of the business of the Target Group and the Oil & Gas Assets as currently conducted.
Section 7.29    Regulatory Matters.
(a)    Each Target Group Member (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Oil & Gas Assets in a manner that subjects it, any third party operator of the Oil & Gas Assets or any future owner of the Oil & Gas Assets to the jurisdiction of, or regulation by, FERC (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No Target Group Member has acquired any of the Oil & Gas Assets through the use or threatened use of eminent domain or condemnation.

(b)    All properties and related facilities constituting the Target Group’s properties (including any facilities under development) are not subject to rate regulation or comprehensive nondiscriminatory access requirements by any Governmental Authority under applicable Laws.
(c)    No Target Group Member owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).
Section 7.30    Officers and Bank Accounts. Schedule 7.30 lists all of the officers, directors, managers, bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Target Group (the “Bank Accounts”).
Section 7.31    Labor Matters.
(a)    The Company has separately provided to Parent complete and accurate list of (i) the names of all current employees of the Target Group, indicating whether an employee is a full or part-time employee, overtime classification (i.e., exempt or non-exempt), field or non-field employee, whether an employee is in active service or on leave, as well as the nature of, and expected return date from, any such leave, dates of employment, locations of employment, visa status and job titles, and (ii) with respect to Target Group Field Employees and any other employees of the Target Group as requested by Parent, their current respective base salaries (or with respect to individuals compensated on an hourly or per diem basis, the hourly or per diem rates of compensation), target annual bonuses or other incentive compensation, (such list, the “Target Group Employee List”). Except as set forth on Schedule 7.31(a), the Company has not, within the past twelve (12) months, (x) transferred (or caused the transfer of) the employment of any employee of the Target Group to a Holder or any Affiliate of a Holder that is not a Target Group Member, or (y) transferred (or caused the transfer of) the employment of any employee of a Holder or any Affiliate of a Holder other than a Target Group Member to a Target Group Member.
(b)    No Target Group Member is bound by a collective bargaining agreement. There are and within the past three (3) years have been no strikes, work stoppages, slowdowns, or material other labor disputes pending or threatened against the Target Group. To the Company’s Knowledge, there are and within the past three (3) years have been no ongoing or threatened union organizing activities labor arbitrations, unfair labor practice charges or representation or certification proceedings or petitions seeking a representation proceeding, in each case with respect to employees of the Target Group. Within the past three (3) years, there have been no material allegations of sexual, discrimination or other unlawful workplace harassment against any director or officers of the Target Group in their capacity as such. During the past three (3) years, the Target Group has complied in all material respects with all applicable Laws relating to labor, employment, employment relations or practices, equal employment opportunity, nondiscrimination, immigration, wages, hours, fair labor standards, collective bargaining, employee classification, the payment of social security and similar Taxes, occupational safety and health and plant closings. No Target Group Member is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices.

Section 7.32    Employee Benefit Plans.
(a)    Schedule 7.32(a) sets forth a list of each material Target Employee Benefit Plan. For purposes of this Agreement, (i) a “Target Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any Target Group Member, and (ii) an “Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and any equity-based, retirement, profit sharing, bonus, incentive, severance, separation, termination, change in control, retention, deferred compensation, material fringe benefit, vacation, paid time off, medical, dental, life, disability or other employee benefit or compensation plan, program, policy, agreement or arrangement.
(b)    With respect to each material Target Employee Benefit Plan, the Company has made (or has caused the Target Group to make) available to Parent copies of, as applicable, (i) the current plan document, (ii) the most recent summary plan description provided to participants, (iii) the most recent determination, advisory or opinion letter received from the IRS, and (iv) the most recent annual report (IRS Form 5500 series with all applicable attachments).
(c)    Except as set forth on Schedule 7.32(c), (i) no Target Employee Benefit Plan provides post-employment health or life insurance, other than as required under Section 4980B of the Code or similar applicable Law, and (ii) no Target Group Member sponsors, maintains, contributes to or has any current, known and outstanding liability under (A) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, or (B) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
(d)    Each Target Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS. Each Target Employee Benefit Plan has been maintained and administered in all material respects in accordance with its respective terms and in compliance in all material respects with applicable Laws, including ERISA and the Code.
(e)    Except as set forth on Schedule 7.32(e), the consummation of the transactions contemplated by this Agreement or any Related Agreement (alone and not in conjunction with other events) will not increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Target Employee Benefit Plan.
(f)    No amount or benefit that will be received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Target Group who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as a “parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
Section 7.33    Non-Operated Assets. The Parties acknowledge and agree the Target Group owns an undivided interest in the Oil & Gas Assets with respect to which the Target Group or their Affiliates is not the operator (the “Non-Operated Assets”). To the extent any of the Company’s representations or warranties in this Agreement relate to any Non-Operated Assets, such representation or warranty shall be limited in all respects to the Company’s Knowledge.
Section 7.34    Bonds; Letters of Credit and Guarantees
(a)    Schedule 7.34(a) identifies the bonds, letters of credit, cash collateral and guarantees posted (or supported) by any Target Group Member with respect to the Oil & Gas Assets.
(b)    Schedule 7.34(b) identifies all sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that any Target Group Member is liable for or is binding on any of the Oil & Gas Assets.
(c)    As of the Closing, except as set forth on Schedule 7.34(a) and Schedule 7.34(b), neither Parent nor any Target Group Member will have any obligation (whether pursuant to applicable Law or contract or otherwise) to post any surety bond, letter of credit, cash collateral, guarantee or other form of support (credit or otherwise) with respect to any Target Group Member or the Oil & Gas Assets.
Section 7.35    Special Warranty. Effective as of the Economic Effective Time, the Company hereby represents and warrants the Target Group’s Defensible Title to the Oil & Gas Interests, subject to Permitted Encumbrances, unto Parent against the lawful claims of all Persons claiming the same, or any part thereof, in each case, by through and under the Target Group and its Affiliates, but not otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Title Threshold Amount and the Title Deductible Amount shall in no way limit any claim by Parent pursuant to this Section 7.35.
Section 7.36    Casualty Losses. There have been no Casualty Losses since the Balance Sheet Date with respect to any Oil & Gas Assets with damages estimated to exceed One Million and No/100 dollars ($1,000,000.00) net to the interest of the applicable Target Group Members. To the Company’s Knowledge, there is no Proceeding for condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Oil & Gas Asset or portion thereof.
Section 7.37    Hedging Contracts. On Schedule 7.37, the table labeled “Company Current Hedge Volume,” summarizes the Company’s current (as of the Execution Date) Hedge Contracts that settle in or after January 2022 (each such Hedge Contract, an “Existing Hedge Contract”), and Schedule 7.37 describes Hedge Contracts that the Company intends, as of the Execution Date, to execute on or after the Execution Date and on or prior to December 3, 2021 (each such intended Hedge Contract, a “Specified Hedge Contract”). All such Specified Hedge Contracts shall be entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company. The Company has duly performed in all material respects all of its respective obligations under the Existing Hedge Contracts to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests) or defaults or allegations or assertions of such by any party thereunder.

Section 7.38    Intellectual Property. (a) Each Target Group Member owns, or has valid licenses or other rights to use, all Intellectual Property necessary for the operation of its business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Encumbrances), (b) no Holder or Target Group Member has received written notice since July 1, 2018 challenging the use thereof, (c) no Holder or Target Group Member has received written notice since July 1, 2018 that the conduct of the Target Group’s business is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, (d) to the Company’s Knowledge, no third party is infringing on any Intellectual Property owned by any Target Group Member in any material respect and (e) no Holder or Target Group Member has received since July 1, 2018 any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which any Target Group Member is a party or by which it is bound.
Section 7.39    Cybersecurity and Privacy. Except as set forth on Schedule 7.39, each Target Group Member (a) has maintained a reasonable cybersecurity and privacy program that complies in all material respects with applicable cybersecurity and privacy laws and (b) implements and maintains commercially reasonable measures to maintain cybersecurity and protect privacy. To the Company’s Knowledge, since January 1, 2018, (i) no Target Group Member has experienced a security breach of its information technology systems and has not breached its cybersecurity or privacy programs in any material respect and (ii) there are no claims, assertions or investigations pending or threatened by or against any Target Group Member regarding cybersecurity or privacy matters.
Section 7.40    Bankruptcy. There are no bankruptcy, insolvency, receivership or similar Proceedings against any Target Group Member. Each Target Group Member is now Solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or any Related Agreement.
Section 7.41    Specified Matters. Except as set forth on Schedule 7.41, there are no Losses incurred by, suffered by or owing by the Target Group as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Oil & Gas Assets:
(a)    except with respect to any Casualty Losses, any third-party injury or death, or damage of third-party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) for which a Target Group Member has any outstanding liability or ongoing obligation occurring on or with respect to the ownership or operation of any Oil & Gas Assets prior to the Economic Effective Time;
(b)    any material civil fines or penalties or criminal sanctions imposed on a Target Group Member, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law); and
(c)    any transportation or disposal of Hazardous Materials (other than Hydrocarbons) from any Oil & Gas Asset to a site that is not an Oil & Gas Asset prior to the Economic Effective Time that would be in material violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law (clauses (a) through (c) of this Section 7.41, collectively, the “Specified Matters”).
Section 7.42    Investment Intent; Independent Investment Decision.
(a)    Each Holder: (i) is, subject to compliance with applicable Law, acquiring the Per Unit Stock Consideration for its own account with the present intention of holding such shares of Parent Common Stock for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws; (ii) understands that the shares of Parent Common Stock to be issued in the Merger will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and until such time as such shares of Parent Common Stock been registered pursuant to the provisions of the Securities Act, or such shares of Parent Common Stock are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder) without any restriction as to the number of Securities as of a particular date that can be immediately sold, such shares of Parent Common Stock will bear a restrictive legend as set forth on Schedule 7.42; (iii) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or either alone, or together with its representatives, has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock, and has so evaluated the merits and risks of such investment in the Parent Common Stock; and (iv) is able to bear the economic risk of an investment in the Parent Common Stock and, at the present time, is able to afford a complete loss of such investment.
(b)    Each Holder has independently evaluated the merits of its decision to invest in the Parent Common Stock pursuant to this Agreement, and such Holder has confirmed that it has not relied on the advice of any other Person’s business and/or legal counsel in making such decision (except for its representatives, if any). Each Holder understands that nothing in this Agreement or any other materials presented by or on behalf of Parent to the Company or any Holder in connection with its investment in the Parent Common Stock constitutes legal, tax or investment advice. Each Holder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in the Parent Common Stock.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES REGARDING PARENT
AND MERGER SUB
Except as set forth in: (a) the Parent SEC documents filed with the SEC after December 31, 2020 and prior to the date of this Agreement (but (i) excluding any disclosure contained in any such Parent SEC Reports under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar headings (other than any historical, factual information contained within such headings, disclosures or statements) and (ii) without giving effect to any amendment thereof or supplement thereto filed with, or furnished to the SEC on or after the date hereof) but only to the extent (A) such Parent SEC Reports are publicly available on EDGAR and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent on the face of such disclosure or (b) the Schedules (with the applicability of any exceptions determined in accordance with Section 14.13 of this Agreement), Parent hereby represents and warrants to the Company as of the Execution Date and as of the Closing Date:
Section 8.1    Organization.
(a)    Parent is a corporation, duly organized, validly existing, and in good standing under the Laws of Delaware and has the requisite corporate power to carry on its business as now being conducted. Parent has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement.
(b)    Merger Sub is a limited liability company, duly organized, validly existing, and in good standing (or equivalent) under the Laws of Delaware and has the requisite limited liability company power to carry on its business as now being conducted. Merger Sub has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement.
(c)    Parent has heretofore made available to the Company complete and correct copies of its Governing Documents.
Section 8.2    Authority.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which Parent or Merger Sub, as applicable, is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Parent or Merger Sub, as applicable, and no other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(b)    The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and the Parent Stockholders, and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
Section 8.3    Enforceability. This Agreement and each Related Agreement to which Parent or Merger Sub is or will be a party has been duly and validly executed and delivered by Parent or Merger Sub, as applicable, and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 8.4    No Violation or Breach. Assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the Related Agreements to which Parent or Merger Sub is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by Parent or Merger Sub, as applicable, will (a) violate or conflict with any provision of the Parent’s Governing Documents, (b) subject to the filings, notices, waiting periods or approvals contemplated by Section 8.2 and Section 8.6, violate or conflict with any Laws applicable to Parent or any of its Subsidiaries or any of their respective Assets, (c) subject to obtaining the Third-Party consents and approvals set forth in Schedule 8.4 prior to the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Encumbrance) upon any of the Parent’s Assets or any of the Parent’s Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, permit, concession, lease, instrument, obligation or other Contract of any kind to which Parent or any of its Subsidiaries is now a party or by which it or any of its Assets may be bound, or (d) result in the creation of any Lien (other than a Permitted Encumbrance) upon any of the properties or assets of Parent or any of the Parent’s Subsidiaries, except in the case of the foregoing clauses (b), (c) and (d) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 8.5    Consents. No material consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Parent or Merger Sub (or any Related Agreement to which Parent or Merger Sub is or will be a party) or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby, including, without limitation, the issuance of Parent Common Stock in connection with the Merger, except for (i) such filings authorizations or approvals as may be required under the HSR Act and (ii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement.
Section 8.6    Litigation. Neither Parent, Merger Sub, nor any of their respective assets are subject to any pending or, to Parent’s Knowledge, threatened Proceeding at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 8.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Parent’s Knowledge, threatened against Parent or any of its Affiliates.
Section 8.8    Brokerage Arrangements. Except for Goldman Sachs & Co. LLC and Intrepid Partners, LLC, Parent and its Affiliates have not entered into (directly or indirectly) any Contract with any Person that would require the payment by Parent or any of its Subsidiaries of a commission, brokerage, “finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.
Section 8.9    Solvency. Assuming and subject to the accuracy of the representations and warranties in Articles 7, at and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Parent Group will be Solvent. No transfer of property is being made and no obligation is being incurred by Parent in connection with the transactions contemplated by this Agreement and the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of the Parent Group or the Target Group.
Section 8.10    Funds. Subject to the terms and conditions of the Financing Commitment Letter, and subject to the terms and conditions of this Agreement, the net proceeds contemplated by the Financing, together with cash on hand at Parent and its Subsidiaries, will, in the aggregate, be sufficient for Parent to pay the cash portion of the consideration for the Preferred Redemption in accordance with Section 2.1, the RCF Payoff Amount and all of Parent’s and its Subsidiaries’ fees and expenses associated with the transactions contemplated in this Agreement and the Financing Commitment Letter (collectively, the “Required Funding Amounts”). Parent acknowledges and agrees that the obligations of Parent under this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub. Parent acknowledges and agrees that in no event is the receipt or availability of any funds of financing (including the Financing) by any member of the Parent Group a condition to the Closing.
Section 8.11    Capitalization.
(a)    As of the Execution Date, the authorized capital stock of Parent (the “Parent Capital Stock”) consists solely of: (i) 2,500,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the Execution Date, (i) 1,014,978,197 shares of Parent Common Stock are issued and outstanding, (ii) 44,353,224 shares of Parent Common Stock are issued and held in treasury of Parent, (iii) no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Preferred Stock are held in treasury, and (iv) 15,388,454 shares of Parent Common Stock are reserved for issuance upon settlement or exercise of previously issued restricted stock units (the “Parent RSUs”), performance units (the “Parent PUs”) and options (the “Parent Options”) under the Parent’s 2013 Incentive Plan, as amended (the “Parent Stock Incentive Plan”). All issued and outstanding shares of Parent’s Capital Stock, and all shares that may be issued or granted pursuant to the exercise of the Parent Options or upon the vesting of the Parent PUs and Parent RSUs are or will be fully paid and non-assessable, and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.
(b)    Except as set forth in Section 8.11(a), as of the Execution Date, there are no outstanding or authorized: (i) options, profit interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to (1) issue, transfer, sell, or make any payment with respect to any shares of Capital Stock or other equity or voting interest in, Parent or any of its Subsidiaries or securities convertible into, exchangeable for, exercisable for, or that correspond to, such shares or equity or voting interests, (2) grant, extend or enter into any agreement or arrangement related to any the same or any such equity securities, or (3) any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and except for securities issued pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, (ii) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, except as required by the terms of any employee or director options or other stock based awards, or (iii) voting trusts or similar agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Capital Stock or other equity interest of Parent or any of its Subsidiaries.
(c)    Neither Parent nor any Subsidiary of Parent has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the stockholders of Parent on any matter.
(d)    Except as disclosed in the Parent SEC Reports, Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity interests of Parent.
(e)    As of the Execution Date, the authorized Membership Interests of Merger Sub are validly issued, fully paid and nonassessable and are owned by Parent.
Section 8.12    Parent Common Stock. Parent has, and at Closing will have, sufficient duly authorized shares of Parent Common Stock to enable it to issue the Per Unit Stock Consideration to the Holders.
Section 8.13    Issuance of Stock Consideration. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid, non-assessable and not subject to any preemptive rights, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by applicable federal and state securities Laws and, with respect to any shares of Parent Common Stock held in the Defect Escrow Account or the Closing Statement Escrow Account, except for the terms of the Escrow Agreement. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the sale and issuance of the Per Unit Stock

Consideration pursuant to this Agreement are exempt from the registration requirements of the Securities Act.
Section 8.14    Parent SEC Reports; Financial Statements.
(a)    Parent has filed or furnished all forms, statements, schedules, reports and other documents with the SEC required to be filed or furnished by it since January 1, 2020 and Parent has made available to the Company via EDGAR all such forms, reports and other documents. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Parent may file after the Execution Date and prior to the Closing Date) are referred to herein as the “Parent SEC Reports”. The Parent SEC Reports (i) were filed on a timely basis, (ii) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and (iii) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent Parent SEC Report), (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Parent SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    As of their respective dates, the financial statements included in the Parent SEC Reports (i) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the SEC), and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.
(c)    Neither Parent nor any member of the Parent Group has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of the Parent Group prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Parent SEC Report filed or furnished prior to the Execution Date, (ii) incurred in the ordinary course of business since December 31, 2020, (iii) incurred in connection with this Agreement and the transactions contemplated hereby and (iv) are immaterial to the Parent Group, taken as a whole.
Section 8.15    NYSE Listing. The Parent Common Stock is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Securities of Parent has been issued, and no Proceedings for such purpose are, to the knowledge of Parent, pending, contemplated, or threatened.

Section 8.16    Internal Controls and Procedures.
(a)    Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with the authorizations of management and the directors of Parent; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could be material to Parent’s financial statements; and (iv) provide reasonable assurance that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Parent SEC Reports fairly presents the required information in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.
(b)    Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter.
Section 8.17    Form S-3. As of the Execution Date, Parent is eligible to register the resale of the shares of Parent Common Stock comprising the Per Unit Stock Consideration under Form S-3 promulgated under the Securities Act.
Section 8.18    Financing Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete fully executed copies of a commitment letter (together with all exhibits, schedules, and annexes thereto, the “Debt Commitment Letter”) from the financial institutions identified therein and any fee letters executed in connection therewith (subject to redactions of fee amounts, original issue discount, “market flex”, pricing caps and other economic terms so long as such redaction does not cover terms that would be reasonably expected to adversely affect the conditionality, aggregate amount, timing, availability or termination of the Financing) pursuant to which such financial institutions agree to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (collectively, as amended, restated, amended and restated, supplemented or replaced from time to time after the date hereof in accordance with Section 9.22 hereof, the “Financing Commitment Letter”). The debt financing committed pursuant to the Financing Commitment Letter is collectively referred to as the “Financing”. As of the date of this Agreement, the Financing

Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and, as of the date of this Agreement, no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated (except for supplements, amendments and modifications to add or replace any additional agents, lenders, lead arrangers, bookrunners, syndication agents or other financial institutions thereto as provided for in the Financing Commitment Letter). Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Financing Commitment Letter provided as of the date hereof or to add or replace any additional agents, lenders, lead arrangers, bookrunners, syndication agents or other financial institutions thereto as provided for in the Financing Commitment Letter shall be permitted and shall not require written consent of the Company. Parent has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, the Financing Commitment Letter is, as to Parent, and, to the knowledge of Parent, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, the Financing Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or any Affiliates thereof under the Financing Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 12.1 and 12.2 hereof and assuming the accuracy of the representations and warranties in Article 7, as of the date of this Agreement, Parent does not have any reason to believe (both before and after giving effect to any “flex” provisions contained in the Financing Commitment Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Parent on the date of the Closing. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in the Financing Commitment Letter misleading or inaccurate in any material respect. The Financing Commitment Letter contains all of the conditions precedent and other conditions to the obligations of the Debt Financing Sources party thereto to make the full amount of the Financing available to Parent on the terms therein. As of the date of this Agreement, there are no side letters or other agreements, to which Parent or any of its Subsidiaries is a party related (directly or indirectly) to the Financing other than as expressly set forth or contemplated in the Financing Commitment Letter. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, or any of its Subsidiaries or any other financing be a condition to any of Parent’s or any of its respective Affiliates’ obligations under this Agreement.
Section 8.19    No Additional Representations Notwithstanding anything contained in this Agreement to the contrary, Parent represents, acknowledges and agrees that neither the Target Group Members nor any other Person has made or is making any representations or warranties relating to the Target Group Members whatsoever, express or implied, beyond those expressly given by the Company in Article 7, including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding the Target Group Members furnished or made available to Parent, or any of its Affiliates or Representatives and that Parent has not relied on any such other representation or warranty not set forth in this Agreement.

Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions); and (ii) except for the representations and warranties made by the Company in Article 7, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Target Group Members, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 9
ADDITIONAL AGREEMENTS AND COVENANTS
Section 9.1    Interim Covenants; Site Access.
(a)    Affirmative Covenants of the Target Group. From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), except as set forth on Schedule 9.1(a) or as otherwise contemplated or permitted by this Agreement (including Schedule 9.1(b)) or as consented to in writing (including by email in accordance with Section 14.1) by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each other Target Group Member to:
(i)    operate the Target Group’s business and the Oil & Gas Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of this Agreement; provided, however, that this Section 9.1(a)(i) shall not prohibit the Company and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to the COVID-19 pandemic; provided, further, however, that, prior to taking any such action outside of the ordinary course or that is not consistent with past practice, the Company shall consult with Parent and consider in good faith the views of Parent regarding any such proposed action;
(ii)    maintain the books of account and records relating to the Target Group and the Oil & Gas Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;
(iii)    preserve substantially intact the present business organization of the Target Group;
(iv)    use its commercially reasonable efforts to keep available the services of their current officers and key employees and preserve in all material respects the present relationships with current officers and key employees, key independent contractors, creditors, customers and suppliers, in each case, of each Target Group Member (provided, however, that such obligation shall not require any financial concessions to such individuals or entities);
(v)    maintain the Bank Accounts in the ordinary course of business, consistent with past practice;

(vi)    use its commercially reasonable efforts to maintain insurance coverage on the Oil & Gas Assets set forth on Schedule 7.18 in the amounts and of the types set forth on Schedule 7.18 or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;
(vii)    use its commercially reasonable efforts to maintain all material Permits which have been maintained by any Target Group Member as of the Execution Date (if any) in effect that are necessary or required to operate the Oil & Gas Assets that are currently operated by a Target Group Member or otherwise in connection with the ownership of the Oil &Gas Assets;
(viii)    use its commercially reasonable efforts to maintain all Credit Support, in each case, to the extent maintained by any Target Group Member as of the Execution Date (if any) and required to own and/or operate the Oil & Gas Assets in the ordinary course consistent with past practices;
(ix)    provide Parent with a copy of any AFE or similar request from a third party with respect to the Oil & Gas Assets that is reasonably estimated to be for an amount equal to or in excess of Two Million and No/100 dollars ($2,000,000.00) (net to the Target Group’s interest in the Oil & Gas Assets) as soon as is reasonably practicable, and thereafter reasonably consult with Parent regarding whether or not the applicable Target Group Member should elect to participate in such operation; provided that with respect to any AFE or similar request, Parent agrees that it will (i) timely respond to any written request for consent pursuant to this Section 9.1 and (ii) consent to any written request for approval of any AFE or similar request that Parent reasonably considers to be economically appropriate;
(x)    in order for Parent to monitor the Company’s compliance with its covenants under this Agreement, keep Parent reasonably apprised, on no less than a weekly basis, of any drilling, re-drilling, completion or other material field operations conducted with respect to any Oil & Gas Assets;
(xi)    cause its management team to participate in weekly integration planning meetings with Parent and, in connection therewith, prior to each such meeting the Company shall provide Parent with updated information reasonably requested by Parent for integration planning, including historical operating reports (provided that the Company shall only be required to provide Parent with reports that the Company prepares in the ordinary course of business), in Excel format if available, and information regarding proposed material field operations;
(xii)    notify Parent by email to Andy_Huggins@swn.com if any Lease terminates (other than the expiration of the primary term of a Lease in accordance with is terms), subject to Section 9.20, promptly upon learning of such termination and to the extent termination of any such Lease could be avoided by the payment of a Lease extension payment, consult with Parent regarding any determination of the Company to renew or otherwise extend, or to not renew or otherwise extend, the term of such Lease, and if Parent elects to extend the term of such Lease, make such Lease extension payment as may be necessary in order to effect any such extension;
(xiii)    promptly notify Parent by email to Andy_Huggins@swn.com of any proposed unitization, communitization and/or similar arrangements and/or applications or any well proposals of which any Target Group Member becomes aware, and not protest, or otherwise submit any objections to a Governmental Authority related to, such proposed unitization, communitization and/or similar arrangement and/or application without Parent’s prior written consent;
(xiv)    timely (A) file or cause to be filed Tax Returns required by Law to be filed by any Target Group Member on or before the Closing Date, and (B) pay or cause to be paid all Taxes of the Target Group that become due and payable on or before the Closing Date;
(xv)    provide Parent by email to Andy_Huggins@swn.com with a copy of any other material notices received from any Governmental Authority pertaining to the Oil & Gas Assets or the Target Group; and
(xvi)    provide Parent by email to Andy_Huggins@swn.com on a weekly basis a report regarding detailing the draws and payments under the Company Revolving Credit Facility.
(b)    Negative Covenants of the Target Group. Without limiting Section 9.1(a), except (1) as set forth on Schedule 9.1(b), (2) as required by Law, (3) for operations covered by and consistent with the AFEs described on Schedule 7.21, (4) ordinary course leasing activities, or (5) as consented to in writing (including by email in accordance with Section 14.1) by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not (and shall cause its Subsidiaries to not):
(i)    (A) enter into any new line of business, or (B) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in accordance with, and in an amount not greater in the aggregate than the amount contemplated by, and on the schedule contemplated by, the Company’s capital budget set forth in Schedule 9.1(b)(i) (the “Capital Budget”) plus an aggregate fifteen percent (15%) amount in excess of such budget for all such items;
(ii)    amend its certificate of formation, limited liability company agreement, certificate of incorporation or bylaws or similar organizational documents, except as provided on Schedule 9.1(b)(ii);
(iii)    except for (A) any distributions between wholly owned Subsidiaries of the Company or any distributions from a partially owned Subsidiary of the Company solely to a wholly owned Subsidiary of the Company, (B) distributions to the Company from its Subsidiaries and (C) any distributions (including to the extent paid in kind) in respect of the Preferred Units in accordance with the terms of the Company LLC Agreement, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities; provided, however, that prior to the Economic Effective Time, the Company shall be entitled to make and pay cash distributions to the Holders from available cash on hand (after making provision for the amount of any cash reserves that is reasonably necessary or appropriate to (i) provide for the proper conduct of the business of the Target Group (including reserves for future capital expenditures and for anticipated future credit needs of the Target Group), and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Target Group is a party or by which it is bound or its assets are subject);
(iv)    (A) adjust, split, combine or reclassify any Membership Interests, Securities or other ownership interest in any Target Group Member or (B) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (x) any Membership Interests or other Securities or any other ownership interest in any Target Group Member, (y) any securities convertible into or exchangeable or exercisable for any such Membership Interests, Securities or other ownership interest or (z) any rights, commitments, warrants or options to acquire or with respect to any such Membership Interests, Securities or other ownership interest or securities convertible or exchangeable into any such Membership Interests, Securities or other ownership interest, in each case, except for any forfeiture and repurchase of Company Units, including any Incentive Units, by the holders thereof in connection with any vesting event in order to satisfy Tax obligations, in each case, generally consistent with the Company’s past practice;
(v)    (A) grant any increase in the compensation or benefits payable or to become payable by any Target Group Member to any current or former officer, employee, individual providing services as an independent contractor or director, (B) adopt, enter into, amend, terminate or otherwise increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued (or to become payable or accrued) under, any Target Employee Benefit Plan (or any plan, program, or agreement that would be a material Target Employee Benefit Plan if in effect on the date hereof); (C) grant, pay, award or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of any Target Group Member; (D) grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity or equity-based awards (including phantom equity awards); (E) promote or hire any employee; (F) terminate any employee (other than for “cause”); (G) waive the restrictive covenant obligations of any employee of any Target Group Member; except, in the case of clause (A), (B), (C) and (D), to the extent required by Law or required by the terms of any Target Employee Benefit Plan;
(vi)    (A) change any method of Tax or accounting principles, practices or methods or systems of internal accounting controls in effect as of the date of this Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of the Company;
(vii)    (A) other than as required by applicable Laws, make, change, rescind or revoke any material Tax election; (B) amend any material Tax Return, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (D) agree to an extension (other than automatic extensions and extensions obtained in the ordinary course of business) or waiver of any statute of limitations with respect to the assessment or determination of any Taxes; (E) enter into any closing agreement related to any material Taxes or (F) surrender any right to claim any material Tax refund;
(viii)    acquire by merging or consolidating with, by purchasing an equity interest in (other than investments in wholly owned Subsidiaries of the Company) or by purchasing all or any portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person, other than any acquisitions that are in the ordinary course and contemplated by the Capital Budget;
(ix)    sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets of any Target Group Member, except (A) idled assets, (B) dispositions of inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice or (C) the sale of Hydrocarbons in the ordinary course of business;
(x)    mortgage, pledge, hypothecate, grant any security interest in, or otherwise voluntarily subject to any other Lien other than Permitted Encumbrances, any material assets of any Target Group Member;
(xi)    (A) except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, or except as set forth in clause (B) below, pay, discharge or satisfy any material claims (including claims of equity holders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, grant any material waiver or release relating to any (x) Proceeding, other than the settlement or compromise of any claim where the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other litigation claims (whether in the same or any other matter or with any other party), does not exceed Seven Hundred Fifty Thousand and No/100 dollars ($750,000.00) in the aggregate and (y) no Target Group Member admits any liability, and (z) no restrictions are imposed on the business of the Target Group;
(xii)    engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in

Schedule 9.1(b)(xii)), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates (other than any Subsidiary of the Company) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliate of any such Person);
(xiii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Group Member;
(xiv)    (A) incur, assume or guarantee, endorse or otherwise become liable for any Indebtedness for borrowed money other than (1) indebtedness owing solely between or among the Company and its Subsidiaries, (2) indebtedness associated with bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of the Company’s or its Subsidiaries’ oil and gas properties, (3) other indebtedness in an amount incurred since the date of this Agreement not to exceed Three Million and No/100 Dollars ($3,000,000.00) and (4) draws under the Company Revolving Credit Facility after the Economic Effective Time to finance (x) drilling activity in accordance with, and on the schedule set forth in, the Capital Budget, and (y) routine Company operating expenses incurred in the ordinary course of business consistent with past practice and permitted by this Agreement; (B) except in the ordinary course of business consistent with past practice, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than (x) repayments of indebtedness or other liabilities at stated maturity, or (y) repayments of the Company Revolving Credit Facility in the ordinary course of business or as required by the terms of the Company Revolving Credit Facility; (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than expense advances in the ordinary course of business and/or loans made under any Target Group Member’s 401(k) plan in accordance with the existing terms thereof; (D) enter into a swap, futures or derivatives transaction except hedging activities (x) in the ordinary course of business consistent with past practice and with the risk parameters described in Schedule 9.1(b)(xiv), if any, or (y) pursuant to a Specified Hedge Contract in accordance with Section 9.13; or (E) prepay any Material Contracts, except in the ordinary course of business consistent with past practice;
(xv)    enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the transactions contemplated by this Agreement or of Parent becoming affiliated with the Target Group as a result of the transactions contemplated by this Agreement, would by its terms materially restrict the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (B) imposes any material restriction on the right or ability of any Target Group Member to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of any Target Group Member in a material manner;

(xvi)    enter into any (A) drilling contract whose term extends beyond December 31, 2021, or (B) other Contract that would be a Material Contract, other than in the ordinary course of business consistent with past practice;
(xvii)    fail to pay any material lease extension amounts or other material related fees, expenses or amounts related to any oil and gas leases when such fees, expenses or amounts are due under such oil and gas leases;
(xviii)    modify or amend in any material respect or take action to terminate any Material Contract to which it is a party, or waive in any material respect or assign any of its rights or claims, under any such Material Contract, in each case, if such modification or amendment is outside the ordinary course of business;
(xix)    unless required by Law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of any Target Group Member; or
(xx)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing;
provided that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall: (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Target Group prior to the consummation of the Closing; (B) prohibit or restrict the Target Group’s ability to borrow funds, or make repayments, under the Company Revolving Credit Facility in the ordinary course of business to finance (x) drilling activity in accordance with, and on the schedule set forth in, the Capital Budget, (y) repayments as required by the terms of the Company Revolving Credit Facility and (z) routine Company operating expenses incurred in the ordinary course of business consistent with past practice and permitted by this Agreement; or (C) prohibit or restrict any Target Group Member from entering into joint operating agreements in the ordinary course of business consistent with past practice. Parent acknowledges that the Target Group owns an undivided interest in the Non-Operated Assets, and Parent agrees that the acts or omissions of the other Working Interest owners (including the Third-Party operators) who are not a Holder, an Affiliate of any Holder, the Company or a Target Group Member shall not constitute a breach of the provisions of this Section 9.1(b), and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 9.1(b) so long as the Target Group voted its interest in such a manner that complies with the provisions of this Section 9.1(b). Notwithstanding the foregoing provisions of this Section 9.1(b), in the event of an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health or any material property or asset or to the environment, the Company may take (and may cause any other Target Group Member to take) such action as reasonably necessary and shall notify Parent of such action as promptly as reasonably practicable thereafter. Any specific action approved (or deemed approved) by Parent pursuant to this Section 9.1(b) that would otherwise constitute a breach of one of the Company’s representations and warranties in Article 7 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

(c)    Commercially Reasonable Efforts. Subject to Section 9.13, which shall govern the subject matter thereof and except as otherwise expressly set forth herein, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. In addition, no Party shall take any actions after the date of this Agreement to intentionally and materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing, including the satisfaction of the conditions set forth in Article 7.
(d)    Access to Information. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Section 13.1 and (y) the Closing Date, subject to the limitations in Section 5.2, Section 9.1(f), and Section 14.12, the Company shall, and shall cause its Subsidiaries to, grant to Parent and its authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to its properties, contracts, books and records, data and senior management and, during such period, the Target Group shall make available to Parent all information concerning the business, properties and personnel of the Target Group as Parent may reasonably request, including all information necessary for any cooperation with repayment, termination or other satisfaction of any Indebtedness of any Target Group Member and any related release of liens securing such Indebtedness; provided that (i) such access does not unreasonably interfere with the normal operations of the Target Group, (ii) all requests for access shall be directed to Donald Hausen (at dhausen@geosouthernenergy.com) or such other Person as the Company may designate in writing from time to time (the “Company Contact”), (iii) such access shall not entitle Parent or its authorized representatives to conduct any environmental assessment, including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment, except as set forth in Section 5.2, and (iv) nothing herein shall require the Target Group to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on any Holder, the Target Group or the Oil & Gas Assets; provided that the Company shall use its commercially reasonable efforts to obtain any applicable waivers of confidentiality restrictions, (B) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which the Target Group is a party, or (C) that would result in the waiver of attorney-client privilege or attorney work product. If the restrictions of the preceding sentence apply, the Company and Parent shall use commercially reasonable efforts to cooperate in seeking to find a way to allow disclosure of such information to Parent (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief) of the Company (after consultation with counsel) be reasonably likely to result in the violation of any such contract or Law or be reasonably likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief) of the Company (after consultation with counsel) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee Representatives of Parent shall be provided access to such information; provided, further, that the Company shall (x) notify Parent that such disclosures are reasonably likely to violate any of the Target Group’s obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined and (y) communicate to Parent in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with this

Section 9.1(d)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract). Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to cooperate with and assist Parent in connection with Parent’s planning and implementation of the integration of the Company’s information technology, accounting, land and other systems and databases with those of Parent. Parent acknowledges that, pursuant to its right of access to the personnel, the properties and the books and records of the Target Group (including in connection with Parent’s Independent Title Review and Parent’s Independent Environmental Review), Parent will become privy to confidential and other information of the Target Group and that such confidential information shall be held confidential by Parent and Parent’s representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Parent, including the Confidentiality Agreement and the confidentiality restriction in Section 9.4, shall terminate. The Target Group shall make available personnel files of the Target Group Employees if and when (I) Parent provides the Company with such notice reasonably acceptable to the Company that any consent, release, or other permission determined in the reasonable discretion of the Company to be necessary in order to comply with applicable Laws, Target Employee Benefit Plans, Contracts, or policies or procedures can be obtained, and (II) such consent, release, or other permission has been obtained, and Parent agrees that no Target Group Member shall be required to make available any medical records, workers compensation records, health information of any kind, results of any drug testing or the like to the extent the Company determines in its reasonable discretion that providing access to such records, results or information could violate or is not permitted under any applicable Laws, Target Employee Benefit Plans, Contracts, or policies or procedures. For the avoidance of doubt, no Target Group Member makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.1(d), and none of Parent, nor any of its Affiliates or their respective direct or indirect equityholders or representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of the Company set forth in Article 7 hereof, as qualified by the Schedules thereto. The information provided pursuant to this Section 9.1(d) will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all of the terms and conditions of the Confidentiality Agreement.
(e)    Until the Closing Date, Parent and its authorized Representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of any Target Group Member, may enter into and upon all or any portion of real property owned or leased in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an “Investigation”); provided, however that this Section 9.1(e) shall not permit access to, or any Investigation of, the Wells, Wells-In-Progress, and Leases, which are the subject of Section 5.2. An Investigation may include a Phase I Environmental Site Assessment, or similar visual investigation, but shall in no event include any sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property without the Company’s prior written approval. The Company shall, and shall cause each other member of the Target Group to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the Investigation, allow Parent reasonable access to its businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Target Group or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries.
(f)    Access Indemnity. Notwithstanding any other provision herein to the contrary, Parent shall indemnify, defend, hold harmless and forever release the each of GeoSouthern Energy Corporation, the Company and its Affiliates, and all of their respective direct and indirect equityholders, partners, members, directors, officers, managers, employees, agents and representatives and each owner of any land or working interests comprising or related to a part of the Oil & Gas Assets to whom GeoSouthern Energy Corporation or a member of the Target Group has agreed in writing to indemnify for the same, from and against any Losses arising out of or in connection with any site visits, access to or inspections of the Target Group’s assets, records or properties or any other diligence activity by or on behalf of Parent or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Parent’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF HOLDERS, THE TARGET GROUP, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE DIRECT AND INDIRECT EQUITY HOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, EXCEPTING ONLY (A) LIABILITIES TO THE EXTENT ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF HOLDERS, THE TARGET GROUP, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE DIRECT AND INDIRECT EQUITY HOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AND (B) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS OR ARISING OUT OF OR RELATING TO NONCOMPLIANCE WITH ENVIRONMENTAL LAWS THAT ARE MERELY DISCOVERED (BUT NOT WORSENED) BY PARENT OR ANY PARENT’S REPRESENTATIVE DURING SUCH DUE DILIGENCE INVESTIGATION EXCEPT TO THE EXTENT EXACERBATED BY PARENT DURING SUCH DUE DILIGENCE INVESTIGATION.
(g)    Communications. Except as otherwise provided in Section 9.8, prior to the Closing, without the prior written consent of the Company (which consent may be given or withheld in the Company’s sole discretion), Parent shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any officer, director, manager, employee, consultant, direct or indirect equityholder, distributor, supplier, customer, contractor, or joint venture partner of the Target Group or any Third-Party operator of the Oil & Gas Assets, or other material business relation of the Target Group other than the Company Contact (collectively, the “Restricted

Contacts”) in connection with the transactions contemplated hereby or engage in any discussions with any Restricted Contact in respect of the transactions contemplated by this Agreement and (ii) make any announcement or communication to any Restricted Contact regarding this Agreement or any of the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, no disclosures or filings made by Parent under the Securities Act or the Exchange Act or the rules and regulations under any of the foregoing shall constitute a violation of this Section 9.1(g).
Section 9.2    Affirmative and Negative Covenants of the Parent Group. From the Execution Date until the earlier of (a) the date this Agreement is terminated pursuant to Section 13.1 and (b) the Closing Date, except as otherwise contemplated or permitted by this Agreement, Parent shall, and shall cause each other member of the Parent Group to, use commercially reasonable efforts to operate their respective businesses in the ordinary course in all material respects and preserve substantially intact the present business organization of the Parent Group; provided, however, that this Section 9.2 shall not prohibit Parent from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment. Without limiting the foregoing, except (x) as required by Law or (y) as consented to in writing (which consent may be given by email in accordance with Section 14.1, and which consent may not be unreasonably withheld, conditioned or delayed) by the Company, Parent shall not (and shall cause each of its Subsidiaries not to):
(a)    solely in the case of Parent, declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to the Parent Common Stock or split, combine or reclassify the Parent Common Stock;
(b)    issue any shares of preferred stock of Parent;
(c)    change its methods of accounting principles used by it as of the date of this Agreement unless required by GAAP as concurred to by Parent’s independent auditors;
(d)    enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of or investment in (by contribution to capital, property transfers, purchase of Securities or otherwise) any Person (or any material portion of the capital stock, equity interests, Securities or assets of such Person) if such acquisition or investment would reasonably be expected to (i) prevent or materially delay or materially impair the ability of Parent to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to transactions contemplated hereby or (ii) result in any shareholder consent or approval that would impact the transactions contemplated hereby, including with respect to the issuance of the Per Unit Stock Consideration;
(e)    take any action in material violation or contravention of any provision of the Parent’s Governing Documents;

(f)    solely in the case of Parent, amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of the Parent Common Stock;
(g)    solely in the case of Parent, adopt or enter into a plan of complete or partial liquidation or dissolution; or
(h)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing.
Section 9.3    Further Assurances. Upon the request of a Party, at any time on or after the Closing, the Party or Parties shall (and shall cause its Affiliates to) promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting Party may reasonably request in order or to otherwise effectuate the purposes of this Agreement or the Related Agreements.
Section 9.4    Confidentiality; Publicity. Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 9.4, without the prior written consent of the other Parties, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the transactions contemplated hereby or otherwise disclose the existence of this Agreement and the transactions contemplated hereby and thereby to any Third Party, except (a) each of Parent and the Company agrees to issue separately its own initial press release publicly announcing the execution and delivery of this Agreement, which press releases are to be reasonably agreed upon by Parent and the Company, (b) each Party or any of its respective Affiliates may issue public announcements or make other public disclosures regarding the Merger, this Agreement or the other transactions contemplated by this Agreement that consist solely of information previously disclosed in press releases or announcements previously approved by the other Party or made by either Party in compliance with this Section 9.4, (c) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such announcements or disclosures to the general public, (d) in connection with the procurement of any necessary consents, approvals, payoff letters and financing in connection with this Agreement, and similar documentation, (e) that each Party may disclose the terms of this Agreement to their respective current and, in the case of Parent, prospective debt and equity investors, accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses (including, for the avoidance of doubt, as required pursuant to the Company Indenture); provided that such persons agree to keep the terms of this Agreement strictly confidential, and (f) for the avoidance of doubt, nothing in this Section 9.4 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to the Merger, this Agreement or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent applicable, each Party and its direct and indirect equityholders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds or other similar financial investment funds. For purposes of this Section 9.4, prior to the Closing, consent by or consultation with the

Company by Parent or any of its Affiliates shall constitute consent by or consultation with the Unitholder Representative.
Section 9.5    Fees and Expenses. Except for the Transaction Expenses, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereunder; provided that Parent shall pay and be fully responsible for (a) all filing fees (if any) under any Laws applicable to Parent, (b) all fees, costs and expenses (if any) incurred in respect of the financing by Parent and its Affiliates of the transactions contemplated by this Agreement and the Related Agreements, (c) the fees and costs of the Defect Escrow Account, (d) any filing fees with respect to any filings by Parent or the Company required under the HSR Act in connection with this Agreement, and (e) any obligations of Parent pursuant to Section 6.2(b) for all fees, costs and expenses contemplated by Section 9.13 and Section 9.14.
Section 9.6    Managers and Officers.
(a)    Parent acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of any Target Group Member or who, at the request of a Target Group Member, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Target Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of the Target Group in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Target Indemnified Persons’ rights, or the Company’s obligations, as applicable, with respect to claims arising from facts or events that occurred on or before the Closing.
(b)    At or prior to the Closing Date, Parent shall purchase and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, as applicable, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, the “Tail Policy”); provided, however, that Parent shall not be required to pay, in the aggregate, in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage contemplated by the Tail Policy. If the cost of the insurance for the Tail Policy exceeds such amount, Parent shall purchase as much coverages as is available for such amount.

(c)    If Parent or a Target Group Member or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, Parent shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Parent or a Target Group Member, as the case may be, shall assume the obligations set forth in this Section 9.6; provided, that nothing in this Section 9.6(c) shall relieve Parent from its obligation to cause the Tail Policy to remain in full force and effect.
(d)    The provisions of this Section 9.6 shall survive the Closing and each Target Indemnified Person is expressly intended as a third-party beneficiary of this Section 9.6.
Section 9.7    Post-Closing Access to Books and Records. From and after the Closing Date, Parent shall, and shall cause the Target Group to, provide the Holders, the Preferred Members and their respective advisors and representatives with reasonable access (for the purpose of examining and copying at the Holder’s or Preferred Member’s sole expense, as applicable), at reasonable times and upon reasonable advance notice, but at the sole cost of the Holders or the Preferred Members, as applicable, to the books and records of the Target Group with respect to periods prior to the Closing Date; provided, however, nothing herein shall require Parent or the Target Group to provide access to, or to disclose any information to, the Holders or any other Person if such access or disclosure would (A) breach any obligations to any Third Party or obligation of confidentiality binding on Parent, any of its Subsidiaries, or any member of the Target Group or the Oil & Gas Assets; provided that, Parent shall use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions; or (B) be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which Parent, any of its Subsidiaries, or any member of the Target Group is a party. Parent acknowledges and agrees that Holders and their Affiliates shall be entitled to retain a copy of the files and records set forth on Schedule 9.7 from and after the Closing and shall be entitled to rely and use such files and records, subject to compliance with Section 9.2(c).
Section 9.8    Employee Matters.
(a)During the twelve (12)-month period following the Closing Date, Parent shall or shall cause the Target Group to take all actions necessary so that each employee who is employed by a Target Group Member immediately prior to the Closing and who continues employment with a Target Group Member or Parent or any of their Affiliates following the Closing (including any employee on paid time off, leave of absence, or disability) (each, a “Continuing Employee”) receives: (i) base salary or wage rate no less than the base salary or wage rate provided to such employee immediately prior to the Closing, (ii) bonus and other incentive opportunities that are substantially similar to the bonus and other incentive opportunities provided to such employee immediately prior to the Closing, and (iii) employee benefits that are substantially similar, in the aggregate, to the benefits provided to similarly situated employees of Parent. Without limiting the foregoing, Parent agrees to provide Continuing Employees with severance protection consistent with the terms set forth on Schedule 9.8.

(b)Parent shall or shall cause the Target Group and their Affiliates to take all actions necessary so that Continuing Employees shall receive service credit for all purposes under each benefit or compensation plan, program, policy, contract, agreement or arrangement maintained following the Closing by Parent, the Target Group or any of their Affiliates to the same extent and for the same purposes as credited as of the Closing under any Target Employee Benefit Plan. Parent shall or shall cause the Target Group to waive or cause to be waived any welfare benefit applicable waiting periods, pre-existing condition exclusions, actively-at-work requirements, evidence of insurability requirements and any similar retirements or limitations and to give Continuing Employees credit under any new or modified welfare benefit coverages for any deductibles, co-insurance and out-of-pocket payments that have been paid under a Target Employee Benefit Plan during the plan year in which the Closing occurs. Parent and the Target Group shall be solely responsible for any and all obligations arising under Section 4980B of the Code, including with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).
(c)Immediately prior to the Closing, the Company shall cause each employee of a Target Group Member to be paid such employee’s annual incentive bonus in respect of calendar year 2021.
(d)    If Parent or a Target Group Member or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Parent or a Target Group Member, as the case may be, shall assume the obligations set forth in this Section 9.8.
(e)    For a period commencing on the Execution Date and expiring on the first anniversary of the Closing Date, Parent and each of its Affiliates shall not, directly or indirectly, employ or engage, solicit for employment or engagement, or induce the termination of employment or engagement of, any Restricted Personnel; provided that this Section 9.8(e) shall not restrict Parent or its Affiliates from (x) making general solicitations for employment or engagement that are not specifically directed at the Restricted Personnel, (y) engaging any recruiting firm or similar organization to identify and solicit persons for employment or engagement so long as such recruiting firm or organization has not been instructed or otherwise directed to target any of the Restricted Personnel by Parent or its Affiliates, or (z) employing or engaging, or soliciting for employment or engagement, any Restricted Personnel whose employment with GeoSouthern Energy Corporation or any of its Affiliates has ceased.
(f)    Nothing contained in this Section 9.8 (whether express or implied) shall (i) obligate Parent or its Affiliates to make any offer of employment or service to any employee or service provider of the Target Group for any specific period of time or to maintain the employment of any Continuing Employee for any specific period of time, (ii) create or confer any rights, remedies or claims upon any employee of the Target Group, (iii) be considered or deemed to establish, amend, or modify any Target Employee Benefit Plan, or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 9.9    Insurance. Parent shall be solely responsible from and after Closing for providing insurance to the Target Group and its business for events or occurrences occurring after the Closing. Parent acknowledges that all insurance arrangements maintained by any of the Holders or any of their respective Affiliates (other than the Target Group) for the benefit of the Target Group and their Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Losses shall be covered under any such insurance arrangements.
Section 9.10    Affiliate Arrangements. At or prior to the Closing, but after the payment of any amounts owing pursuant thereto as part of the Transaction Expenses, the Company shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (other than those set forth on Schedule 9.10) in a manner such that no Target Group Member nor any of its controlled Affiliates has any liability or obligation with respect thereto at or following the Economic Effective Time and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 9.10) release and waive any and all claims that any of them may have under such arrangements as of the termination date. Such actions shall be effected pursuant to a Termination Agreement substantially in the form attached hereto as Exhibit F.
Section 9.11    Rule 144 Matters.
(a)    Removal of Legend. In connection with a sale of shares of Parent Common Stock by a Holder in reliance on Rule 144, such Holder or its broker shall deliver to the Transfer Agent and Parent a broker representation letter providing to the Transfer Agent and Parent any information and documentation that Parent deems necessary to determine that such sale of the shares of Parent Common Stock is made in compliance with Rule 144. Upon and subject to receipt of such representation letter and such other information and documentation, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Holder’s certificate or the book entry account maintained by the Transfer Agent, including the legend set forth on Schedule 9.11, and Parent shall bear all costs associated therewith. At such time as the shares of Parent Common Stock have been sold pursuant to an effective registration statement under the Securities Act or have been held by a Holder for more than six months if such Holder is not, and has not been in the preceding three months, an Affiliate of Parent (as defined in Rule 144), if the book entry account or certificate for such shares of Parent Common Stock still bears the notation of the restrictive legend set forth on Schedule 9.11, Parent agrees, upon request of such Holder or permitted assignee, and subject to receipt of any information and documentation that Parent deems necessary with respect thereto to take all steps necessary to effect the removal of the legend set forth on Schedule 9.11 from the Per Unit Stock Consideration issued to such Holder as promptly as practicable following such request by such Holder, and Parent shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder or its permitted assignee provides to Parent any information Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws. Parent shall cooperate with each Holder to effect the removal of the legend referred to in Schedule 9.11 at any time such legend is no longer appropriate.
(b)    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Per Unit Stock Consideration to the public without registration, Parent agrees to use its commercially reasonable efforts to:

(i)    make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until all shares of Parent Common Stock held by Holders are eligible to be sold under Rule 144 without compliance with the condition set forth in Rule 144(c);
(ii)    file with the SEC all required reports under section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports, following the Closing Date until all the shares of Parent Common Stock held by Holders are eligible to be sold under Rule 144 without compliance with the condition set forth in Rule 144(c); and
(iii)    take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell its shares of Parent Common Stock without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
(c)    Parent acknowledges and agrees that the provisions of this Section 9.11 are intended to be for the benefit of, and shall be enforceable by, any Holder (or their permitted assigns) who receives Per Unit Stock Consideration pursuant to Section 3.1(a), and may not be amended in any manner adverse to such Persons without their prior written consent; provided, further, this Section 9.11 shall be binding on all successors and permitted assigns of Parent.
Section 9.12    Regulatory Approvals.
(a)    Each Party and each Party’s respective Affiliates shall, prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as soon as is practical following the Execution Date (but no later than fifteen (15) Business Days following the Execution Date), all necessary filings in connection with the transactions contemplated by this Agreement that may be required for obtaining any Governmental Approvals under applicable Laws prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable, but, with respect to any filings required under the HSR Act, in no event later than ten (10) Business Days after the Execution Date of this Agreement. The Parties shall request or cause to be requested expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.
(b)    No Party shall take, and shall cause its respective Affiliates not to take, any action that could reasonably be expected to adversely affect or materially delay or impair the approval of any Governmental Authority of any of the aforementioned filings. Notwithstanding any other provision of this Agreement, Parent shall, and shall cause its Affiliates to, promptly take, in order to consummate the transactions contemplated by this Agreement and the Related Agreements, any and all actions reasonably necessary, proper or advisable in order to secure the expiration or termination of any applicable waiting period in connection with a Governmental Approval (including in connection with the expiration or termination of any applicable waiting periods under the HSR Act), including using reasonable best efforts to: (i) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority; (ii) prevent the entry of any orders of the applicable Governmental

Authority having jurisdiction, and to have vacated, lifted, reversed or overturned any order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; (iii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) litigate, challenge or take any other action with respect to any Proceeding in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) except as otherwise permitted in Section 9.1, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Closing, the freedom of action of Parent or any of Parent’s Affiliates with respect to, or its ability to retain, the Company and its Subsidiaries or any of the respective businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, and (ii) neither Parent nor any of its affiliates shall be required to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or affiliates. In addition, neither Parent nor any of its affiliates shall be under any obligation to take any action described in the preceding clause (ii) under this Section 9.12 if the Federal Trade Commission or the Department of Justice authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement or if any Governmental Authority outside of the United States seeks comparable relief under any antitrust, competition or trade regulation Laws.
(c)    Subject to applicable confidentiality restrictions or restrictions required by applicable Laws, each Party will notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any material comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 9.12 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Laws of any Governmental Authority or answers to any material questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 9.12, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 9.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Parent and the Company. Subject to applicable Laws and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.
Section 9.13    Hedging Matters.
(a)    Prior to Closing, the Company shall (A) use commercially reasonable efforts to initiate and execute each Specified Hedge Contract in accordance with the terms and timing set forth on Schedule 7.37, (B) use commercially reasonable efforts to maintain (without increasing or decreasing) each Specified Hedge Contract, and (C) not execute or deliver any amendment for, or waiver of any right under, any Specified Hedge Contract, transfer any right or obligation under any Specified Hedge Contract or terminate any Specified Hedge Contract other than (x) amendments (including related amendments under the trade confirmations) necessary in order to maintain the hedged volumes identified on Schedule 7.37, and (y) terminations as contemplated by the provisions set forth in Section 9.13(d) and Section 9.13(e).
(b)    The Company shall have the right, on a weekly basis, to designate any Specified Hedge Contracts entered into during that week as Retained Specified Hedge Contracts, as more fully described and subject to the provisions set forth in Schedule 7.37.
(c)    Prior to the Closing, Parent and the Company shall each use commercially reasonable efforts to take all actions necessary to novate (or to cause to be novated) the Existing Hedge Contracts and the Specified Hedge Contracts from the Company to Parent (or its designated Affiliate) at Closing pursuant to the novation instruments in form and substance mutually agreed upon by the Parent and the Company acting in good faith, along with each counterparty to such Hedge Contracts (the “Novation Instruments”) (including, with respect to Parent, entering into an ISDA Master Agreement with each applicable counterparty of the Existing Hedge Contracts and the Specified Hedge Contracts). Parent shall be responsible for and pay to such counterparties any Hedge Transfer Fees and any Company expenses necessary to effect any such novation. With respect to any Existing Hedge Contract and Specified Hedge Contract that, notwithstanding compliance with this Section 9.13(c) cannot be novated to Parent (or its designated Affiliate) at Closing (each, an “Excluded Hedge Contract”), upon Closing Parent shall bear sole economic responsibility for (if the Aggregate Excluded Hedge Contract Termination Value is a negative number) or shall be entitled to (if the Aggregate Excluded Hedge Contract Termination Value is a positive number) the net amount of the Hedge Termination Values for all of the Excluded Hedge Contracts (such amount, the “Aggregate Excluded Hedge Contract Termination Value”). For the avoidance of doubt, changes in the economic terms of the Existing Hedge Contracts and Specified Hedge Contracts required by a Company Hedge Counterparty prior to or in connection with novation are the responsibility of Parent. Notwithstanding anything to the contrary in this Agreement, there shall be no adjustment made to the Adjustment Amount for the settlement and termination of any Excluded Hedge Contract, including for the avoidance of doubt, any decrease in the amount of cash as a result of any amounts paid in connection with any terminated Excluded Hedge Contract.
(d)    If this Agreement is terminated other than by Parent in a situation contemplated by Section 9.13(e), then as to all Specified Hedge Contracts that have not been designated by the Company as Retained Specified Hedge Contracts pursuant to Section 9.13(b), Parent shall, no later than three (3) Business Days after such termination, elect to either (i) have the Company seek to novate such remaining Specified Hedge Contracts to Parent or Parent’s designated Affiliate, in which case, the Company shall execute and deliver to the counterparties to such remaining Specified Hedge Contracts the Novation Instruments, Parent (or Parent’s designated Affiliate) shall, to the extent necessary, execute an ISDA Master Agreement with each applicable counterparty of such remaining Specified Hedge Contracts, and Parent shall be responsible for and pay to such counterparties any Hedge Transfer Fees necessary to effect any such novation, or (ii) have the Company seek to terminate and liquidate such remaining Specified Hedge Contracts, in which case, the Company shall, no later than three (3) Business Days after such termination, seek to terminate such remaining Specified Hedge Contracts, and (A) to the extent Hedge Contract Gains exist with respect to such remaining Specified Hedge Contracts, the Company shall pay to Parent such Hedge Contract Gains received by or payable to the Company upon such termination, or (B) to the extent Hedge Contract Losses exist with respect to such remaining Specified Hedge Contracts, Parent shall pay to the Company such Hedge Contract Losses paid or incurred by the Company upon such termination. For the avoidance of doubt, if this Agreement is terminated as described in this Section 9.13(d), Parent shall have no obligations related to any Existing Hedge Contracts or any Retained Specified Hedge Contracts.
(e)    Notwithstanding any other provision of this Section 9.13, if this Agreement is terminated by Parent pursuant to Section 13.1(e) or Section 13.1(g), then as to Specified Hedge Contracts (including, for the avoidance of doubt, all Retained Specified Hedge Contracts), Parent shall, no later than three (3) Business Days after such termination, elect to either (i) have the Company seek to novate such Specified Hedge Contracts to Parent or Parent’s designated Affiliate, in which case, the Company shall execute and deliver to the counterparties to the Specified Hedge Contracts the Novation Instruments, Parent (or Parent’s designated Affiliate) shall, to the extent necessary, execute an ISDA Master Agreement with each applicable counterparty of the Specified Hedge Contracts, and the Company shall be responsible for and pay to such counterparties any Hedge Transfer Fees necessary to effect any such novation, or (ii) have the Company seek to terminate and liquidate such Specified Hedge Contracts, in which case, the Company shall, no later than three (3) Business Days after such termination, seek to terminate such Specified Hedge Contracts, and to the extent Hedge Contract Gains exist with respect to such Specified Hedge Contracts, the Company shall pay to Parent such Hedge Contract Gains received by or payable to the Company upon such termination. For the avoidance of doubt, if this Agreement is terminated as described in this Section 9.13(e), Parent shall have no obligations related to any Existing Hedge Contract or any Hedge Contract Losses.
Section 9.14    Seismic Licenses. Parent acknowledges that certain seismic data and information that is currently licensed by the Target Group from Third Parties (the “Licensed Seismic Data”) may not be transferable to Parent (directly or indirectly, including upon a change in control of any Target Group Member) at Closing. At Parent’s request, between the Execution Date and Closing, the Company shall (and shall cause the Target Group to) use commercially reasonable efforts to cooperate with any reasonable requests from Parent to assist in obtaining new licenses (or the transfer of any existing licenses or licensed data) pertaining to such Licensed Seismic Data; provided that Parent shall be responsible for the payment of any and all transfer or other fees, costs, and expenses associated with obtaining any such license (or the transfer of any existing license or licensed data) from the applicable Third Party.

Section 9.15    Transaction Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced or, to the Knowledge of Parent or the Knowledge of the Company, as applicable, threatened, that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, including any stockholder litigation (“Transaction Litigation”), Parent or the Company, as applicable, shall promptly notify the other Parties of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Parties a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other Parties’ advice with respect to such Transaction Litigation; provided, that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Parties.
Section 9.16    Takeover Laws. Parent shall not take any action that would cause this Agreement or the transactions contemplated hereby to be subject to requirements imposed by any Takeover Laws under applicable Law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.
Section 9.17    Section 16. Parent shall, prior to the Closing Date, cause the Parent Board to approve the issuance of the shares of Parent Common Stock in connection with the Closing with respect to any designee of Holder who receives a portion of the Per Unit Stock Consideration in connection with the Merger, who as a result of such designee’s relationship with Parent as of or following the Closing, is subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3.
Section 9.18    NYSE Listing. Parent shall, in accordance with the requirements of the NYSE, use its reasonable best efforts to file with the NYSE a subsequent listing application covering the shares of Parent Common Stock to be issued to Holder (or its designees) pursuant to this Agreement, subject to official notice of issuance, prior to the Closing Date.
Section 9.19    WARN Act Compliance. Except as permitted by Section 9.1(b)(v), the Target Group shall refrain from causing any employees of the Target Group to suffer an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the Closing Date; provided, however, that any such “employment loss” resulting from actions taken by any Target Group Member with the consent or at the request of Parent shall not constitute a breach of this covenant. At the request of Parent, the Company or its Subsidiaries, as applicable, shall reasonably consult regarding the preparation and delivery of any notices required or potentially required pursuant to the WARN Act to effectuate the termination of any employees of the Company or its Subsidiaries identified by Parent as of the Closing Date; provided, however, that no such notices need be sent prior to the Closing Date absent the mutual consent of the parties and all such notices shall indicate that the terminations shall be contingent upon the consummation of the transactions contemplated by this Agreement. On or before the Closing Date, the Company or its Subsidiaries, as applicable, shall provide a true, correct and complete list of the name and site of employment of any and all employees who have experienced, or will experience, an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the Closing Date. The

Company or its Subsidiaries, as applicable, shall update this list up to and including the Closing Date.
Section 9.20    Delay Rentals/Lease Extensions. At least 20 days prior to the expiration of any Lease with respect to Oil & Gas Assets of any Target Group Member that (i) is scheduled to expire prior to the Closing Date and (ii) any Target Group Member has the right or option to renew or extend, whether through the payment of delay rentals or otherwise, the Company shall (x) provide Parent with notice of such expiration and (y) consult with Parent regarding any determination of the Company to renew or otherwise extend, or to not renew or otherwise extend, the term of such Lease; provided, however, that for any such Lease that expires less than 20 days after the Execution Date, then the Company shall only be required to provide notice under subclause (x) as soon as reasonably practicable following the Execution Date and shall not be required to comply with subclause (y) for such Lease.
Section 9.21    Transportation Agreements. Parent shall prepare and file with FERC (and the Company shall use commercially reasonable efforts to cooperate with Parent in connection therewith) a joint petition for temporary waivers of all applicable capacity release regulations and related policies and requirements of the relevant interstate pipelines’ tariffs to the extent that such waiver is or may be reasonably necessary to facilitate the assignment or permanent release from the Target Group Members to Parent or a designated Affiliate of Parent of all natural gas pipeline transportation service agreements subject to the jurisdiction of FERC on rates, terms and conditions (not including those discretionary credit requirements that may be imposed by a pipeline under the terms of its tariff) identical to those currently in effect to be effective on or after the Closing. Parent shall be solely responsible for all filing or similar fees payable in connection with the joint petition. Parent acknowledges and agrees that the filing of any joint petition and the receipt of any waivers or approvals requested therein is not a condition of Closing.
Section 9.22    Financing.
(a)    Prior to the Closing Date, the Company shall, and shall use its reasonable best efforts to cause its Affiliates to, provide customary cooperation as reasonably requested by Parent and its Affiliates (including causing its and their Representatives and auditors to so reasonably cooperate) to assist Parent in the arrangement of the Financing (including the syndication thereof, and which term, for purposes of this Section 9.22 shall include any debt securities or other alternative financings issued or incurred in lieu thereof), including using its reasonable best efforts to, in each case to the extent reasonably requested by Parent in writing (for the avoidance of doubt, email correspondence being sufficient):
(i)    furnish Parent the Required Financial Information;
(ii)    assist in preparation for a reasonable number of investor and lender meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice (which meetings, presentations, road shows and sessions shall be virtual);
(iii)    facilitate the pledging of collateral of the Company and its Subsidiaries effective no earlier than the Closing, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) to the extent in the possession of the Company or its Subsidiaries and requested at least ten (10) Business Days prior to the Closing Date;
(iv)    provide customary payoff letters, lien terminations and instruments of discharge to allow for the payoff, discharge and termination in full on the Closing Date of the RCF Payoff Amount, subject to the occurrence of the Closing;
(v)    provide reasonable and customary assistance to Parent and the Debt Financing Sources in the preparation of customary offering documents, lender presentations, bank information memoranda, syndication memoranda, ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing material for the Financing;
(vi)    obtain reasonable and customary assistance and cooperation from the independent accountants of the Company and its Subsidiaries in connection with the Financing, including (A) participating in a reasonable number of due diligence sessions, (B) rendering customary “comfort letters” (including customary negative assurance and change period comfort) and including providing customary representations to such accountants, and (C) providing consents for use of their reports in any materials or disclosures relating to the Financing where financial information of the Company and its Subsidiaries is included;
(vii)    cause the independent petroleum engineers of the Company and its Subsidiaries relating to the reserves of the Company and its Subsidiaries to provide reasonable and customary assistance and cooperation in connection with the Financing, including (A) participating in a reasonable number of due diligence sessions, (B) rendering customary “comfort letters” and including providing customary representations to such engineers, and (C) providing consents for use of their reports in any materials or disclosures relating to the Financing where reserve information of the Company and its Subsidiaries is included;
(viii)    (x) so long as requested by Parent at least ten (10) Business Days prior to the Closing Date, provide at least three (3) Business Days prior to the Closing Date, all documentation and other information relating to the Company or any of its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (y) if the Company is a “legal entity” customer under 31 C.F.R. § 1010.230, so long as requested by Parent at least ten (10) Business Days prior to the Closing Date, provide at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company;
(ix)    provide reasonable and customary assistance to assist Parent in producing the Required Pro Forma Financial Information; provided, that it is understood that the Company and its Subsidiaries shall not be (A) responsible for preparing such pro forma financial information or (B) required to provide any information or assistance relating to (x) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses related to such debt and equity capitalization, (y) any post-Closing or pro forma cost savings, synergies, capitalization ownership or other pro forma adjustments or (z) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;
(x)    cooperate with Parent to obtain reasonable and customary corporate and facilities credit ratings;
(xi)    cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable; and
(xii)    assist in the preparation of definitive agreements (including schedules thereto) relating to the Financing, including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, perfection certificates and other customary documents and instruments as may be reasonably requested by Parent in writing, in each case, necessary and customary as may be required by the Financing Commitment Letter; provided, that the effectiveness of any documentation executed by the Company or any of its Subsidiary shall be subject to the occurrence of the Closing.
The foregoing notwithstanding, the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 9.22 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in Article 12 to fail to be satisfied or otherwise causes the breach of this Agreement or any material Contract to which the any of the Company or its Subsidiaries is a party; (D) requires the Company or its Subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Financing prior to the Closing; (E) requires the Company or its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained; (F) requires the Company or its Subsidiaries to give any legal opinion or other opinion of counsel; (G) requires the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product; provided, that the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality; or (H) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company and its

Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants. In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability prior to the Closing (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) in connection with assisting Parent in arranging the Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 9.22(a) and in Section 3.4 represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates with respect to cooperation in connection with the Debt Financing. Notwithstanding anything to the contrary herein, the Company’s obligations under this Section 9.22, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 9.22(a), which breach is a consequence of an act or failure to act by the Company with the actual knowledge that the taking of such act or failure to take such act would cause such breach.
(b)    Parent shall use, and shall cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Financing Commitment Letter (as amended, supplemented, modified, replaced, or waived in accordance with Section 8.18 or this Section 9.22(b)) or on other terms agreed by Parent in compliance with this Section 9.22, and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letter if such amendment, supplement, modification or waiver (A) with respect to the Financing Commitment Letter, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless after giving effect to such reduction or increase and any other Financing obtained by the Company, the representation and warranty set forth in Section 8.10 shall be true and correct), or (B) imposes new or additional conditions to funding the Financing or otherwise expands, amends or modifies in a manner adverse to Parent or any other party hereto any of the conditions to the Financing, or (C) expands, amends or modifies any other provision of the Financing Commitment Letter in a manner materially adverse to the Company or that would reasonably be expected to (x) delay or prevent or make less likely the funding of the full amount of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent to enforce its rights against other parties to the Financing Commitment Letter or the definitive agreements with respect thereto (provided that, subject to compliance with the other provisions of this Section 9.22(b), Parent may amend, supplement and modify the Financing Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the Financing Commitment Letter. Except in the case of any amendments, supplements and modifications to the Financing Commitment Letter to add additional lenders, arrangers, bookrunners and agents as contemplated therein or any reduction or termination of commitments in respect of the Financing as a result of Parent obtaining other Financing in a manner permitted by this Section 9.22(b), Parent and Merger Sub shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Financing without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Debt Financing Sources under the Financing Commitment Letter. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 9.22, (i) references to “Financing” shall include the financing contemplated by the Financing Commitment Letter as permitted to be amended, modified, supplemented, waived or replaced by this Section 9.22(b) and including one or more debt or capital markets financings, including any issuance of securities, to be issued in lieu of any portion of the financing contemplated by the Financing Commitment Letter or pursuant to any “market flex” or securities demand provisions of the Financing Commitment Letter, and (ii) references to “Financing Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, waived or replaced by this Section 9.22(b).
(c)    Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms (including the market “flex” provisions) and subject only to the conditions set forth in the Financing Commitment Letter, or on other terms agreed by Parent in compliance with this Section 9.22, including using reasonable best efforts (A) to maintain in effect the Financing Commitment Letter, (B) to promptly negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) contained in the Financing Commitment Letter or on other terms agreed by Parent in compliance with this Section 9.22; (C) to promptly prepare the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the Financing and to commence the marketing and/or syndication activities contemplated by the Financing Commitment Letter as promptly as practicable following the date of this Agreement; (D) to promptly satisfy on a timely basis all conditions to funding in the Financing Commitment Letter and such definitive agreements thereto and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing; (E) to promptly, diligently and fully enforce its rights under the Financing Commitment Letter; and (F) to comply with its obligations under the Financing Commitment Letter. At the request of the Company, Parent shall keep the Company fully informed, in all reasonable detail, of the status of its efforts to arrange and consummate the Financing and of all material developments in respect thereof. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default (or threatened breach or default) by any party to any of the Financing Commitment Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of any written notice or other communication from any Debt Financing Source with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Financing Commitment Letter or definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to the Financing Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing at Closing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence or the status of the Financing except to the extent provision of such information is prohibited or restricted by applicable Law or applicable confidentiality undertaking with a third party non-Affiliate (not entered into in connection with this Agreement or such Financing) or constitutes privileged information or attorney-client work product; provided, that Parent shall, to the extent permitted by such confidentiality obligations, notify the Company if any such information that the Company has requested is being withheld as a result of any such obligation of confidentiality. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if any portion of the Financing otherwise becomes unavailable, and such portion is required for Parent or Merger Sub to pay all Required Funding Amounts, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient, when taken together with the available portion of the Financing and available cash (including amounts available to be drawn under existing credit facilities) of the Parent and its Subsidiaries, to pay the Required Funding Amounts with terms and conditions not materially less favorable, taken as a whole, to Parent and Merger Sub than the terms and conditions set forth in the Financing Commitment Letter as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true, correct and complete copies of any agreements, commitment letters, side letters and fee letters (subject to customary redaction of fee amounts, original issue discount, “market flex”, pricing caps and other economic terms so long as such redaction does not cover terms that would be reasonably expected to affect the conditionality, aggregate amount, availability or termination of the Financing)) related to any such alternative Financing. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.
(d)    Parent shall reimburse the Company promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 9.22 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (including any alternate financing) and any information used in connection therewith. This Section 9.22(d) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 9.22(d).
(e)    In no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any agreement, contract or arrangement prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement.

Section 9.23    Company No Shop.
(a)    From and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and use reasonable best efforts to cause each Holder and each Preferred Member and its and their respective Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by the Company, or any of its Subsidiaries, any Holder and any Preferred Member or any of their respective Representatives with respect to any transaction or series of related transactions (other than transactions contemplated by this Agreement, including as would not result in a breach of Section 9.1(b)(ix), and any transactions approved by Parent in accordance with this Agreement) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the assets or equity interests of any Target Group Member (“Company Alternative Transaction”).
(b)    From and after the date of this Agreement, the Company shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause each Holder and each Preferred Member and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing or affording access to any non-public information) any inquiries, proposals or offers regarding, or the making of a Company Alternative Transaction, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to a Company Alternative Transaction, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person except in the ordinary course of business consistent with past practice (and, in any event, not in connection with or in response to a Company Alternative Transaction or any indication of interest that would or would reasonably be expected to lead to a Company Alternative Transaction) or (iv) enter into any letter of intent or agreement in principle, or other agreement providing for Company Alternative Transaction.
Section 9.24    R&W Insurance Policy.
(a)    The Parties shall use commercially reasonable efforts to cooperate with each other in connection with Parent’s efforts to obtain a Company-side representation and warranty insurance policy providing for coverage of no more than One Hundred Eighty Five Million and No/100 ($185,000,000.00) for the benefit of Parent post-Closing, effective as of the date hereof (the “R&W Insurance Policy”). Parent agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would adversely affect the rights of the Holders without Unitholder Representative’s prior written consent. Notwithstanding the foregoing, the Parties agree that obtaining or entering into the R&W Insurance Policy shall in no circumstances constitute a condition for Closing in accordance with Article 12 or otherwise.
(b)    Parent shall pay one hundred percent (100%) of the premium deposit contemplated by the R&W Insurance Policy (the “R&W Insurance Deposit”), and the Company shall have no obligation or liability in relation to any such cost.
Section 9.25    Intentionally Omitted.

Section 9.26    Replacement of Credit Support. Parent shall cause itself or one of its Subsidiaries to be substituted in all respects for GeoSouthern Energy Corporation or any of its Affiliates (other than any Target Group Member), and for GeoSouthern Energy Corporation and its Affiliates (other than any Target Group Member), to be released, in each case, effective as of the Closing, in respect of all obligations of GeoSouthern Energy Corporation and any of its Affiliates (other than any Target Group Member) under each bond, letter of credit or guarantee relating to the Oil & Gas Assets set forth on Schedule 9.26 (collectively, the “Specified Guarantees”).
Section 9.27    Name Change. Within ten (10) Business Days of the Closing Date, Parent shall cause the Target Group to file all documentation reasonably necessary to change the legal name of the Company and the Company Subsidiaries in all applicable jurisdictions to remove “GEP,” “GEPH,” “GeoSouthern” and any variants thereof (including any words, graphics, or designs that are confusingly similar thereto) (collectively, the “GeoSouthern Marks”) from their legal names, and no later than sixty (60) days after Closing, remove, strike over or otherwise obliterate all materials, including, without limitations, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials referencing such legal names or any Company Mark by the Target Group prior to Closing. From and after Closing, (a) none of Parent, any Company or any Company Subsidiary shall object to (i) the formation by a Holder or its Affiliates of any entity using any GeoSouthern Mark, or (ii) the use by a Holder or its Affiliates of any logo, trademark, service mark, or trade name used by any Company or any Company Subsidiary prior to the Closing as the logo, trademark, service mark, or trade name for any other Person, and (b) each of Parent, each Company and each Company Subsidiary shall provide such consents as may be reasonably requested in connection with (i) the formation of such new Persons or (ii) any registration or filing with a Governmental Authority related to any logo, trademark, service mark, or trade name. For the avoidance of doubt, from and after the Closing, subject to the terms of this Section 9.27, the Parent Parties and their Affiliates (including after the Closing, the Target Group) shall have no right to use any GeoSouthern Mark.
Section 9.28    Cross-Unit Support Agreement. No later than ten (10) Business Days prior to the Closing Date, the Company shall enter into an amendment to that certain Cross-Unit Support and Development Agreement, dated as of October 1, 2021, by and between Company and GEP Haynesville II, LLC, which shall relate specifically to Production Block 7, substantially in the form attached hereto as Exhibit K.
ARTICLE 10
SURVIVAL; EXCLUSIVE REMEDY; RELEASE
Section 10.1    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a)  the representations and warranties in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate effective as of the Closing and shall not survive the Closing for any purposes, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, except in the case of Fraud, and (b)  after the Closing there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement in this Agreement to be performed prior to the Closing, except in the case of Fraud. The agreements and covenants of the Parties made in this Agreement that, by their express terms, are to be performed following the Closing shall survive the Closing in accordance with the terms thereof. From and after the Closing, the Parent shall, and shall cause its Subsidiaries to, absent Fraud, look solely to the R&W Insurance Policy, and shall not, and shall cause its Subsidiaries not to, seek recovery or indemnification from the Unitholder Representative or, any Holder, any Preferred Member, or any of their respective Affiliates, with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of the Company in this Agreement or any Related Agreement. In the case of Fraud, only the Person who committed such Fraud shall be liable for such Fraud (and, in the case of a Target Group Member, only if one or more individuals that is included in the definition of “Knowledge” had actual knowledge of such Fraud in accordance with the definition of “Fraud” herein) and no other Persons shall have any liability with respect to such Fraud and the Parties shall not pursue any remedy or exercise any rights against any other Person with respect to such Fraud.
Section 10.2    Exclusive Remedy.
(a)    Notwithstanding anything in this Agreement to the contrary: (i) for any and all Losses arising out of any breaches of the representations and warranties of the Company, in each case made in this Agreement or any Related Agreement, Parent shall be entitled to recovery solely and exclusively from the R&W Insurance Policy and not from the Unitholder Representative, any Holder, any Preferred Member or any of their respective Affiliates except in the case of Fraud; (ii) in no event shall the Unitholder Representative, any Holder, any Preferred Member or any of their respective Affiliates be liable for any indemnification or other payment to the Parent Group or Target Group under or in connection with this Agreement, other than pursuant to the express terms of the Escrow Agreement or in the case of Fraud; and (iii) in no event shall the Parent Group have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, this Agreement or otherwise from (y) the Unitholder Representative, the Holders, the Preferred Members or any of their respective Affiliates, other than pursuant to the express terms of the Escrow Agreement or in the case of Fraud or (x) from any Person (including any past, present or future director, officer, employee, manager, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or other representative of any of the Company) that is not expressly named as Party to this Agreement.
(b)    Subject to the terms of the Escrow Agreement, from and after the Closing, the rights provided under the R&W Insurance Policy contemplated by Section 9.24 shall be the sole and exclusive remedy of the Parent Parties with respect to any and all claims arising out of or relating to the Parent Parties’ investigation of the Target Group, this Agreement, the Related Agreements, the negotiation, execution and delivery of this Agreement or any Related Agreement (except to the extent otherwise expressly set forth herein or therein) or the performance by the Parties of its or their terms, and (except with respect to Fraud) no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by the Parent Parties and its officers, directors, managers, partners, direct or indirect equityholders, employees, agents, Affiliates, representatives, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under Law (including claims under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.). In addition to the foregoing, the Parent Group shall not be entitled to (i) a rescission of this Agreement or any Related Agreement for any reason or (ii) any further indemnification rights or claims of any nature whatsoever against any Holder (except for claims of Fraud), in each case, all of which are hereby expressly waived by the Parent Group to the fullest extent permitted under Law (except to the extent otherwise expressly set forth herein or therein).
Section 10.3    Release.
(a)    Effective as of immediately prior to the Closing, the Company, for itself and on behalf of the Company Subsidiaries, and Parent, for itself and on behalf of its Affiliates, and each of their respective equityholders, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges (i) the Holders, the Preferred Members and their respective Affiliates and (ii) all directors, managers, officers and agents of the Company and its respective Subsidiaries holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Company or Parent, as applicable, now has or has ever had against such Persons, arising out of or relating to (A) in respect of each such Holder or such Preferred Member and its respective Affiliates, such Holder’s or Preferred Member’s ownership of the Company Units or the Preferred Units, as applicable, and (B) in respect of such directors, managers, officers and agents, such person’s acts and omissions on behalf of the Company or its Subsidiaries or such person’s relationship (in such capacity) with the Company or its Subsidiaries, in each case, other than their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud.
(b)    Effective as of immediately prior to the Closing, by virtue of the Merger, each Holder and each Preferred Member (on behalf of itself and its respective equityholders, successors and assigns) automatically, and the Unitholder Representative, for itself and on behalf of the Holders and the Preferred Members, and its and their respective equityholders, successors and assigns, hereby, fully and unconditionally releases, acquits and forever discharges (i) the Company, (ii) Parent and (iii) all Holders, Preferred Members, directors, managers, officers and agents of the Company, Parent and their respective Subsidiaries holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Unitholder Representative and, each such Holder and each such Preferred Member now has or has ever had against such Persons, arising out of or relating to acts and omissions on behalf of or such person’s relationship (in such capacity) with the Company, Parent or their respective Subsidiaries, in each case, other than their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud.
ARTICLE 11
TAX MATTERS
Section 11.1    Tax Treatment. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal income Tax purposes as (a) a sale of partnership interests of the Company by the Holders and the Preferred Members, which shall, for the avoidance of doubt, cause the Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes, and (b) an acquisition of (i) the assets of the

Target Group (other than the assets owned by GEPH Corp) and (ii) the equity of GEPH Corp by Parent, in each case as described in Revenue Ruling 99-6, situation 2. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law.
Section 11.2    Allocation. Parent shall prepare an allocation of the aggregate amount of consideration payable hereunder to the Holders and Preferred Members (as determined for U.S. federal income tax purposes) among the assets of the Target Group (other than the assets of GEPH Corp) and the equity of GEPH Corp in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent permitted by applicable Law, any Allocated Value attributable to such assets (the “Allocation”). Parent shall deliver such Allocation to the Unitholder Representative as soon as practicable, but no more than ninety (90) days, following the Closing. The Unitholder Representative shall provide to Parent comments within thirty (30) days after receipt by the Unitholder Representative of the Allocation. Unless Parent notifies the Unitholder Representative in writing within thirty (30) days of receipt of Unitholder Representative’s comments on the Allocation of any objections to the Unitholder Representative’s comments and the basis thereof, the Allocation, as revised to incorporate all comments provided by the Unitholder Representative, shall be final, conclusive and binding on the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders and Preferred Members). If a written notice of objection is timely delivered by Parent to the Unitholder Representative, the Unitholder Representative and Parent shall negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Parent and the Unitholder Representative resolve their differences in writing with respect to any disputed amount, such resolution shall be deemed final, conclusive and binding with respect to such amount for the purpose of determining that component of the Allocation. In the event that Parent and the Unitholder Representative do not resolve all of the items disputed in the Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved items shall be determined by the Independent Accounting Firm. The Independent Accounting Firm shall provide its written determination of such unresolved items within fifteen (15) Business Days to Parent and the Unitholder Representative, which determination shall be final, conclusive and binding upon the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders and Preferred Members). The fees and expenses of the Independent Accounting Firm pursuant to this Section 11.2 shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Unitholder Representative. If the aggregate amount of consideration payable hereunder to Holders and Preferred Members is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth above. The Preferred Members, Holders and Parent agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax examination, audit, litigation or similar proceeding related thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for any Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or with the other Party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
Section 11.3    Tax Returns.

(a)    The Unitholder Representative shall prepare (or cause to be prepared) all Pass-Through Tax Returns that relate to any taxable period ending on or before the Closing Date, including the Company’s U.S. federal information return on IRS Form 1065 and GEPH Corp’s IRS Form 1120. Unless otherwise required by Law, such Pass-Through Tax Returns shall be prepared in a manner consistent with past practice. The Unitholder Representative shall provide such Pass-Through Tax Returns to Parent for its review and comment not later than twenty (20) days prior to the due date (taking into account any validly obtained extensions) of such Pass-Through Tax Returns. The Unitholder Representative shall consider in good faith all reasonable changes requested by Parent in writing at least five (5) days prior to the due date of such Pass-Through Tax Returns. Parent shall file, or cause to be filed, such Pass-Through Tax Returns.
(b)    Except as provided in Section 11.3(a), Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Group Members that are required to be filed after the Closing Date.
Section 11.4    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes for the Pre-Economic Effective Time Tax Period shall be determined as follows:
(a)    in the case of Taxes based upon income, gross receipts (such as sales taxes), payroll or similar Taxes, or Taxes resulting from specific transactions such as the sale or other transfer of property, the amount of Taxes attributable to any Pre-Economic Effective Time Tax Period shall be determined by closing the books of the Company as of the Economic Effective Time; and
(b)    in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre-Economic Effective Time Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the day before the day on which the Economic Effective Time occurs and the denominator of which is the total number of days in the Straddle Period; provided that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day before the day on which the Economic Effective Time occurs and the portion of the Straddle Period beginning after the Economic Effective Time.
Section 11.5    Transfer Taxes. The Company shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all Transfer Taxes Parent, on the one hand, and the Holders, on the other hand, shall each be responsible for 50% of any and all Transfer Taxes and any third-party cost incurred in the preparation and filing of Tax Returns with respect to Transfer Taxes.
Section 11.6    Cooperation. Parent, the Holders and the Unitholder Representative shall cooperate fully, as and to the extent reasonably requested in writing by the other Party, in connection with (i) the filing of any Tax Returns pursuant to this Article 11, (ii) any Tax examination, audit, litigation or similar proceeding and (iii) any information necessary or reasonably requested to allow Parent or any of its Affiliates (including, after the Closing, the Target Group Members) to comply with any information reporting or withholding requirements in the Code or other applicable Laws. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or examination, audit, litigation, or similar proceeding and also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, each Party agrees to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to a Target Group Member or the Oil & Gas Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the Holders or the Unitholder Representative, as applicable, and the making of any election relating to Taxes. In the event of any conflict between Section 9.7 and this Section 11.6, this Section 11.6 shall control with respect to Tax matters.
Section 11.7    Tax Audits. After the Closing Date, if Parent or any Target Group Member receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding of any Target Group Member Entity relating to any Pass-Through Income Tax Matter with respect to any taxable period ending on or before the Closing Date (a “Tax Contest”), Parent shall notify the Unitholder Representative as soon as practicable and in any event within ten (10) days of receipt of such notice. The Unitholder Representative shall, subject to Section 11.8, have the right to control any such Tax Contest. If the Unitholder Representative elects not to control such Tax Contest, Parent shall control, at its sole cost and expense, such Tax Contest and the Unitholder Representative shall have the right to participate in such Tax Contest. Notwithstanding the foregoing, the controlling Party shall keep the other Party reasonably informed of the progress of such Tax Contest, and shall not settle any such Tax Contest that would have an adverse Tax impact on the other Party without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).
Section 11.8    Push-Out Election. With respect to any period ending on or prior to the Closing Date in which Sections 6221 through 6241 of the Code apply to the Company, unless otherwise agreed in writing by Parent and, notwithstanding anything herein to the contrary, the Holders and Preferred Members (by their acceptance of the aggregate consideration payable hereunder) shall (i) cause the Company to make the election under Section 6226(a) of the Code with respect to the alternative to payment of any “imputed underpayment” (after taking into account modifications made under Section 6225(c) of the Code) by the Company and (ii) take any other action such as filings, disclosures and notifications necessary to effectuate such election.
ARTICLE 12
CONDITIONS TO CLOSING
Section 12.1    Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:
(a)    There shall not be any (i) applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by this Agreement or any Related Agreement; or (ii) in effect any order, award or judgment issued by any Governmental

Authority of competent jurisdiction to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing;
(b)    Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;
(c)    The Parent Common Stock to be issued upon the Closing shall have been approved for listing on the NYSE subject to official notice of issuance; and
(d)    The sum of (i) all Title Defect Amounts that exceed the Title Threshold Amount (including for the avoidance of doubt, all the Title Defect Amounts for the Transferred Applicable Full Value Title Defects) (after applying any applicable Title Benefit Amounts to offset such Title Defect Amounts), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article 4 or Article 5, as applicable, plus (iii) the aggregate Allocated Value of all Casualty Losses as provided in Section 6.1, shall be less than Two Hundred Seventy-Seven Million, Five Hundred and No/100 dollars ($277,500,000); provided, that, if either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 13.1(c) for failure of the conditions set forth in this Section 12.1(d), such other Party may, prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts to expert arbitration in accordance with Section 4.1(i) and/or Section 5.5, as applicable; provided, further, that, in lieu of the timing provided in Section 4.1(i) and/or Section 5.5, as applicable, the Parties shall select a Title Arbitrator or Environmental Arbitrator, as applicable, within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination of (A) the Environmental Defect Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of the Arbitration Notice. For the avoidance of doubt, (1) if a Party elects to initiate arbitration in accordance with this Section 12.1(d), neither Party may terminate this Agreement pursuant to Section 13.1(c) for failure of the conditions in this Section 12.1(d) until final resolution of such arbitration and unless, following such final resolution, the conditions in the first sentence of this Section 12.1(d) remain unsatisfied and (2) a Party’s initiation of arbitration in accordance with this Section 12.1(d), shall not prevent Parent, prior to giving effect to Section 13.1(c), from electing to waive any asserted Title Defect or Environmental Defect, as applicable.
Section 12.2    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions to be performed by Parent in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. (i) The Company’s Fundamental Representations and Warranties (other than Section 7.4(a)) shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 7.4(a) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (iii) the representations and warranties set forth in Section 7.12(a) shall be true and correct in all respects as of the Execution Date and the Closing Date, and (iv) the representations and warranties in Article 7 other than the Company Fundamental Representations and Warranties, Section 7.4(a) and Section 7.12(a) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iv), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Performance and Obligations. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
(c)    Closing Deliveries. The Company shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by the Company pursuant to Section 2.12(a); provided, that if the Company fails to deliver any item described in Section 2.12(a)(iii), Parent’s sole recourse shall be to withhold any Taxes required to be withheld under applicable law.
Section 12.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. The (i) Parent Fundamental Representations and Warranties (except Section 8.9, Section 8.11, and Section 8.12) shall be true and correct in all respects as of the Execution Date and as of the Closing Date Article 8 (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 8.9, Section 8.11, and Section 8.12 (in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (iii) representations and warranties in Article 8 other than the Parent Fundamental Representations and Warranties shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.
(b)    Performance and Obligations of Parent. Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent at or prior to the Closing.
(c)    Closing Deliveries. Parent shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by Parent pursuant to Section 2.12(b).
Section 12.4    Frustration of Closing Conditions. Neither the Company nor Parent may rely on the failure of any condition set forth in Section 12.1, Section 12.2 or Section 12.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE 13
TERMINATION
Section 13.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent and the Company;
(b)    by either Parent or the Company by written notice to the other, if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated hereby;
(c)    by either Parent or the Company by written notice to the other, if the Closing shall not have occurred on or before January 31, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to (i) Parent or the Company, if such Party is then in material breach of its representations or warranties, covenants or agreements under this Agreement, (ii) Parent, if the Company is entitled to terminate this Agreement pursuant to Section 13.1(f); or (iii) the Company, if Parent is entitled to terminate this Agreement pursuant to Section 13.1(g);
(d)    by the Company by written notice to Parent, if Parent breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) calendar days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to the Company if the Company is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied;
(e)    by Parent by written notice to the Company, if the Company breaches any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Parent, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) calendar days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied;
(f)    by the Company by written notice to Parent, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Company has notified Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) Parent fails to complete the Closing by the later of (x) three (3) Business Days after the delivery of such notification by the Company and (y) five (5) Business Days after the Claim Deadline; or
(g)    by Parent by written notice to the Company, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Parent has notified the Company that Parent is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) the Company and the Target Group fail to complete the Closing within by the later of (x) three (3) Business Days after the delivery of such notification by Parent and (y) five (5) Business Days after the Claim Deadline.
Section 13.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) notwithstanding anything in this Agreement to the contrary, no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Fraud or willful breach of this Agreement, (ii) the Confidentiality Agreement and the agreements contained in Article 1 (and the provisions that substantively define any related defined terms not substantively defined in Article 1), Section 9.1(f), Section 9.4, Section 9.5, this Section 13.2, and Article 14 of this Agreement survive any termination of this Agreement and remain in full force and effect and (iii) no such termination shall impair the right of any Party hereto to compel specific performance in accordance with Section 13.3 by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement.
Section 13.3    Specific Performance. The Parties agree that irreparable damage would occur, for which no adequate remedy at law would exist and for which monetary damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that, unless and until (subject to the provisions of this Agreement which expressly survive termination hereof) Parent or the Company has terminated this Agreement in accordance with Section 13.1, Parent, on one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation to consummate the transactions contemplated by this Agreement and Parent’s obligation to pay, and the right of the Holders or the Preferred Members to receive, the consideration pursuant to Article 2 or Article 3, as applicable) in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. The Parties acknowledge and agree that if Parent or the Company exercises its right to terminate this Agreement pursuant to Section 13.1, then such Person shall not thereafter have the right to specific performance pursuant to this Section 13.3 (other than to enforce the performance of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement).
ARTICLE 14
OTHER PROVISIONS
Section 14.1    Notices.
(a)    Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the other Parties (herein collectively called “Notice”) shall be in writing and delivered (x) by courier or certified mail, in each case requiring acknowledgement of receipt, or (y) in person or electronic mail, in any such case as follows:
If to the Company, addressed to:
GEP Haynesville, LLC
c/o GeoSouthern Energy Corporation
1425 Lake Front Circle
The Woodlands, TX 77380
Attention:    Russell Buehrle
Email:     rbuehrle@geosouthernenergy.com

and with copies (which shall not constitute Notice) to:
Blackstone Alternative Credit Advisors LP
1111 Bagby Street
Suite 2050
Houston, TX 77002
Attention:     Robert Horn, Matthew Trauber
Email:     Robert.Horn@Blackstone.com, matthew.trauber@blackstone.com

and

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention:    Andrew T. Calder, P.C.
    John Pitts, P.C.
Email:    andrew.calder@kirkland.com
    john.pitts@kirkland.com

and

Kirkland & Ellis LLP
1601 Elm Street, Suite 2700
Dallas, TX 75201
Attention:    Courtney Jamison Roane
Email:    courtney.roane@kirkland.com

If to Parent, addressed to:
Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389-4954
Attention:     Chris Lacy
Vice President, General Counsel and Secretary
Email:    Chris_Lacy@swn.com
Telephone:     832-796-7877

Andy Huggins
Vice President, Business & Commercial Development
Email:    Andy_Huggins@swn.com
Telephone:     832-796-2794

and with a copy (which shall not constitute Notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana Street
Suite 6800
Houston, Texas 77002
Telephone:     713-655-5100
Facsimile:     713-655-5200
Attention:     Frank Ed Bayouth II
    Eric C. Otness
    Cody Carper
Email:     Frank.Bayouth@skadden.com
    Eric.Otness@skadden.com
        Cody.Carper@skadden.com
(b)    Notice given by personal delivery or courier service shall be effective upon actual receipt or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notice given by electronic mail shall be effective upon delivery (without notice of failed delivery to the required Party) if delivered during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after delivery if not delivered during the recipient’s normal business hours. Notice given by certified mail, return receipt requested, shall be effective three (3) Business Days after mailing. Notice sent by overnight courier shall be effective one (1) day after sending. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 14.2    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED.
(b)    Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR TO THE EXTENT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN

SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(C).
Section 14.3    Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Annexes, Schedules and the Exhibits referred to herein are attached hereto are made a part of this Agreement. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.4    Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the transactions contemplated by this Agreement and the Related Agreements. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall control.
Section 14.5    Binding Effect, Assignment and Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of law, or otherwise, by any Party hereto without the prior written consent of the other Party. Except as set forth Section 9.6, Section 9.11, Section 14.10, and Section 14.15, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits, or obligations hereunder.
Section 14.6    Severability. If any provision (or any part of a provision) of the Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 14.7    Interpretation. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision hereof or thereof, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 14.8    Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 14.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith that are sent to the other Parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party.
Section 14.10    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equity holder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any Related Agreement or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 14.10.
Section 14.11    Disclaimer of Warranties and Representations.
(a)    Each Parent Party acknowledges and agrees that it is sophisticated in the evaluation and purchase of, and investment (directly or indirectly) in, the industry in which the Target Group operates, oil and gas properties and related facilities, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Related Agreements and is able to bear the substantial economic risk of such investment for an indefinite period of time. In making its decision to enter into this Agreement, the Related Agreements and to consummate the transactions contemplated herein and therein, each Parent Party, except to the extent of the express representations and warranties set forth in Article 7 hereof and in the certificate delivered by the Company at Closing pursuant to Section 2.12(a)(i), (i) has relied and shall rely solely on its own independent investigation and evaluation of the Target Group and the Oil & Gas Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Related Agreement and not on any comments, statements, projections or other materials made or given by any employees, officers, managers, representatives, consultants or advisors engaged by the Target

Group or any of its Affiliates and (ii) without limitation of any rights of the Parent Parties under this Agreement, has satisfied or shall satisfy itself through its own due diligence as to the title, environmental and physical condition of and contractual arrangements and other matters affecting the Target Group (including the Oil & Gas Assets). Each Parent Party has been afforded full access to the books and records, facilities and personnel of the Target Group for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Target Group. Each Parent Party has had an opportunity to ask questions of, and receive answers from, the officers and representatives of the Target Group and its Affiliates concerning this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, as well as the Target Group’s business, operations, properties, prospects, plans, management and financial affairs, which questions were answered to its satisfaction. Each Parent Party believes that it has received all the information each Parent Party considers necessary or appropriate for deciding whether to consummate the Merger. Each Parent Party may be in possession of certain projections and other forecasts regarding the Target Group, including projected financial statements, cash flow items and other data of the Target Group and certain business plan information of the Target Group. Each Parent Party acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that such Parent Party is not relying on such projections and other forecasts and plans, that such Parent Party is familiar with such uncertainties, that such Parent Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and such Parent Party shall not have any claim against any Person with respect thereto. Accordingly, each Parent Party acknowledges that, except as set forth in Article 7, or in the certificate delivered by the Company at Closing pursuant to Section 2.12(a)(i), none of the Holders, the Preferred Members, the Target Group or any of their respective Affiliates or any of their respective employees, officers, managers, representatives, consultants or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Each Parent Party acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability or fitness for a particular purpose) made or provided by or on behalf of the Target Group, except for the representations and warranties in Article 7 or in the certificate delivered by the Company at Closing pursuant to Section 2.12(a)(i), and (except for Fraud) waives any right such Parent Party or any of its respective Affiliates may have against the Target Group or any of its Affiliates or any of their respective representatives, consultants, advisors, employees, officers or managers with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of the Target Group or any of its representatives, consultants, advisors, employees, officers or managers, of any potentially material information.
(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 7 OR IN THE CERTIFICATE DELIVERED BY THE COMPANY AT CLOSING PURSUANT TO SECTION 2.12(a)(I): (I) EACH PARENT PARTY ACKNOWLEDGES NEITHER THE COMPANY NOR ITS AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES HAS MADE, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR

EMPLOYEES), AND EACH PARENT PARTY HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND (II) THE COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND EACH PARENT PARTY HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY SUCH PERSON FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY PARENT PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON).
(c)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 7 OR IN THE CERTIFICATE DELIVERED BY THE COMPANY AT CLOSING PURSUANT TO SECTION 2.12(a)(I), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH PARENT PARTY HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE PARENT PARTIES OR ANY THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES; (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL & GAS ASSETS; (III) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE OIL & GAS ASSETS; (IV) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE OIL & GAS ASSETS OR THE TARGET GROUP’S INTEREST THEREIN; (V) TITLE TO ANY OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP; (VI) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP; (VII) (EXCEPT FOR FRAUD) ANY RIGHTS OF PARENT OR ANY OF ITS AFFILIATES UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PER UNIT STOCK CONSIDERATION OR THE PREFERRED REDEMPTION AMOUNT; (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS WITH RESPECT TO THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP, WHETHER KNOWN OR UNKNOWN, (IX) ANY AND ALL IMPLIED

WARRANTIES EXISTING UNDER APPLICABLE LAW WITH RESPECT TO THE PROPERTIES OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS; AND (X) THE ENVIRONMENTAL OR OTHER CONDITION OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE 7 AND IN THE CERTIFICATE DELIVERED BY THE COMPANY AT CLOSING PURSUANT TO SECTION 2.12(a)(I) AND THE PURCHASE PRICE ADJUSTMENTS CONTEMPLATED BY THIS AGREEMENT, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP ARE BEING ACCEPTED BY THE PARENT PARTIES, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PARENT HAS MADE OR WILL MAKE SUCH INSPECTIONS OF SUCH ASSETS AND THE PROPERTIES AS THE PARENT PARTIES DEEMS APPROPRIATE.
(d)    EACH PARENT PARTY ACKNOWLEDGES THAT THE OIL & GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL & GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP OR INCLUDED IN SUCH ASSETS OR PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP.
(e)    WITH RESPECT TO THE OIL & GAS ASSETS CURRENTLY OPERATED BY THE TARGET GROUP, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 7 OR IN THE CERTIFICATE DELIVERED BY THE COMPANY AT CLOSING PURSUANT TO SECTION 2.12(a)(I), THE COMPANY MAKES NO REPRESENTATION, WARRANTY, OR COVENANT HEREIN THAT THE PARENT PARTIES OR THEIR RESPECTIVE AFFILIATES WILL (EITHER DIRECTLY OR INDIRECTLY THROUGH OWNERSHIP OF THE TARGET GROUP) BECOME OPERATOR OF ANY OR ALL OF SUCH OIL & GAS ASSETS. EACH PARENT PARTY ACKNOWLEDGES THAT OPERATIONS AND OPERATORSHIP AFTER CLOSING WILL BE GOVERNED BY THE APPLICABLE OPERATING AGREEMENTS OR OTHER RELATED AGREEMENTS AFFECTING SUCH OIL & GAS ASSETS.

(f)    THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 14.11 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.
Section 14.12    Conflicts and Privilege. The Parties agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and the Holders, the Preferred Members, the Target Group and their respective direct and indirect equityholders and Affiliates that relate to the negotiation of this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to the Holders and the Preferred Members, may be controlled by the Holders and the Preferred Members and shall not pass to or be claimed by Parent or the Target Group from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Target Group and a Third Party other than another Party or their equityholders or Affiliates after the Closing, the Target Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such Third Party; provided, however, that the Target Group may not waive such privilege without the prior written consent of the Unitholder Representative (which consent may be given or withheld in the Unitholder Representative’s sole discretion).
Section 14.13    Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable to such other Schedule(s). The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no Third Party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, the Unitholder Representative, the Holders, the Preferred Members and the Company expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 14.14    Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 14.15    Financing Provisions. The Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that, any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) waives to the fullest extent permitted by applicable law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Affiliates or representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 14.15), and (e) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 14.2(c) or this Section 14.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions), which may not be amended in a manner adversely affecting any Debt Financing Source without the written consent of such adversely affected Debt Financing Source. Notwithstanding the foregoing, nothing in this Section 14.15 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent or Merger Sub under any Financing Commitment Letter or definitive agreement relating to any of the Financing (it being understood that following consummation of the Merger, nothing in this Section 14.15 shall limit the rights of any of the parties to any definitive agreement relating to any of the Financing).

[Signature pages to follow]

Each of the Parties has executed this Agreement as of the date first written above.

COMPANY:
GEP HAYNESVILLE, LLC

By: /s/ Margaret W. Molleston
Name: Margaret W. Molleston
Title: President and Chief Executive Officer

UNITHOLDER REPRESENTATIVE:
(Solely in its capacity as the Unitholder Representative)
GEPH UNITHOLDER REP, LLC

By: /s/ Steve Hanks
Name: Steve Hanks
Title: Manager

Signature Page to Agreement and Plan of Merger

PARENT:
SOUTHWESTERN ENERGY COMPANY

By: /s/ Bill Way
Name: Bill Way
Title: President & Chief Executive Officer
MERGER SUB:
MUSTANG ACQUISITION COMPANY, LLC

By:/s/ Chris Lacy
Name: Chris Lacy
Title: Secretary

Signature Page to Agreement and Plan of Merger